APPRAISAL OF THE
                               FOUR SEASONS HOTEL
                            98 SAN JACINTO BOULEVARD
                                  AUSTIN, TEXAS

                                  PREPARED FOR:
                      MERRILL LYNCH MORTGAGE CAPITAL, INC.
                             WORLD FINANCIAL CENTER
                                   NORTH TOWER
                               NEW YORK, NEW YORK

                          EFFECTIVE DATE OF VALUATION:
                                 OCTOBER 1, 1997

                                 DATE OF REPORT:
                                OCTOBER 17, 1997

                                                                          [LOGO]

                         [LETTERHEAD OF PKF CONSULTING]

October 17, 1997

Mr. Timothy S. Koltermann
Assistant Vice President
Merrill Lynch Mortgage Capital, Inc.
World Financial Center, North Tower
New York, New York 10281-1326

Re:  Appraisal of the Four Seasons Hotel, Austin, Travis County, Texas

Dear Mr. Koltermann:

At your request, we have completed an appraisal of the referenced property. The purpose of this appraisal report is to estimate the "As Is" market value of the going concern of the subject as defined in the Engagement letter dated September 26, 1997. The report will be used for loan underwriting and asset evaluation purposes. The legal interest appraised is fee simple subject to management agreements and equipment leases. The date as of which the value estimate shall apply is October 1, 1997 (As Is), the current date of our market research.

A complete description of the site and improvements, together with the sources of information and the bases of our estimates, is stated in the accompanying sections of this report. This appraisal report conforms to the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, the Uniform Standards of Professional Appraisal Practice (USPAP) established by the Appraisal Foundation, Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), the Office of the Controller of the Currency as delineated by ruling 12 U.S.C. 93a, and the requirements of Merrill Lynch Mortgage Capital, Inc. The Departure Provision of the USPAP has not been applied. The report is subject to the Certification and Statement of Assumptions and Limiting Conditions presented in the Addenda.

Based upon the work undertaken and our experience as real estate analysts and appraisers, we are of the opinion that the market value of the fee simple estate for the subject property in its "As Is" condition, as of October 1, 1997, subject to the attached Assumptions and Limiting Conditions is:

                       Four Seasons Hotel - Austin, Texas
                   SIXTY MILLION TWO HUNDRED THOUSAND DOLLARS
                                   $60,200,000
 Of this value, $5,600,000 is allocated to the value of the furniture, fixtures and equipment of the hotel.

Mr. Timothy S. Koltermann
October 17, 1997
Page 2

The accompanying prospective financial analyses are based on estimates and assumptions developed in connection with the appraisal. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our prospective financial analyses will vary from our estimates.

This value includes the contribution of real property and furniture, fixtures and equipment; and is inclusive of the going-concern and business value as defined herein. Further, we have not been engaged to evaluate the effectiveness of management, and we are not responsible for future marketing efforts and other management actions upon which actual results will depend. The estimates provided herein are based upon competent management.

This report, the final estimates of value and the prospective financial analysis are intended solely for your information and assistance for the function stated previously, and should not be relied upon for any other purpose. Neither our report nor any of its contents nor any reference to the appraisers or our firm, may be included or quoted in any document, offering circular or registration statement, prospectus, sales brochure, other appraisal, loan or other agreement without PKF Consulting's prior written approval of the form and context in which it will appear.

Respectfully submitted,

PKF Consulting


/s/ John M. Keeling                               /s/ Florida T. Booth
John M. Keeling                                   Florida T. Booth, MAI
Senior Vice President                             Vice President
                                                  State Certified TX - 1325611-G
                                                  General Real Estate Appraiser

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I - INTRODUCTION

Summary of Important Facts and Conclusions
Property Identification......................................................I-1
Purpose and Function of the Appraisal........................................I-1
Legal Interest Appraised.....................................................I-1
Effective Date of Valuation..................................................I-1
Definition of Value..........................................................I-1
History of the Subject Property..............................................I-2
Scope of the Appraisal.......................................................I-3
Competency Provision of USPAP................................................I-4
Significant Issues...........................................................I-5

II - MARKET  ANALYSIS

Area Overview...............................................................II-1
Neighborhood Review.........................................................II-9
Site Description............................................................II-9
Description of Improvements................................................II-10
Taxes AND Assessments......................................................II-11
Hotel Market Analysis - Supply.............................................II-12
Hotel Market Analysis - Demand.............................................II-17
Historic Market Performance................................................II-17
Future Demand..............................................................II-21
Projected Future Market Performance of the Subject.........................II-22
Market Analysis Summary....................................................II-26

III - HIGHEST  AND  BEST  USE

Highest and Best Use.......................................................III-1
Highest and Best Use as if Vacant..........................................III-1
Highest and Best Use "As Improved".........................................III-2

IV - VALUATION

Valuation Methodology.......................................................IV-1
Income Approach.............................................................IV-3
Income and Expense Projections..............................................IV-8
Overall Capitalization Rate Analysis.......................................IV-20
Discounted Cash Flow Analysis..............................................IV-28
Sales Comparison Approach..................................................IV-34
Reconciliation and Final Estimate of Value.................................IV-52
Marketing Period...........................................................IV-54

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                     ADDENDA

            A.    STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

            B.    CERTIFICATION OF APPRAISER

            C.    SUBJECT PROPERTY SITE PLAN, LEGAL DESCRIPTION AND PHOTOGRAPHS

            D.    PHOTOGRAPHS OF COMPETITIVE SUPPLY AND COMPARABLE SALES

            E.    MERRILL LYNCH MORTGAGE CAPITAL, INC.
                  ENGAGEMENT LETTER

            F.    QUALIFICATIONS OF APPRAISERS

                                    SECTION I

                                  INTRODUCTION

                                                                          [LOGO]

================================================================================
                   SUMMARY OF IMPORTANT FACTS AND CONCLUSIONS
================================================================================
Subject Property                     Four Seasons Hotel
                                     98 San Jacinto Boulevard
                                     Austin, Travis County, Texas
--------------------------------------------------------------------------------
Owner                                Maritz, Wolff & Company
--------------------------------------------------------------------------------
Effective Date of Value              October 1, 1997
--------------------------------------------------------------------------------
Property Rights Appraised            Fee Simple Interest, subject to management
                                     agreement and equipment leases
--------------------------------------------------------------------------------
                              Highest and Best Use
--------------------------------------------------------------------------------
Highest and Best Use
    As if Vacant                     Hotel
    As Improved                      Hotel
--------------------------------------------------------------------------------
                          Proposed Property Description
--------------------------------------------------------------------------------
    Year Opened                      1986
    Number of Rooms                  291
    Parking Spaces                   350
    Number of Floors                 9
    Amenities                        Restaurants, lounge, health club, sauna,
                                     meeting space, gift shop, retail space,
                                     outdoor pool, laundry/valet services,
                                     cable TV, coffee makers, hair dryers and
                                     ironing boards in rooms
--------------------------------------------------------------------------------
    Site Area (Gross)                3.922 acres, or 170,842 square feet
    Zoning                           CBD (Central Business District), DMU
                                     (Downtown Mixed Use) & P (Public - Austin
                                     Greenbelt)

    Flood Zone                       Zone "AE", Community Panel #48453C0165E,
                                     revised 6/16/93
--------------------------------------------------------------------------------
                              Valuation Conclusion
--------------------------------------------------------------------------------
Cost Approach                        Not applicable
--------------------------------------------------------------------------------
Sales Comparison Approach            $ 61,600,000
--------------------------------------------------------------------------------
Income Capitalization Approach
    Stabilized Occupancy             77%
    Average Daily Room Rate          $170.00 (stabilized, uninflated dollars)
    Operating Income After Reserve   $5,392,000 (stabilized, uninflated dollars)
    Ro                               9.0%
    Indicated Value
        Discounted Cash Flow         $ 60,200,000
        Direct Capitalization        $ 60,000,000
--------------------------------------------------------------------------------
Final Estimate of Value (As Is)      $ 60,200,000
--------------------------------------------------------------------------------
Marketing Period                     6 to 12 months
================================================================================

INTRODUCTION                                                                 I-1
--------------------------------------------------------------------------------

PROPERTY IDENTIFICATION

The subject property consists of an approximately 247,000-square foot, nine-story hotel. The improvements were originally constructed in 1986 with 292 keys. In 1996, three rooms were converted into suites with parlors. Management shows 291 rooms to sell on their operating statements.

The site parcel containing the improvements is legally described as follows:
Tract 1: Lot 2, "SAN JACINTO CENTER," a subdivision in Travis County, Texas, according to the map or plan thereof, recorded in book 89, Page 21, Plat Records, Travis County, Texas. Tract II: All Easements Estates benefitting Tract I and the Owner of Tract I as created in that certain Unified Development Declaration for SAN JACINTO CENTER TOWN LAKE dated March 29, 1990, recorded in Volume 11157, Page 19, Real Property Records, Travis County, Texas, recorded September 26, 1991, in Volume 11530, Page 463, Real Property Records, Travis County, Texas. A copy of the legal which was provided to us by the hotel, is included in the Addenda. We have not verified its accuracy, and assume no liability thereof. In addition, the hotel purchased Lot 4 from within the above tract, and currently utilizes it for parking.

PURPOSE AND FUNCTION OF THE APPRAISAL

The purpose of this appraisal report is to estimate the "As Is" market value of the subject as of the date specified. The report will be used as support in determining the value of the underlying collateral for refinancing purposes.

The legal interest appraised is fee simple subject to existing management agreements and equipment leases. The date as of which the value estimate shall apply is October 1, 1997 (As Is), the current date of our market research. The purpose of this appraisal assignment is to estimate the market value of the fee simple interest in the subject property as of the date specified. The function of this report is to be used in connection with asset valuation purposes.

LEGAL INTEREST APPRAISED

The legal interest appraised is the fee simple subject to management agreements and equipment leases. The title is assumed to be clear and marketable.

Fee Simple Estate: Absolute ownership unencumbered by any interest or estate, subject only to the limitation imposed by the governmental powers of taxation, eminent domain, police power and escheat.(1)

EFFECTIVE DATE OF VALUATION

The subject site was physically inspected on October 1, 1997 by Florida T. Booth, MAI. The appraisal is based upon market conditions observed as of October 1, 1997, the current date of our market research.

----------

      (1) The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute, 1993, p.140.

INTRODUCTION                                                                 I-2
--------------------------------------------------------------------------------

DEFINITION OF VALUE

For the purpose of this report, market value is defined as follows:

      The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

      (1)   Buyer and seller are typically motivated;

      (2) Both parties are well informed or well advised, and acting in what they consider their own best interests;

      (3)   A reasonable time is allowed for exposure in the open market;

      (4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

      (5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.(2)

Market value "as is" means an estimate of the market value of a property in the condition observed upon inspection and as it physically and legally exists without hypothetical conditions, assumptions, or qualifications as of the date the appraisal is prepared.(3)

"Going-Concern Value" is the value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment.(4)

HISTORY OF THE SUBJECT PROPERTY

The subject opened in 1986. It was built at an estimated cost of $62 million. In December 1994, the current owners, Maritz, Wolff & Co., purchased the hotel through their FRC Properties Partnership fund from Four Seasons Hotels Ltd., who continued to manage the property. The purchase price was $31 million.

----------

      (2) United States Treasury Department, Comptroller of the Currency 12 CFR
part 34, & 34.42(f)

      (3) Appraisal Policies and Practices of Insured Institutions and Services Corporation Federal Home Loan Bank Board, "Final Rule, 2 CFR Parts 563 and 571, December 31, 1987.

      (4) Appraisal Institute, op.cit., p. 160.

INTRODUCTION                                                                 I-3
--------------------------------------------------------------------------------

SCOPE OF THE APPRAISAL

In general, the procedures used to estimate the value of the property included:

      o Analysis of specific market data relating to the appraised property, comparable properties sold or leased, and relevant characteristics of the local market.

      o     Analysis of the property's highest and best use.

      o Consideration of the property's value by the Income Capitalization Approach. This approach analyzes the property's capacity to generate income (or other monetary benefit) and converts this capacity into an indication of market value. The approach is suitable for properties that have obvious earning power and investment appeal, but inappropriate for properties that have no readily discernible income potential.

      o Consideration of the Sales Comparison Approach. This compares the subject property to other properties that have changed hands fairly recently, at known price levels. This approach is most meaningful when there is adequate market data involving comparable properties.

            Typically, actual transactions fix the lower limit of value in an advancing market and the higher limit of value in a declining market, while current listings fix the higher limit in any market. The reliability of this technique is dependent upon (a) the availability of comparable sales data, (b) the verification of the sales data, (c) the degree of comparability or extent of the adjustments necessary for differences between the subject and the comparable sales, and (d) the absence of non-typical conditions affecting the sale price.

      o Consideration of the Cost Approach, whereby the land value is added to the depreciated replacement cost of the building and other improvements.

            The Cost Approach is based on the premise that an informed purchaser would pay no more than the cost of producing a substitute property with the same utility as the subject property. It is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land or when relatively unique or specialized improvements are located on the site and for which no comparable properties exist in the market area. Due to the age of the subject improvements and high degree of subjectivity in determining adjustments for replacement cost estimates, a Cost Approach was not considered applicable.

      o The Income and Sales Comparison Approaches to value were considered applicable to the subject property. The Cost Approach was not.

      o Reconciliation of the indications of value into a final estimate of value.

INTRODUCTION                                                                 I-4
--------------------------------------------------------------------------------

The principal sources of information used in performing our valuation included:

      o     The property owner(s) or their representatives.

      o     Local real estate professionals and investors.

      o     Public officials in the planning, zoning, and assessor's offices.

      o     Published industry data.

This report should be read in its entirety for a complete understanding of the scope of the appraisal and the limiting conditions which apply to this valuation and report. Specific attention should be drawn to the Letter of Transmittal, Certification of Appraisers, Statement of Assumptions and Limiting Conditions and Significant Issues.

COMPETENCY PROVISION OF USPAP

The Competency Provision of the Uniform Standards of Professional Appraisal Practice (USPAP), promulgated by the Appraisal Foundation and required as part of the Financial Institutions Reform, Recovery, and Enforcement Act (FIRREA), states that:

      Prior to entering an agreement to perform any assignment, an appraiser must properly identify the property to be appraised and have the knowledge and experience that will be required to complete the assignment competently or alternatively:

      1. Disclose the lack of knowledge and/or experience to the client before accepting the assignment;

      2. Take all appropriate steps necessary to complete the assignment competently; and,

      3. Describe the lack of knowledge and/or experience and the steps taken to complete the assignment competently in the report.

PKF Consulting is a member of Pannell Kerr Forster International, an international firm which has been providing accounting, consulting, and appraisal services within the hospitality industry in the United States for over 80 years. In addition, the firm publishes extensive research material and provides aggregate statistics on hotel performance, serving as a benchmark for the industry.

Florida T. Booth, MAI has extensive experience in the appraisal of hotel facilities, as seen in her professional qualifications provided in the Addenda of this report.

INTRODUCTION                                                                 I-5
--------------------------------------------------------------------------------

SIGNIFICANT  ISSUES

The subject Four Seasons Hotel is a Four Star, Four Diamond level of quality hotel located in the downtown area of Austin, overlooking Town Lake. While the city owns the land between the building and the lake, the hotel maintains and landscapes it as well as the hike and bike trail. Located within San Jacinto Center, a mixed-use development containing the hotel, retail, parking and office uses, the property has a secluded feel. It is furnished with "Texana" furniture and ambiance. This includes cowhide chairs, western memorabilia and artifacts from Texas' fight for independence from Mexico. It enjoys the highest average rate of any of the hotels in the city of Austin, and is a popular meeting place for locals and "deal makers".

Austin is the State Capital of Texas, as well as home to the University of Texas. While government dominates the local economy, Austin has benefitted from an influx of computer firms relocating to the area due to their perceived pristine environment, high quality of life and, most importantly, a highly educated workforce. The area has been described as the Silicon Valley of the Southwest, and the influx of companies continues. While the high technology industries were originally mostly fairly volatile manufacturing and semi-conductor companies, the industries are now more diversified. MCC and Semi-Tech are currently driving a lot of the growth. Most of the industries are locating in the northern parts of the city.

The Texas legislature meets on odd numbered years, which significantly impacts area occupancies. While the subject Four Seasons has experienced less pronounced spikes in its historic occupancies than the market as a whole, it is definitely impacted. Because of this, as well as new hotel rooms proposed for the downtown area with the renovation of the historic Stephen F. Austin hotel, we have estimated the property will stabilize at 77% occupancy in year four of our projections. In addition, our estimates of cash flows reflect fiscal year periods, from October through September.

Finally, a Cost Approach to value was not considered applicable to the subject improvements. In addition to the problems associated with estimating replacement costs for an 11-year-old property, the subjectivity in measuring depreciation and obsolescence makes it the least reliable indicator. In addition, it is the least relied upon by buyers of hotels.

                                   SECTION II

                                 MARKET ANALYSIS

                                                                          [LOGO]

MARKET ANALYSIS                                                             II-1
--------------------------------------------------------------------------------

AREA OVERVIEW

The City of Austin is the capital of the State of Texas and the county seat of Travis County. It is located on the Colorado River, in the central part of the state. In addition to its governmental role, Austin is a center for commercial, manufacturing and educational interests, and is a well-known location for state and national conventions. The Highland Lakes, a chain of artificial lakes along the Colorado River, are in and around the city. Austin is the home of the University of Texas at Austin (created in 1883), Austin Presbyterian Theological Seminary, Huston-Tillotson College, Concordia Lutheran College and St. Edward's University.

Economic development in Austin began in earnest after the civil war (1861-1865). The city benefitted from its location on the Chisholm trail, a major cattle-driving route, by the coming of the railroad in 1871, and in the 20th century, from the construction of power and irrigation projects on the Colorado River. Many firms engaged in developing and manufacturing high-technology items were established in the metropolitan area starting in the 1970's.

Austin's economy is expected to continue to grow, although at a slower pace than in the past few years. Job growth is expected to expand by 3% in 1997 and by 2.6% in 1998, according to the Greater Austin Chamber of Commerce. The city will slightly outperform both the U.S. and state economies, both of which are also expected to slow this year. Job growth will expand by 1.6% in the U.S. and 2.4% in Texas this year. Austin's excellent quality of life and low business costs put the city in an excellent position for long-term growth.

The outlook is positive for primary employers, although deceleration in the computer chip industry will continue to be felt. Aggregate computer prices will firm later this year, but increasing international competition will limit their rise. A continued dependence on personal computer manufacturers could present problems in the case of a continued industry slump. Software development offers excellent potential growth for Austin and is expected to become an increasingly important technology sector. The completion of Samsung Austin Semiconductor at the end of this year will spur additional growth among suppliers and industrial customers.

Population

The Austin MSA includes Travis, Hays, Williamson, Bastrop and Caldwell Counties. Bastrop and Caldwell were added on January 1, 1993. Population figures for Travis County and the Austin MSA are detailed in the following chart.

MARKET ANALYSIS                                                             II-2
--------------------------------------------------------------------------------

     ===================================================================
                                POPULATION TRENDS
                        TRAVIS COUNTY AND AUSTIN MSA (1)
     -------------------------------------------------------------------
            Year                  Travis County              Austin MSA
     -------------------------------------------------------------------
            4/1/80                   419,573                  585,046
     -------------------------------------------------------------------
            4/1/90                   576,407                  846,227
     -------------------------------------------------------------------
      C.A.C.,* 1980-1990              3.2%                      3.8%
     -------------------------------------------------------------------
            7/1/92                   611,884                  899,919
     -------------------------------------------------------------------
            7/1/93                   630,631                  932,135
     -------------------------------------------------------------------
            7/1/94                   646,437                  963,973
     -------------------------------------------------------------------
            7/1/95                   664,802                  999,936
     -------------------------------------------------------------------
            7/1/96                   684,800                 1,030,640
     -------------------------------------------------------------------
        CAC*, 1992-1996               2.9%                      3.4%
     -------------------------------------------------------------------
      (1) The Austin MSA added Bastrop and Caldwell Counties as of
      Jan 1, 1993.
      * compound annual change
          Source: U.S. Census Bureau, Greater Austin Chamber of Commerce
     ===================================================================

Annual population gains have been close to 3.5% for the past few years, but the growth rate for the remainder of the decade is expected to be closer to 2%, according to representatives of the City of Austin. The slower rate of growth mirrors the slowdown in job creation. The broad-based economic expansion that began in 1991 peaked in 1996 and now shows signs of a gradual slowing. Unlike the "boom-bust" cycle of the 1980's, however, this slowdown shows signs of simply being part of a natural economic cycle.

Employment

Although the Austin-area economy decelerated in 1996, the region is expected to realize robust long-term growth because of its low costs, solid high-tech research and manufacturing base, excellent quality of life, and employment stability from state government and the University of Texas. Disappointing growth at some of the area's largest employers, primarily those heavily dependent on computer memory prices, has fueled the slowdown. However, slower growth has not relieved the extremely tight labor market, and the unemployment rate remains at only 3%. Low unemployment and rising wages are keeping out relatively low-skill, low-pay jobs, enhancing the importance of high-tech industries and limiting job diversity. The Greater Austin Chamber of Commerce and Regional Financial Associates forecast annual average employment growth to be 3% for 1997 and 2.6% in 1998.

The following chart illustrates Austin MSA employment trends for the last five years.

MARKET ANALYSIS                                                             II-3
--------------------------------------------------------------------------------

         ==============================================================
                          AUSTIN MSA EMPLOYMENT TRENDS
         --------------------------------------------------------------
                            Average        Average       Percent
                 Year     Labor Force    Employment     Unemployed
         --------------------------------------------------------------
                 1992       520,000        496,300         4.6%

                 1993       547,600        525,900         4.0%

                 1994       573,400        552,500         3.6%

                 1995       612,040        594,275         2.9%

                 1996       634,131        615,117         3.0%

                 CAC          5.1%          5.5%           ---

         --------------------------------------------------------------
                       Source: Texas Workforce Commission
         ==============================================================

The following table illustrates the distribution of employment in the Austin
MSA.

================================================================================
                   DISTRIBUTION OF NON-AGRICULTURAL EMPLOYMENT
                                 ANNUAL AVERAGE
--------------------------------------------------------------------------------
      Major Industry                         1992        1996         CAC
--------------------------------------------------------------------------------
Mining                                       1,100       1,100        0.0%

Contract Construction                        14,700      27,600       17.1%

Manufacturing                                55,000      73,000       7.3%

Transportation/Communications/               14,000      17,600       5.9%
 Public Utilities

Wholesale/Retail Trade                       86,800      115,100      7.3%

Finance/Insurance/Real Estate                24,200      28,800       4.4%

Service                                      111,600     150,100      7.7%

Government                                   116,900     125,000      1.7%

                                   TOTAL     424,300     538,300      6.1%
--------------------------------------------------------------------------------
                       Source: Texas Employment Commission
================================================================================

      Contract Construction

As illustrated, the largest employment growth sector is Contract Construction, with a compound annual growth rate of 17.1% between 1992 and 1996. Construction employment is directly related to growth in population and employment. Residential development is showing signs of softening. Single-family construction permits were up 43% in 1996, but prices rose only 2.7%. Multifamily construction permits rose by 23% in 1996, and the city's vacancy rate rose from 4% to 7% as a result

MARKET ANALYSIS                                                             II-4
--------------------------------------------------------------------------------

of new apartment units entering the market. Conversely, office and industrial vacancy rates remain low, and new construction is needed to fill existing demand. Industrial space is especially tight, with 99% occupancy in the favored north sector. Approximately 1.2 million square feet of new industrial space is slated to be completed in 1997. Continued retail growth is also needed to meet existing demand by qualified retailers. Meanwhile, the construction of Austin's new airport at Bergstrom Air Force Base (to the south of the city) continues, and is scheduled for completion in Fall, 1998.

      Government

Government is the second largest employment sector in Austin, directly employing approximately 23% of the work force. State and federal government jobs are considered primary jobs since the money to fund them is generated mainly from outside the city, but spent locally, generating new wealth to the area economy. Therefore, government jobs have a "ripple" effect throughout the local economy, in addition to the stabilizing effect and the cushion they provide during economic downturns. Further population increases in Texas and Austin mean higher levels of staffing needs at school districts, police departments and other social service organizations. Hence, these are the areas in which most new government jobs will occur in the future.

      Retail and Wholesale Trade

The past few years have been strong for Austin's Retail and Wholesale sector, and the city's strong growth in personal income will fuel further retail sales growth. Regional Financial Associates estimates that Austin's 7.7% personal income growth in 1996 outpaced the estimated 6.3% rate for Texas. This growth in income tends to stimulate rapid expansion of retail trade. Because of the anticipated slowdown in employment growth however, Austin's personal income growth will decelerate in 1997 and, at 6.2%, will grow on par with the state's rate.

Wholesale trade employment, while only a small portion of total employment, is expected to grow at 8.1% per year, well above the national rate of 2.4%. The increasing importance of trade is revealed by the development of the Austin-Bergstrom International Airport, which will be approximately twice the size of the existing Robert Mueller Municipal Airport. In addition to increased passenger capacity, the new airport will have expanded cargo facilities.

      Manufacturing

Global forces affecting Austin's computer-related manufacturers, especially those producing semiconductors and memory chips, have caused the area's economic slowdown. A glut of memory chips worldwide has depressed prices and dropped profit margins. Weak memory chip prices have been blamed in part for disappointing earnings at such local firms as Motorola and Advanced Micro Devices. As a result, both firms have announced cutbacks and are slowing their Austin expansion plans.

Austin's computer industry has reached a critical mass where existing companies attract both suppliers and industrial consumers to the area. Samsung Electronic's decision to locate its first U.S. manufacturing facility in Austin illustrates the economic benefits of industry concentration.

MARKET ANALYSIS                                                             II-5
--------------------------------------------------------------------------------

      Future Employment Opportunities

Although the number of new employers moving into Austin has slowed, growth continues. The charts below summarize the top employers.

================================================================================
                           NEW CORPORATE ANNOUNCEMENTS
                     AUSTIN MSA -1996 THROUGH MID-YEAR 1997
                      Partial List - By No. of Jobs Created
--------------------------------------------------------------------------------
          Company                           Type Operation             Potential
                                                                        New Jobs
--------------------------------------------------------------------------------
AIM Management                       Mutual Fund call center                 250

Netspeed                             Telecommunications hardware and         250
                                     software

First International Computer Corp.   Computer manufacturing                  220

Chatsworth Products, Inc.            Computer equipment organization         150
                                     manufacturing

SAP America                          Software technical support              150

CompuCom                             Computer services, sales and            120
                                     training

R. Frazier, U.S. Inc.                Computer equipment recycler             100

Progressive System Technologies,     Hardware, clean room supplier to         92
Inc.                                 semiconductor and flat panel display

Digital Anvil                        Computer game software                   66

Keane, Inc.                          Computer/information services            60
                                     consulting

BioCraft                             Biotech manufacturing                    60
--------------------------------------------------------------------------------
                   Source: Greater Austin Chamber of Commerce
================================================================================

MARKET ANALYSIS                                                             II-6
--------------------------------------------------------------------------------

================================================================================
            LOCAL EXPANSIONS, AUSTIN MSA 1996 THROUGH MID-YEAR 1997
                   Partial List - By No. of Potential New Jobs
--------------------------------------------------------------------------------
          Company                          Type Operation     Potential new Jobs
--------------------------------------------------------------------------------
Dell Computer                     Personal computer systems             2,000

Siemens Business Communications   Wireless telephone headsets            600
Systems

Balfour/Art Carved                School ring design & manufacturing     400

Solectron                         Custom circuit boards                  200

Tokyo Electron                    Semiconductor manufacturing            200

IXC Communications                Digital networking                     100

SMT Centre, Inc.                  Electronic assembly                    100

Tellabs                           Telecommunications                     100

DuPont Photomasks                 Photomask research and manufacturing   100
--------------------------------------------------------------------------------
                   Source: Greater Austin Chamber of Commerce
================================================================================

Transportation

      Highway

Austin's highway system is comprised of four major arterials. Interstate 35 (I-35) runs north-south, from the State of Kansas through Oklahoma and Texas, travelling through the cities of Dallas, Waco, Austin, San Antonio and finally Laredo. This highway is used heavily by truckers carrying cargo from Mexico into the United States. Loop 1, or the MoPac Expressway, runs north-south on the west side of Austin. US Highway 183 (US 183) runs northeast-southwest through Austin from Interstate 10 (I-10), continuing through the state. US 290 runs east-west through the state.

Currently, there are approximately $600 million in highway projects underway. The most significant projects are the upgrades of US 290 and US 183 to freeways. Construction is expected to be completed in 1998. Studies are underway for additional projects, including a highway that would run parallel to I-35, from Seguin to Georgetown, that would offer an alternative for truckers wishing to bypass major metropolitan areas.

      Air

Air traffic is currently being handled through Robert F. Mueller Airport. The former Bergstrom Air Force base is currently under construction and will be the site of Austin's new airport, Austin-Bergstrom International. The new airport will open for cargo operations this year and to passengers in late 1998.

Currently, Robert F. Mueller Airport is being served by nine major air carriers
- American, America West, Continental, Delta, Northwest, Southwest, TransWorld, United and USAir. Conquest Airlines

MARKET ANALYSIS                                                             II-7
--------------------------------------------------------------------------------

provides commuter service to several Texas locations, and charter airlines provide periodic service to Elko, Nevada and Gulfport, Mississippi. The current airport has exceeded capacity in many areas of the passenger terminal as well as the cargo area. Because the area surrounding the airport is developed with residential areas providing housing to over 29,000 people, expansion of the existing facility was deemed impossible.

The following table indicates airline passenger enplanements and deplanements, as well air cargo information.

      ===================================================================
                     CITY OF AUSTIN AIR TRAFFIC INFORMATION
      ===================================================================
                                     1992            1996           CAC
      -------------------------------------------------------------------
      Total Passengers             4,369,752        5,691,657      6.8%
      -------------------------------------------------------------------
      Air Cargo Lbs. (Freight)    96,057,587      183,819,087      17.6%
      ===================================================================
                   Source: Greater Austin Chamber of Commerce
      ===================================================================

As can be seen, air traffic is growing both in terms of total passengers and air cargo volume. Air cargo has grown very quickly, due in large part to two factors: business fueled by NAFTA and the growth of Austin's high tech industry.

Office Market

Although the residential market is showing signs of weakness, Austin's commercial market remains solid and is projected to remain strong through the end of 1997. The city's office vacancy rate peaked in 1988 at more than 40% and has declined ever since. Despite the large amount of new construction, the vacancy rate has continued to decline and now stands at about 9.4% for the metropolitan area. While downtown remains overbuilt, all areas are experiencing considerable tightening. The suburban Austin vacancy rate dropped to 6.2%, causing prices to rise above $20 per square foot in many areas.

Office space is in the most demand in the northwest and southwest. Low suburban vacancy rates have boosted build-to-suit activity. Novell, Dell Computer, State Farm Insurance, and Lockheed each recently moved into new spaces. Office construction should continue to experience robust growth as service companies move in to support the strong manufacturing base.

The Austin office market posted a 92% occupancy rate in 1996, the highest rate in 16 years. Demand was fueled by the solid growth of high-tech industries. Many high-growth companies committed to extra space in order to accommodate projected growth, fearful that availability of future expansion opportunities may be limited and costly. Downtown office occupancy ended 1996 with an 86% occupancy rate, again a 16-year high.

University of Texas System

The University of Texas system is a state-controlled institution comprised of nine general academic

MARKET ANALYSIS                                                             II-8
--------------------------------------------------------------------------------

institutions located in Arlington, Austin, Brownsville, Dallas, Edinburg, El Paso, Odessa, San Antonio, and Tyler and six health-related institutions located in Dallas, Galveston, San Antonio, Tyler, and Houston (2). The university was established in 1876; its first classes were held in Austin in 1883. More than two million acres of land from the public domain in western Texas formed the basis of the university endowment, which is shared with the Texas A&M University System.

With the largest enrollment in the University of Texas system, the Austin campus (UT Austin) includes colleges of business administration, communication, education, engineering, fine arts, liberal arts, natural sciences, and pharmacy; and schools of architecture, law, library and information science, nursing, public affairs, and social work. The Lyndon B. Johnson Presidential Library and Museum is located on the campus.

The University's economic impact on Austin is significant. It is a major site of high-tech research and provides an ample supply of software developers and hardware engineers to the Austin job market. UT - Austin also supports the IC2 Institute, a major international research center for the study of innovation, creativity and capital (hence the "IC2"), which in turn supports many high-tech ventures. UT's Austin Technology Incubator provides entrepreneurial education to its tenants and area businesses, and sometimes joins forces with the IC2 Institute on major projects.

Its contribution to the lodging sector of the Austin economy is also significant. There are nine home football games as well as special events such as Homecoming and Parents Weekend that create sell-outs on weekends for area hotels. In addition, visiting professors and researchers utilize area hotels, sometimes requiring long-term stays, and many colleges and departments of the University host meetings, lectures and symposiums that generate room nights.

Conventions and Tourism

Austin's Convention and Visitor Bureau has been active in soliciting corporate, state association and national association business. The Austin Convention Center, located in the central business district, has over 400,000 square feet of flexible enclosed space. Features include 126,000 square feet of column-free exhibit space, a 24,000-square foot ballroom, 29 meeting rooms that accommodate from 10 to 500, and fiber optic and satellite downlink capabilities. Austin hosts six to eight citywide conventions per year.

Since its opening in July 1992, the Convention Center has hosted over 1.5 million people, 800 events and 164 major conventions. Some conventions have outgrown the facility however, and a push is currently underway for public approval to expand the center by at least 250,000 square feet.

In terms of tourism, the Texas Department of Economic Development estimates that
7.1 million people visited Austin and stayed overnight in 1996. An additional
9.6 million people made day trips to Austin. The majority of the visitors were Texans. The city is famous as a country and blues music center (Austin was known as the "third coast" in entertainment at one time), for its natural hill country beauty and mild weather, and for its status as state capital. Favorite attractions include:

MARKET ANALYSIS                                                             II-9
--------------------------------------------------------------------------------

      - The Capitol Building and State Capital complex;
      - Barton Springs and Zilker Park;
      - The "Drag" along Guadalupe Street that gives visitors a feeling for university life;
      - University of Texas and the LBJ library;
      - Mount Bonnell, the highest point in the city limits; and
      - Sixth Street, which is similar to New Orleans Bourbon Street with its collection of restaurants and entertainment clubs

NEIGHBORHOOD REVIEW

The hotel is located in downtown Austin, across Cesar Chavez Boulevard from the new Austin Convention Center and within a short walk of all major downtown office and government buildings and tourist attractions. It is also approximately three blocks from the Congress Street Bridge, which houses the largest concentration of bats in North America. The nightly exodus of the bats to consume billions of mosquitos is a popular tourist attraction. It views of Town Lake and location on the hike and bike trail, makes the subject hotel a gathering point for many locals as well as hotel guests.

The San Jacinto Center is a mixed-use development containing the subject hotel, 380,000 square feet of Class A office space, 40,000 square feet of specialty retail shops and restaurants, and common underground parking for 779 cars. A parcel of land adjacent to the north and east of the subject hotel improvements was originally planned as the site of an office building that would be a mirror image of the Class A building located to the north and west of the hotel. The owners of the Four Seasons have since purchased the land, and are holding it for future development. It is currently utilized for above ground parking. Future plans could include additional hotel rooms, condominium and/or retail uses.

SITE DESCRIPTION

The Four Seasons Austin is located at 98 San Jacinto Boulevard. The subject hotel is situated at the southernmost point of San Jacinto Boulevard, on the banks of the Colorado River (Town Lake). The nearest cross-street is Cesar Chavez Boulevard, located directly north of the subject hotel.

The property being appraised consists of 3.922 acres, or 170,842 square feet of land. The tract originally improved with the hotel contains approximately three acres and is rectangular in shape. It has frontage along the Austin Greenbelt, which is part of Town Lake and the Colorado River. The parking lot parcel (0.922 acres) is adjacent to the north and east. The site is at grade level, slightly sloping toward the lake on the south side.

The subject hotel is well-located with respect to attracting convention group, individual commercial, and tourist demand, given its location and proximity to local businesses, views of Town Lake, the Convention Center and area attractions. It is within walking distance of most demand generators and area amenities. Restaurants and retail are easily available nearby.

MARKET ANALYSIS                                                            II-10
--------------------------------------------------------------------------------

Access to the site is considered to be very good. Access is available via Cesar Chavez Boulevard, the southernmost street of the Austin CBD, and via San Jacinto Boulevard, a major downtown artery running north-south. The site is three blocks west of Interstate 35, which allows easy access from all points in the city.

The subject site is visible from across Town Lake and from an approximate two block radius. Because it is located at the southernmost part of the CBD, visibility is obscured due to the number of high-rise buildings, and it is not easily visible from Interstate 35. However, the subject hotel's market orientation is such that visibility is not a key factor; rather the hotel is designed to be secluded and protected to some degree from heavy traffic, in order to allow some privacy and shelter to its guests.

The site is located within the City of Austin. Therefore, all public services including water, sanitary sewer, police, and fire protection are available.

Zoning

The subject hotel site has three zone designations. The north part of the site is zoned CBD, or Central Business district, a general designation that allows for most types of commercial uses including office, retail, multifamily, and hotel. The central part of the site is zoned DMU, or Downtown Mixed Use. The south part of the site is zoned P, or Public, because this part of the site includes the Austin Greenbelt along Town Lake. The improvements are in compliance with current zoning restrictions. Further, we are unaware of any deed restrictions which would limit the development potential of the subject site.

DESCRIPTION OF IMPROVEMENTS

As previously discussed, the subject is the 291-room, nine-story, Four Seasons Hotel. Gross building area is approximately 247,000 square feet. It was originally developed in 1986 with 292 keyed rooms. One room was converted into a suite in 1996, effectively dropping the number of keys to 291. The property underwent $391,332 in renovations in 1996, and $278,533 year-to-date through August 31, 1997. According to their budgeted capital report, approximately $1,340,172 is planned for 1997. According to the general manager, projects completed included corridors and walk treatments, public carpets, public space, and an upgrade of the patio furniture, as well as new bath vinyl and curtains in the sleeping rooms.

The hotel has 18,021 square feet of meeting and banquet space, including two ballrooms and 10 meeting rooms. It also has one 180-seat restaurant overlooking Town Lake (120 seats indoors, 60 seats outdoors), a lobby bar which also serves lunch buffets and seats 70, a health club with men's and women's locker rooms and sauna, and an outdoor pool. Of the 291 rooms, 27 are suites, which include a separate parlor for meetings or gatherings. Guest rooms are furnished with three telephones and a dataport, a smoke detector, sprinkler, and a snack bar.

According to information provided to us, the hotel is constructed on a continuous concrete footing and reinforced concrete foundation walls with reinforced concrete grade beams supported on spiral reinforced concrete piers. Framing is reinforced concrete and steel.

MARKET ANALYSIS                                                            II-11
--------------------------------------------------------------------------------

The exterior of the hotel has a painted plaster finish over concrete columns of metal lathe. Exterior windows are insulated bronze glass. Special architectural treatments included curved window wall projections at the south elevation, wrought iron railings and canvas awnings at the north and south elevations.

Framing consists of steel beams and columns with some reinforced concrete columns in load-bearing areas. The main roof structure has a reinforced concrete slab supported by structural steel beams concrete columns, with a built-up composition and gravel roof cover.

Interior finishes in the public areas of the hotel are typical of the superior quality required by Four Seasons Hotels. These finishes typically feature oak or mahogany paneling; granite, marble and carpeted floor; painted plaster or wall covering; and ceilings of acoustical plaster, with wood accents in the lobby and first floor areas. The main lobby, bar and foyer areas have concrete floors, sandstone with tile and painted gypsum board walls and ceilings.

Each guest room is independently heated and cooled by a thermostat controlled, three speed air handler. Guest rooms and public areas are heated and cooled by an efficient HVAC system which allows heating and cooling year round. Chilled water is supplied by a 325 ton chiller.

TAXES AND ASSESSMENTS

The assessed value for the subject hotel is based upon 100% of appraised value for the land and the improvements, as determined by the Travis County Assessor's Office. The 1998 estimation of assessed value for the property is as follows:

     =====================================================================
                              Taxes and Assessments
     ---------------------------------------------------------------------
               Property             Estimated    Est. Tax rate    Total
                                      Value        per $100     Assessment
     ---------------------------------------------------------------------
       Lot 2 San Jacinto Center    $31,482,000       2.56        $805,939
         (Four Seasons Hotel)

       Lot 4 San Jacinto Center     $2,444,055       2.56         $62,568
         (parking lot parcel)
                                 --------------                 ----------
                Total              $33,926,055                   $868,507

         Assessment per room                                      $2,985
     ---------------------------------------------------------------------
        Source: Four Seasons Hotel, Travis County Appraisal District
     =====================================================================

According to tax bills provided by the property, total taxes paid in 1996 were $734,615. An additional Downtown Public Improvement District assessment increased their property tax liability to $786,800. According to these records, the property is not delinquent on any real estate taxes. The property is disputing its 1997 tax assessment, which increased 11% over 1996 levels, and has filed an appeal with the City of Austin.

MARKET ANALYSIS                                                            II-12
--------------------------------------------------------------------------------

By comparison, several other properties, also located in Austin were assessed as follows:

    =========================================================================
                              1996 Tax Assessments
    -------------------------------------------------------------------------
                  Property            Rooms    Assessment/   Total Assessment
                                                  Room
                Omni Austin Hotel      305       $1,754           $534,970

                   Sheraton Hotel      255        1,422            362,610

                 DoubleTree Hotel      351        1,340            470,340

                   Red Lion Hotel      301        1,239            372,939

                     Hilton Hotel      333          582            193,806

                       Average(1)      306       $1,520           $465,120
    -------------------------------------------------------------------------

          Subject Four Seasons(2)      291       $2,785           $810,435
    -------------------------------------------------------------------------
    (1) averages are calculated on reported numbers only
    (2) parking lot not included in 1996 totals
                Source: Travis County Central Appraisal District
    =========================================================================

As noted in the chart, the subject is assessed significantly higher taxes than those paid by other Austin hotels. According to the Appraisal District, they assess taxes based on an Income Approach to value. If they do not have actual occupancies and rates from the hotels, they can estimate values utilizing the published Hotel Occupancy Tax records. Since the subject is achieving the highest average rate in the city, it is not surprising that it is being assessed at the highest value per guest room. In addition, the subject pays a downtown assessment fee of 1% of value, which equated to $28,111 in 1996. The taxing district has been very aggressive in levying taxes in recent years. While the property is attempting to challenge its assessment, according to the budget prepared by the property, they anticipate a tax liability of $945,000 for 1998. We have assumed this to be a reasonable assumption, based on the unwillingness of the District to provide tax relief.

HOTEL MARKET ANALYSIS - SUPPLY

The Austin metropolitan area contains approximately 151 hotels and motels of varying quality, with approximately 17,870 available rooms. At year-end 1996, the market had an occupancy of 73.5% with an ADR of $73.50 (rounded). The area experienced explosive growth in the number of available hotel rooms between 1994 and 1996, the majority of which were in the limited service sector. Because of this, occupancies have been negatively affected as the market continues to absorb the new supply. Capacity constraints still exist during peak periods, however, and this has put upward pressure on average daily rates. In the central business district (CBD), the location of the subject, there was little or no growth in the hotel rooms supply, in part because downtown occupancies did not justify new development. The CBD market is expected to continue to strengthen, especially if the proposed expansion to the convention center is approved. The Stephen F. Austin hotel, an Austin landmark which has been closed for several years, is expected to be renovated and re-open within the

MARKET ANALYSIS                                                            II-13
--------------------------------------------------------------------------------

next two years.

The chart that follows summarizes the historical performance of Austin's hotel market by sector. A second chart summarizes the market's performance year-to-date as of August, 1997.

======================================================================================
                 AVERAGE DAILY RATES AND OCCUPANCIES BY SECTOR
                                  AUSTIN, TEXAS
---------------------------------------------------------------------------------------
    Year-End           Occupancy         Average Daily Rate            RevPAR*
                 ----------------------------------------------------------------------
                 1995   1996  Diff.   1995     1996   % change  1995    1996  % change
---------------------------------------------------------------------------------------
Austin           77.2%  73.5%  (3.7)  $69.22   $73.63   6.4%   $53.43  $54.11   1.3%

  CBD            75.4%  70.8%  (4.6)  $85.70   $92.40   7.8%   $64.63  $65.46   1.3%

  North/Airport  77.0%  73.0%  (4.0)  $60.05   $63.31   5.4%   $46.23  $46.22   0.0%

  Northwest      83.9%  81.7%  (2.2)  $87.13   $90.06   3.4%   $73.12  $73.59   0.6%

  South          76.1%  73.0%  (3.1)  $59.34   $61.42   3.5%   $45.19  $44.84  (0.8)%
---------------------------------------------------------------------------------------
* RevPAR is calculated by multiplying average rate with occupancy
             Source: PKF Consulting - Trends in the Hotel Industry
=======================================================================================

=======================================================================================
                         AUGUST YEAR-TO-DATE PERFORMANCE
                                  AUSTIN, TEXAS
---------------------------------------------------------------------------------------
                       Occupancy         Average Daily Rate            RevPAR*
                 ----------------------------------------------------------------------
                 1996   1997   Diff.   1996     1997  % change  1996    1997   % change

---------------------------------------------------------------------------------------
Austin           76.3%  76.6%   0.3   $73.49   $77.31   5.2%   $56.07  $59.19    5.6%

  CBD            72.5%  75.2%   2.7   $92.14   $98.00   6.4%   $66.83  $73.73   10.3%

  North/Airport  76.4%  75.7%  (0.7)  $63.66   $64.94   2.0%   $48.62  $49.17    1.1%

  Northwest      84.4%  80.6%  (3.8)  $90.79   $90.95   0.2%   $76.63  $73.31   (4.3)%

  South          76.1%  77.4%   1.3   $61.65   $64.77   5.1%   $46.93  $50.14    6.8%
---------------------------------------------------------------------------------------
* RevPAR is calculated by multiplying average rate with occupancy

       Source: PKF Consulting - Trends in the Hotel Industry August 1997
=======================================================================================

The Austin hotel market experiences greater demand in odd years, when the State Legislature is in session. This explains the drop in market occupancy in 1996, and the subsequent recovery being experienced year-to-date in 1997. Average daily rate growth is strongest in the CBD market, at 6.4% year-to-date. More impressive however, is the 10.3% growth in RevPAR that the CBD market is currently enjoying.

MARKET ANALYSIS                                                            II-14
--------------------------------------------------------------------------------

      Competitive Market Analysis

Based on our evaluation and analysis of the competitive market and in consideration of the quality level of the subject hotel, we have identified five properties with 1,719 rooms (including the subject hotel) that compete for area lodging demand. These hotels are considered competitive due to their market orientation, location, nature and quality of facilities offered, rate structure, and chain affiliation (or reputation in the market).

As is typical in engagements of this nature, we analyzed historic growth in supply and demand for the last five years, 1992 to 1996. A summary of the properties considered competitive is shown on the following page, while their locations are identified on a following map. More detail on the primary competitive properties follows the chart.

                                 COMPETITION MAP

                               [GRAPHIC OMITTED]

MARKET ANALYSIS                                                            II-15
--------------------------------------------------------------------------------

                    Summary of Competitive Lodging Facilities
                                  Austin, Texas

                                    ---------------------------------------------------------------------------------
                                           1997 Rack Rates          Estimated 1996*   1996 % of Demand Sources
                            ---------------------------------------------------------------------------------------
Competitive Properties      # Rooms Singles    Doubles   Corp./Dis. Occupancy  ADR     I.B.T. Grp./Conv Tour/Leisure
---------------------------------------------------------------------------------------------------------------------
1 Four Seasons Austin         291  $190-$240  $215-$265  negotiated   76.5%  $158.16   33.0%    34.0%       33.0%
  98 San Jacinto Blvd

2 Marriott at the Capitol     365    $149.00  $149.00       $149.00   75-79  105-109   40.0%    30.0%       30.0%
  701 E. 11th Street

3 Hyatt Regency               446    $155.00  $180.00       $130.00   75-79    95-99   32.0%    40.0%       28.0%
  208 Barton Springs

4 Omni Austin Center          304    $169.00  $184.00    negotiated   75-79  100-104   40.0%    50.0%       10.0%
   700 San Jacinto Blvd

5 Omni Southpark              313    $129.00  $129.00       $119.00   65-69    75-79   70.0%    20.0%       10.0%
  4410 Governors Row

=====================================================================================================================

       Total/Average        1,719                                     74.0%  $107.0    42.0%    35.0%       23.0%

                            ------------------------------------------
                             Year     Total Seats    Square Footage
                                  ------------------------------------
Competitive Properties      0pened   Rest.  Lounge Ballroom Total Mtg.
----------------------------------------------------------------------
1 Four Seasons Austin        1986      160    70     7,029   18,021
  98 San Jacinto Blvd

2 Marriott at the Capitol    1986  150-160   125     9,600   14,750
  701 E. 11th Street

3 Hyatt Regency              1982      240   100    10,290   24,000
  208 Barton Springs

4 Omni Austin Center         1986      130    45     3,500   22,000
   700 San Jacinto Blvd

5 Omni Southpark             1985      175    40     7,500   14,000
  4410 Governors Row

======================================================================

  * Reported in ranges, in order to protect the confidentiality of the sample.

                             Source: PKF Consulting

MARKET ANALYSIS                                                            II-16
--------------------------------------------------------------------------------

                             1. FOUR SEASONS AUSTIN

The subject hotel opened in 1986 as a Four Seasons. The hotel is currently undergoing renovations to its public space and guest rooms, and upon completion it will have a more residential ambience. The Four Seasons is on a 3.922-acre parcel of land which overlooks a lake and hike and bike trails. Many rooms have park/lake views. It is capturing the highest rates in the city, and has an average daily rate at least $50 higher than its nearest competitor. This is also its main disadvantage, as it has to compete for corporate accounts with properties offering much lower rate levels. A 100-room addition to the rooms inventory has been under consideration for some time. They would be added on the parcel purchased by the property which is currently utilized as parking.

                           2. MARRIOTT AT THE CAPITOL

The Marriott opened in 1986 with 365 rooms. It is located across the street from the State Capitol building, and therefore benefits the most from business generated by the legislative sessions. This is the favored hotel for state association meetings. Management lists the property's one major drawback to be an insufficient amount of meeting space, which has led to lost opportunities in the group segment. Facilities include an indoor/outdoor swimming pool, sauna and health club. The Cafe Veranda, the property's only restaurant, has been reduced in size over the years. It currently has 150 to 160 seats, and may be reduced again in the future.

                             3. HYATT REGENCY AUSTIN

The Hyatt, which opened in 1982, is the oldest property in the delineated competitive supply. It also is the largest hotel in the competitive set, with 446 rooms. The majority of this hotel's demand is generated by the group segment, but management at this property also feels that additional meeting space would benefit business. The property is currently undergoing approximately $2 million in renovations, including the suites, a new phone system and an update of the wall finishes in the meeting rooms. Turnaway business is usually sent to the Radisson.

                              4. OMNI AUSTIN CENTER

This 304-room hotel opened in 1986, as part of an office development. It considers its location, as the closest hotel to 6th Street, to be a major advantage. The property's inventory may increase next year, with the possible acquisition of 61 existing condominium units which are adjacent to the hotel. Additional meeting space and additional sleeping rooms are on the wish list for this property as well. The hotel was completely renovated in 1994, and is planning on replacing its soft goods next year.

                                5. OMNI SOUTHPARK

The Omni Southpark opened in 1985 as a Wyndham Hotel. Omni acquired the management contract for this hotel in September, 1996. It is located on I-35, south of the CBD, and hopes to benefit from the future relocation of the airport to the south side of the city. This property is obtaining the lowest average daily rates of the competitive set, and captures a higher percentage of individual business travelers than the other properties, which are more group-oriented. Plans currently are being considered to convert the lounge to meeting space. Because it shares its affiliation and reservation system with the downtown Omni, this property has suffered in its performance.

MARKET ANALYSIS                                                            II-17
--------------------------------------------------------------------------------

In addition to the competitive supply, we have considered additions to supply which may have an impact on the subject. In terms of new supply, the criteria to determine the probability of construction are: the stage of financial arrangements, the current status of affiliation or management agreements, and/or the length of time the project has been rumored.

Our fieldwork uncovered one new addition to the hotel supply in the Austin CBD: the re-opening of the former Stephen F. Austin Hotel. Conversations with city officials, as well as Highgate Hotels, indicate it is expected to have 181 rooms. In addition, it is expected to be chain affiliated and possibly have a luxury orientation. Although renovation has been delayed due to problems with asbestos removal, we consider that the property will be renovated and have included it in our analysis of future market conditions.

Other than the Stephen F. Austin, we have not included the potential effects of additional competitive rooms in the market in our quantitative analysis. Should any comparable lodging facility with a similar market orientation or price/value relationship enter the competitive lodging market, the estimated future utilization of the subject hotel could be adversely affected.

HOTEL MARKET ANALYSIS - DEMAND

The market for hotel accommodations is sub-divided into three major categories which take into account the many types of travelers that visit the local hotel market. Market segmentation is useful because each sub-market exhibits unique characteristics relating to factors such as growth potential, seasonality of demand, average length of stay, price sensitivity, facility requirements and so forth. By identifying the individual characteristics and quantifying the room night demand separately for each sub-market, a more accurate projection can be made for the total market.

Demand for hotel rooms in Austin is generated from the following market segments.

      o   Commercial or Individual Business Travelers (IBT)
      o   Groups and Conventions
      o   Tourist and Leisure Travelers

State government provides a significant amount of demand, because of the University of Texas and the State Capital. However, this business is comprised of individual business travelers and groups, and is included in those segments, rather than segregated, in order not to dilute the market mix and distort the market's profile.

HISTORIC  MARKET  PERFORMANCE

An analysis of the competitive market includes identifying and analyzing historic growth trends, as well as estimating growth rates of lodging supply and demand. The existing hotel demand in each of the major market segments is quantified by multiplying the total annual number of rooms occupied by the market mix for each property. Factors responsible for historic and estimated future growth rates are then assessed to estimate growth rates for each market segment. These growth rates are applied to the current demand base to estimate future lodging demand for the competitive hotels.

MARKET ANALYSIS                                                            II-18
--------------------------------------------------------------------------------

A lodging market's demand is perceived as being generated by several major segments, each of which makes use of lodging accommodations for different reasons. In the following table, the change in the estimated demand for the competitive supply is compared from 1992 to 1996.

================================================================================
                         COMPETITIVE MARKET HOTEL DEMAND
                                  AUSTIN, TEXAS
                                  1992 to 1996
--------------------------------------------------------------------------------
                                               Room Nights
                    ------------------------------------------------------------
     Available Room
         Nights     Commercial/IBT  Group/Convention  Tourist/Transient    Total
--------------------------------------------------------------------------------

1992    627,800        193,100          166,700           103,300        463,100

1993    627,800        207,700          185,800           114,400        507,900

1994    627,800        195,600          171,700           108,000        475,300

1995    627,800        206,600          172,500           112,500        491,600

1996    627,435        193,300          164,300           107,600        465,200

CAC*     0.0%            0.0%            -0.3%              1.0%           0.1%
--------------------------------------------------------------------------------
*Compound Annual Change
================================================================================

As the previous chart illustrates, there was very little growth in the market during the period studied. The Commercial/IBT segment and the group/convention segment remained essentially flat. The only growth evidenced was in the tourist/transient market, which grew at 1.0% compounded annually. This can be explained in part by capacity constraints currently being experienced by area hotels on Tuesday and Wednesday nights as well as on Saturday nights. In the course of our interviews, many area hoteliers expressed a desire for additional rooms in their properties to accommodate demand on these nights. The other phenomenon that has had a significant impact on area occupancies over the last two years is the explosive growth of hotel room inventory in the Austin area, especially in the limited service segment. Although these hotels are not considered to compete directly with the defined competitive set, they are new, and offer a good price/value relationship and often are successful at capturing overflow business that otherwise may have stayed in the competitive market.

Based on the occupancies and average daily rates (ADR's) of the individual properties in the competitive supply, the market has performed at the following rates:

MARKET ANALYSIS                                                            II-19
--------------------------------------------------------------------------------

           ==========================================================
                         MARKET CONDITIONS 1992 TO 1996
           ----------------------------------------------------------
                    Year            Occupancy             ADR
           ----------------------------------------------------------
                    1992               74%               $79.17

                    1993               81%               $82.94

                    1994               76%               $91.20

                    1995               78%              $100.15

                    1996               74%              $107.09
           ----------------------------------------------------------
           Note: Occupancies rounded to the nearest whole percent.
           ==========================================================

The State Legislature is in session in odd years, and this has a pronounced, positive effect on area hotel occupancies, especially in the CBD, as evidenced by the historical occupancy rates of the competitive set. In 1996, the market was absorbing the large amount of new supply that had entered the Austin area, but hotels still had capacity constraint issues, which placed upward pressure on rates. Average daily rate has grown aggressively over the period studied, at 7.9% per year compounded annually.

The following table illustrates the market mix of demand for the total competitive supply in 1996.

     =======================================================================
                         COMPETITIVE MARKET MIX IN 1996
                 Segment                    Room Nights            Percent
                                             (rounded)
      ----------------------------------------------------------------------
      Individual Business Traveler (IBT)      193,300               41.6%

      Group/Convention                        164,300               35.3%

      Tourist/Transient                       107,600               23.1%
                                         ------------------------------------
      Total                                   465,200               100.0%
      =======================================================================

The following paragraphs summarize characteristics of the market demand base.

      Commercial

This segment generally includes company personnel visiting Austin on regular trips, consultants, salesmen and buyers representing other companies, professionals being actively recruited or relocated, and government personnel.

The single commercial market is segregated into three subgroups: managers, engineers and technicians, and sales representatives and buyers. Managers consist of mid and upper-level management personnel who constitute a more affluent subgroup and represent the greatest market opportunity for full service or luxury hotels. Managers meet with and entertain clients or associates

MARKET ANALYSIS                                                            II-20
--------------------------------------------------------------------------------

in their hotel and are sensitive to the quality of facilities and services provided. They are looking for those accommodations which are comfortable and close to their business destination. Managers tend to be less price sensitive, travel on expense accounts, and constitute a potential source of valuable recurring patronage.

Engineers and technicians constitute a market subgroup characterized by a somewhat greater price sensitivity. However, because of the nature of their travel, this subgroup tends to have a longer length of stay in area hotels and are historically more responsible for the area's level of single commercial occupancy. These travelers utilize their hotels as a second home, thereby requiring good working conditions in their rooms and extensive food and beverage facilities.

Sales representatives and buyers constitute the third market subgroup. This subgroup is characterized by greater price sensitivity and a shorter duration of stay in the area. Most are traveling on more restrictive expense budgets and utilize auto transportation. However, these travelers are a lucrative market source for food and beverage operations since they frequently entertain their customers in their hotel.

Commercial demand in the market is relatively steady throughout the year. Normal slack periods are experienced during holidays. As is typical of most hotel markets, commercial demand occurs primarily on a Monday through Thursday basis.

      Groups and Conventions

Group/convention demand includes tour groups, corporate meetings and conventions. Convention activity is concentrated in downtown Austin at the Convention Center. Convention delegate counts increased significantly in 1992 with the opening of the Convention Center. The convention segment is characterized by the need for large meeting, banquet and exhibit space, access to recreation, entertainment and shopping facilities, and efficient registration and check-out procedures. Growth within this segment is impacted by the availability of hotels with extensive meeting space.

Corporate meetings include sales meetings, seminars, training sessions, regular business meetings and executive conferences. Peak periods of group demand usually occur Monday through Thursday during the fall, winter and spring months; however, fluctuations between weekdays and weekends are less pronounced than for the commercial market as some groups prefer to meet on the weekends. This segment requires first-class accommodations, proximity to transportation facilities, quality meeting space and banquet facilities, and a hotel staff adequately trained to deliver efficient meeting coordination. Growth in this market parallels the growth in commercial demand and is closely related to the activity in the local economy.

      Tourist/Transient

Typically, tourists are families and couples visiting Austin for a weekend or extended weekend, visiting students or during special events such as a University of Texas football game. This demand is greatest during the summer months and lowest during the winter holiday season.

MARKET ANALYSIS                                                            II-21
--------------------------------------------------------------------------------

As a tourist destination, Austin has great appeal within the Texas market. It has a reputation as the "third coast" music and entertainment center, it is the gateway to the Texas hill country, is the home of the University of Texas and its Sixth Street entertainment district is well known around the state. This is the only segment that experienced an increase over the period studied, at 1.0% compounded annually.

FUTURE DEMAND

As illustrated in the table, the combined competitive market experienced little overall demand growth from 1992 to 1996. When estimating future demand growth, it is important to understand the historic operating strength of the market and the local and national economic trends. Assuming the Austin economy will not undergo unexpected or drastic changes, and based on the aforementioned data, historic performance and hotels' projected future occupancies, we estimated the growth rate of each demand segment for the next 10 years as follows:

    =======================================================================
                ESTIMATED DEMAND GROWTH RATE - COMPETITIVE MARKET
    -----------------------------------------------------------------------
        Year           I.B.T.         Group/Convention    Tourist/Leisure
    -----------------------------------------------------------------------
         1997            6.0%                1.0%               4.0%

         1998           (3.0)%               0.0%               0.0%

         1999            8.0%                4.0%               5.0%

         2000            -4.0%               1.0%               -4.0%

         2001            7.0%                2.0%               4.0%

         2002            -6.0%               0.0%               1.0%
    =======================================================================

Demand growth in the Austin market runs basically on a positive-negative cycle due to the significant demand growth that occurs in odd years during legislative sessions. This is reflected in our growth rates in the previous chart. The I.B.T. segment experienced the greatest impact of these cycles. It is interesting to note that the Tourist/Leisure segment also experiences the odd-year impact, due to lobbyists that stay through the weekend for leisure activities, and Texas tourists interested in seeing the State Capital in action. The growth rates also take into account the availability of new rooms in the market, due to the renovation/reopening of the Stephen F. Austin Hotel.

Reconciliation of Future Supply and Demand

Reconciling the assumptions in market demand growth and impact of prospective supply discussed in the previous sections of this report, the resulting estimated market demand and occupancy are illustrated in the following table.

MARKET ANALYSIS                                                            II-22
--------------------------------------------------------------------------------

==============================================================================================
                    ESTIMATED FUTURE MARKET SUPPLY AND DEMAND
                                  AUSTIN, TEXAS
----------------------------------------------------------------------------------------------
                            Occupied Room Nights (1)              Available Room    Estimated
                                                                     Nights           Market
    Year     ---------------------------------------------------------------------  Occupancy
              I.B.T.     Group/     Leisure/    Total     %        Total      %        (2)
                       Convention   Tourist             Change             Change
----------------------------------------------------------------------------------------------

1997         204,900     165,900    111,900    482,700    3.8%    627,435    ---       77%

1998         198,800     165,900    111,900    476,600   -1.3%    671,780    7.1%      71%

1999         214,700     172,500    117,500    504,700    5.9%    693,500    3.2%      73%

2000         206,100     174,300    112,800    493,200   -2.3%    693,500    0.0%      71%

2001         220,500     177,800    117,300    515,600    4.5%    693,500    0.0%      74%

2002         207,300     177,800    118,500    503,600   -2.3%    693,500    0.0%      73%

2003(3)      221,800     181,300    123,300    526,400    4.5%    693,500    0.0%      76%
----------------------------------------------------------------------------------------------
(1)     Rounded to the nearest hundreds.
(2)     Rounded to the nearest whole percent.
(3)     Stabilized market occupancy level.
==============================================================================================

National historical hotel market dynamics suggest that when market occupancy levels reach the mid to upper 70's, and when market average rate growth is evidenced, additional hotel development is likely to occur thus inhibiting market occupancy level to increase beyond a certain point. In addition, timing demand relative to hotel guest room capacity will also pressure market occupancy from exceeding certain levels. We also recognize the changing patterns of occupancy caused by the effect that the state legislature has on the market in odd years.

PROJECTED FUTURE MARKET PERFORMANCE OF THE SUBJECT

Over the past five years, the subject has achieved an occupancy levels from 74.6% to 79.4%, with an average of approximately 76%. The property is at approximately 80.6% (trailing 12-months through August 1997) and anticipates ending 1997 at 81%. As previously discussed, occupancy levels for the market fluctuate from year to year because of the pronounced effect the state legislature has on occupancies during odd years, when it is in session. However, occupancies for the subject tend to fluctuate less than market occupancies, and as time passes, theses fluctuations are anticipated to become less pronounced.

The reopening of the Stephen F. Austin Hotel is expected to have an effect on market occupancy in 1999, as the market absorbs these additional rooms into its inventory, and the Stephen F. Austin's luxury orientation will make it competitive with the subject hotel. However, the subject is well established, and has a good reputation in the Austin market, and we expect that it will be less affected by these external factors than the market will as a whole. Instead, we feel that the addition of a

MARKET ANALYSIS                                                            II-23
--------------------------------------------------------------------------------

luxury property in the downtown area will enable the subject to increase its average rate due to the addition of a critical mass of higher quality hotel rooms in the downtown area. Based on this, we have estimated occupancy levels for the subject. They are as follows:

                  ============================================
                            ESTIMATED OCCUPANCY RATES
                  --------------------------------------------
                        Fiscal Years:          Occupancy
                  --------------------------------------------
                          1997/1998              80.0%

                          1998/1999              78.0%

                          1999/2000              75.0%

                          2000/2001*             77.0%

                  Note: fiscal years assumed through September
                        of each year.
                  *stabilized occupancy level.
                  ============================================

We anticipate that the subject will achieve a stabilized occupancy of 77% in its fourth (fiscal) year of our projection period.

Average Daily Rate

The market average daily rate (ADR) for the primary competitive supply ended 1996 at $107, which represents a 7.9% compound annual increase since 1992. The subject's average rate was $145.92 in 1996, and $166.05 for the previous 12-month period through August 1997. Average daily rates for the subject are summarized in the table that follows.

                    ----------------------------------------
                              FOUR SEASONS AUSTIN
                       HISTORICAL AVERAGE DAILY ROOM RATE
                    ----------------------------------------
                       Year           ADR         % Change
                       1992         $115.66          --
                       1993         $119.96         3.7%
                       1994         $132.85         10.7%
                       1995         $145.92         9.8%
                       1996         $158.16         8.4%
                    ----------------------------------------
                    C.A.C.                          8.7%
                    ----------------------------------------

As can be seen, the subject hotel has experienced rate increases far above normal inflationary levels. This is due to capacity constraints in the market that have put upward pressure on rates during peak weekday periods and during special events, as well as the desirability of the subject facility. According to the general manager, they intend to increase rates for their corporate contract accounts in 1998. Therefore, we expect that rates at the subject hotel will continue to increase above inflationary levels throughout the period studied and have anticipated real rate increases.

MARKET ANALYSIS                                                            II-24
--------------------------------------------------------------------------------

Examining the average rates achieved by the individual market segments, along with comparisons of rates achieved by the competitive supply, and taking into account the effect that the State Legislature has on occupancies during odd years, we have estimated ADR to be $168.50 in 1998, $169.00 in 1999, $169.50 in 2000 and stabilize at $170.00 in 2000. These rates are estimated in 1997 dollars. We have given the subject hotel a rate premium above normal inflationary increases due to the scheduled rate increases discussed earlier.

      Underlying Inflation Assumption

An integral part of this analysis is the assumption as to the future expectancy of general inflation, and the resulting impact on revenues and operating expenses. Once this assumption has been established, the impact of real rate increases, or escalations which are not expected to keep pace with inflation can be addressed on an individual basis. Data considered in estimating the underlying inflation rate is summarized in the following chart:

--------------------------------------------------------------------------------
                               ECONOMIC INDICATORS
--------------------------------------------------------------------------------
Investment Criteria-Hotels (1)
--------------------------------------------------------------------------------
    Average Growth Rates       1996     1995     1994     1992     1990     1988

    Revenues                   4.0%     3.9%     3.9%     3.8%     4.8%     4.4%

    Expenses                   3.3%     3.4%     3.7%     3.6%     4.7%     4.3%
--------------------------------------------------------------------------------
Economy Limited Service Hotel Markets (2)
--------------------------------------------------------------------------------
    Current Quarter            Avg.     Low       High
    Average Daily Rate Change  4.20%    3.0%     10.0%
    Operating Expense Change   3.64%    2.0%      6.0%
--------------------------------------------------------------------------------
National Full-Service Hotel Market (2)
--------------------------------------------------------------------------------
    Current Quarter            Avg.     Low       High
    Average Daily Rate Change  4.47%    2.0%     10.0%
    Operating Expense Change   3.50%    2.0%      5.0%
--------------------------------------------------------------------------------
Cash Flow Projections - Hotels           Revenues         Expenses         NOI
--------------------------------------------------------------------------------
    Growth Rates (1997 returns)(1)         4.0%             3.3%           7.4%
    Growth Rates (1997 returns)(3)         3.6%             3.1%           NAV
    DCF Parameters (4)                     3.5%             3.4%           NAV
--------------------------------------------------------------------------------
Economic Indicators            1996     1995     1994      1993    1992     1991
--------------------------------------------------------------------------------
     Real GDP (5)              2.2%     2.0%     3.5%      3.1%    2.3%    -0.6%
     Consumer Price Index      2.8%     2.8%     2.6%      3.0%    3.0%     4.2%
     (SADJ) (5)
--------------------------------------------------------------------------------
Sources:  1. 1997 Hospitality Investment Survey, PKF Consulting
          2. Korpacz Real Estate Investor Survey, Peter F. Korpacz & Associates, In. 1st Qtr 1997
          3. Real Estate Report, RERC, Vol. 26, No. 1 - 1997.
          4. Hotel Investment Outlook, Landauer Hospitality Services, 1997
          5. Texas Regional Outlook, John Sharp, Texas Comptroller of Public Accounts, March 1997 (1996 are projected)
--------------------------------------------------------------------------------

Of the various indices, we are of the opinion that the most relevant indicators of the basic inflation rate for the purpose of this report are the revenue and expense growth rates as reported by PKF Consulting's 1997 Hospitality Investment Survey, forecast indicators based on investor expectations from the Korpacz Real Estate Investor Survey, RERC's Real Estate Report, Landauer's Hotel Investment Outlook, and economic indicators such as the growth in the GDP and CPI. The PKF

MARKET ANALYSIS                                                            II-25
--------------------------------------------------------------------------------

Consulting Survey profiled 1,549 transactions in 1996 of which 94.6% were non R.E.O. The Korpacz forecast surveyed hotel acquisition/management companies, investment advisors, real estate investment firms, pension fund advisors and life insurance companies. As noted, it appears that the decline in inflation during the past few years has also had an effect on hotel investment criteria. While still a harbinger of inflationary trends, the GNP, CPI, and the PKF Consulting Survey regarding previous years, reflect a historical number, released after the fact. As such, it is referenced as support for the investor expectations provided by Korpacz, RERC and PKF Consulting. As shown, the expected growth rates for expenses have declined, while revenues have increased. Increases in revenues corresponds to the direction of interest rates, which dipped in 1993 to their lowest level in 20 years. With 6.9 cents out of every dollar going to interest payments versus 14 cents during the hospitality industry's worst years, hotels are more profitable. Inflation also appears to decline with respect to the longer term expectations.

Because of the cyclical nature of business trends, we feel that the longer term historical trends are most appropriate. In general, hotels tend to adapt in response to changes in costs by raising room rates. It should be noted that economists differ in their estimates of inflationary pressure in the foreseeable future, with many predicting continuing annual increases from 2.0% to above 5.0%. While the higher rates could be maintained in the short term, we feel that a longer term perspective is appropriate, that would encompass both peaks and dips in inflationary pressures. Considering this, we have utilized an average inflation rate of 3.0% per annum over the 10 year period.

Aggregating the average rates achieved by the commercial, tourist and group market segments, along with comparisons of rates achieved by the competitive supply, we have estimated the following rates shown in both constant and inflated dollars.

       ------------------------------------------------------------------
                          Estimated Average Room Rates
                            Fiscal Years 1998 - 2007
       ------------------------------------------------------------------

               Year              Constant $1997          $Inflated*

           1997/98(**)              $168.50                $173.50

               1999                 $169.00                $174.00

               1999                 $169.50                $174.50

               2000                 $170.00                $175.00

               2001                 $170.00                $180.25

               2002                 $170.00                $185.75

               2003                 $170.00                $191.25

               2004                 $170.00                $197.00

               2005                 $170.00                $203.00

               2006                 $170.00                $209.00

               2007                 $170.00                $215.25
       ------------------------------------------------------------------
        *  rounded to the nearest 25 cents, inflated at 3.0% annually
        ** Base fiscal year through September, hereinafter referred to as Year 1.
       ------------------------------------------------------------------

MARKET ANALYSIS                                                            II-26
--------------------------------------------------------------------------------

MARKET ANALYSIS SUMMARY

Conversion to a fiscal year basis

Our appraisal uses a fiscal year analysis effective October 1, 1997. The conversion to a fiscal year was calculated by projecting the subject's future occupancy levels from a calendar year base, then combining the last three months of 1997 with the first nine months of 1998 for the first fiscal year. Subsequent years repeated the same process. The inclusion of some of the months in the legislative years and some in the even numbered years, helped to normalize occupancy for the subject.

Summary of Occupancy and Average Daily Rate

Based on our foregoing analysis, the following table summarizes our projections of both occupancy and average daily room rate for the subject Four Seasons hotel over the next eleven years.

            -------------------------------------------------------
                             ESTIMATED PERFORMANCE
                           FOUR SEASONS HOTEL AUSTIN
            -------------------------------------------------------

              Fiscal Year          Occupancy        Average Daily
                Ending                                 Rate(2)
            -------------------------------------------------------
                 1998                 80%              $173.50
                 1999                 78%              $174.00
                 2000                 75%              $174.50
                 2001                77%(1)            $175.00
                 2002                 77%              $180.25
                 2003                 77%              $185.75
                 2004                 77%              $191.25
                 2005                 77%              $197.00
                 2006                 77%              $203.00
                 2007                 77%              $209.00
                 2008                 77%              $215.25
            -------------------------------------------------------
            (1) Stabilized occupancy
            (2) Presented in stated year (inflated) dollars
            -------------------------------------------------------

While it is possible that the subject property will experience growth in occupancy and average daily room rates above those estimated in this report, it is also possible that economic factors will force the property below the selected point of stability. Consequently, the estimated occupancy and average daily room rate are representative of the most likely operating potential of the Four Seasons Hotel over the projected holding period based on our analysis of the market as of the date of this appraisal. Furthermore, our projections of annual occupancy and average daily room rate, as outlined in this section of the report, are predicated on the following assumptions.

      o the hotel will continue to maintain its current or a comparable reservation system;

      o     the hotel will be managed by a competent management team;

      o management will continue to market the subject actively and maintain effective marketing efforts to all demand segments; and

      o no additional lodging facilities will enter the competitive field unless as noted within the body of this report.

                                  SECTION III

                              HIGHEST AND BEST USE

                                                                          [LOGO]

HIGHEST AND BEST USE                                                       III-1
--------------------------------------------------------------------------------

HIGHEST AND BEST USE

The appraisal of real estate always includes a determination of highest and best use. According to The Appraisal of Real Estate (Tenth Edition), Appraisal Institute, highest and best use is defined as: "The reasonable and probable use that supports the highest present value, as defined, as of the effective date of the appraisal."

In determining highest and best use, there are essentially four criteria that must be considered. These are the site must be legally permissible, physically possible, economically feasible, and maximally productive. Each of these criteria must be satisfied sequentially in order to arrive at a highest and best use conclusion.

Since the subject is currently improved, it is necessary to consider the highest and best use of the site as if vacant, in addition to its optimal use as improved. The highest and best use as if vacant is analyzed first.

HIGHEST AND BEST USE AS IF VACANT

Legally Permissible

Legal restrictions, as they apply to the subject, are private restrictions, associated with covenants, and the public restrictions of zoning regulations. There are no known private restrictions affecting title. Common restrictions, such as utility easements do exist, however, they do not adversely affect the subject site.

According to the City of Austin, the site is currently zoned CBD and DMU, with the Austin Greenbelt zoned as P. This would allow for many types of commercial utilization including a hotel.

Physically Possible

The second constraint imposed on the possible use of the site is dictated by the physical aspects of the site itself, such as size, frontage, topography, and accessibility. The size and location within a given block are the most important determinants of value. In general, the larger the site, the greater its potential to achieve economies of scale and flexibility in development.

The subject is of sufficient size to allow for a number of potential uses. However, considering the zoning designation, either an office building or hotel would be considered the most probable use. Based upon these factors, it is our belief that a hotel represents the most probable use.

Financially Feasible and Maximally Productive

Financial feasibility is based on whether the subject will attain a cash flow of sufficient quantity, quality, and duration to allow investors to recover the capital invested and achieve the necessary and expected rate of return. Factors to be considered are the timing of inflows and outflows of cash, revenues, costs, debt service, and the proceeds of a sale or refinancing.

As discussed previously, hotel occupancy and average daily room rates in the market area have

HIGHEST AND BEST USE                                                       III-2
--------------------------------------------------------------------------------

increased, with the subject hotel being the rate leader in the market. Based on our analysis of existing market conditions, it is our opinion that the highest and best use of the subject, as vacant, is for hotel development.

HIGHEST AND BEST USE "AS IMPROVED"

The subject is currently improved with a 291-room, hotel. The improvements contribute significant overall value to the site. Therefore, it is our opinion that there is no alternative, legal use that could economically justify the demolition and/or restructuring of the existing improvements at this time. As a result, it is our opinion that the highest and best use of the subject, as improved, is its current use.

                                   SECTION IV

                                    VALUATION

                                                                          [LOGO]

VALUATION                                                                   IV-1
--------------------------------------------------------------------------------

VALUATION METHODOLOGY

To arrive at an estimate of market value for the given property, special attention must be given to the typical purchaser who would be interested in that particular type of property. Market value is the most probable sales price which a property will bring, and this price depends upon the typical purchaser's reaction to the various supply and demand factors which affect the property being appraised. Of particular importance are the surrounding properties that are in competition with the subject hotel. All of this information must be derived from the market.

Considering the above framework, the appraisal process is basically an economic analysis. It consists of an orderly approach by which the problem is defined, then data are acquired, classified, analyzed and interpreted into an estimate of value. These approaches are the Cost Approach, the Income Approach and the Sales Comparison Approach. Regardless of the approach being utilized, the data under consideration are taken from the market in one form or another. Whether or not all three approaches to value are used in the valuation of a particular property depends upon the individual situation. In the event that more than one approach is utilized, the value estimates arrived at from the different approaches are correlated into a single value estimate considered to be the most appropriate for the subject property. The following is a brief discussion of each approach and its application.

      Income Approach

The Income Approach to value is predicated upon a definite relationship between the amount of income a property will earn and its value. Although all of the appraisal principles are involved in this approach, the principle of anticipation is particularly applicable. The Income Approach is an appraisal technique in which the anticipated annual net income of the subject property is processed in order to arrive at an indication of value. This process is called capitalization and it involves multiplying the annual net income by a factor or dividing it by a rate which weighs such consideration as risk, time, return on investment, and return of investment. The appropriateness of this rate or factor is critical and there are a number of techniques by which it may be developed. The net income attributable to the subject property is estimated by subtracting expenses from the property's annual potential gross income. All of these figures are derived from the market comparison of properties similar to the subject. The reliability of the Income Approach is based upon a number of considerations. These considerations include the reliability of the estimate of income and expenses, the duration of the net annual income, the capitalization rate or factor used, and the method of capitalization used. The weakness of this approach lies in the estimation of income and expenses and the fact that not all properties are suitable for this technique. The strength of this approach is that it reflects typical investor considerations as they analyze income-producing properties.

      Sales Comparison Approach

The Sales Comparison Approach to value relies heavily upon the principles of substitution. A comparative analysis between the subject and similar properties that have been sold can often provide an indication of market behavior and response to the subject. The sales are compared to the subject and adjustments for differences in location, time, terms of sale, or physical characteristics

VALUATION                                                                   IV-2
--------------------------------------------------------------------------------

can be made using the subject as the standard of comparison. Most types of properties which are bought and sold can be analyzed using "common denominators" such as the sales price per unit of comparison. The reliability of the Sales Comparison Approach to value depends to a large extent upon the degree of comparability between the sales and the subject. The major strengths of this approach include the reflection of actual market transactions and the fact the normal "common denominators" tend to be fairly easily determined. The potential weaknesses of this approach arise from the fact that the data are historical and the "ideal" comparables are usually very difficult to obtain.

      Cost Approach

The Cost Approach to value is based upon the premise that a prudent buyer will pay no more for a property than it would cost to reproduce a substitute property with the same utility. The Cost Approach is a method in which the value of a property is developed by estimating the replacement cost, or reproduction cost new, of the subject improvements, deducting the estimated depreciation from all sources, and then adding this depreciated reproduction cost of the improvements to the site value. The site value is based upon a vacant site being utilized to its highest and best use. Generally speaking, the site value is estimated via the Sales Comparison Approach. Replacement cost or reproduction cost new can be derived from reliable cost manuals and/or from interviews with reputable local contractors as well as actual cost data from comparable developments.

Depreciation can be from physical, functional, or economic causes. Depreciation can be observed from revenue loss or based upon a cost-to-cure analysis. In all cases, information concerning depreciation is developed from the market by observing comparable properties.

Specific application of the various approaches to value are demonstrated in their respective sections in this report.

      Valuation

To derive a value estimate for the subject property, we have used the Income and Sales Comparison approaches to value. These approaches require an extensive investigation of appropriate market data. The market data obtained has been developed and analyzed in the respective approaches to provide an indication of the market value of the fee simple interest in the subject property. We did not utilize the Cost Approach to value due to the age of the improvements, and the degree of subjectivity that would be needed to estimate depreciation and obsolescence. The two approaches to value utilized are developed concurrently and incorporate various findings and conclusions of each other. Our analysis and conclusions via each approach are presented in their respective sections of this report.

VALUATION                                                                   IV-3
--------------------------------------------------------------------------------

INCOME APPROACH

Basis of Estimations

On the basis of our evaluation of market findings relative to the indicated existing and potential demand for the subject Four Seasons Hotel, we have prepared schedules of estimated operating results which will likely be generated by the subject.

We have utilized the historic performance of the subject hotel, as well as composite averages of 1996 year-end operations of hotels located throughout the US as compiled from our in-house data bank, and further utilized in PKF Consulting's annual Trends in the Hotel Industry for comparison purposes. The specific comparable properties were selected based on the chain affiliation (for an indication of quality level), location, number of available rooms, occupancy level and average daily room rate. These statements, presented in constant 1997 dollars (restated at a 3.0% inflation rate if based on 1996 data), have been given to us on a voluntary basis and have not been audited by PKF Consulting. Although we believe the data to be accurate, we express no opinion as to the reliability of this financial information. In order to protect the confidentiality of the sample, these financial statements for comparable properties are aggregated and summarized on the following pages, after a presentation of the historic performance of the subject property.

o Historic Financials: The first set is the historic performance of the subject property from 1993 as well as the property's projected 1997 year-end statement. Management anticipates ending calendar year 1997 at a 81.09% occupancy and $168.59 average daily rate ($136.71 RevPAR, which compares to the stabilized RevPAR of $130.90). The historic information for the subject was afforded the most weight in our analysis. Since the subject property was purchased by the current owners in 1994, and the subject's operating performance has improved dramatically since that time, we afforded the least emphasis to the 1993 revenues and expenses. We were also able to compare management's estimates of 1997 year end performance with the property's performance for the prior 12-month period through August 1997, which is presented in the Sales Comparison approach section of this report.

o Sample Group 1: Our financial comparables include aggregate averages for a sample group of six, full service, upscale hotels. The average room count for the sample is 289. This group experienced an average rate of approximately $157.46, in 1996 constant dollars. Inflated at a 3.0% rate, the ADR was $162.19. The average occupancy level was 77.92%. This results in revenue per available room (RevPAR) of $126.38. This sample provided a check for reasonableness regarding operating ratios achievable at the subject based on our estimates of future operating performance.

o Sample Group 2: The second sample group was an aggregation of six full service hotels located either downtown Austin or just outside of the downtown Austin area. While both average rate and occupancy, as well as service levels are below that of the subject, this information was useful in comparing payroll information, energy costs relative to the local climate, property taxes per available room and food and beverage utilizations. This sample

VALUATION                                                                   IV-4
--------------------------------------------------------------------------------

      averaged 306 rooms, with a 75.13% occupancy and $95.32 average daily rate. This results in a RevPAR of $71.61.

We estimated revenues and expenses based upon the market analysis described herein, the historic performance of the subject over the past four years (including the previous 12-month period through August 1997), and the two sets of comparable properties described previously. We then incorporated such estimates with assumptions we have made regarding inflation and market penetration rates to generate the estimated annual operating results presented at the end of this section. Our estimates are for the (fiscal) years beginning October 1997 to September 1998, through September 2009.

The classification of income and expenses in the statements presented in this report follows the Uniform System of Accounts for Hotels, recommended by the American Hotel & Motel Association. This accounting system is in general use by hotels throughout the United States. In conformity with this system of classification, only direct expenses are charged to operating departments of the hotel. The general overhead items which are applicable to the operations as a whole are classified as deductions from income and include administrative and general expenses, marketing, energy costs, and property operations and maintenance.

VALUATION                                                                   IV-5
--------------------------------------------------------------------------------

HISTORIC PERFORMANCE - FOUR SEASONS HOTEL AUSTIN

                                                                                                               Forecast
                          1993                 1994                 1995                1996                1997
Departmental Sales       Amount       %       Amount       %       Amount      %       Amount      %       Amount       %
                       ----------------------------------------------------------------------------------------------------
Rooms                   9,778,900    58.2%  10,593,000    57.0%  12,350,100   58.2%  12,893,700   58.2%   14,518,300  57.4%
Food                    4,716,400    48.2%   5,313,800    50.2%   5,803,000   47.0%   6,014,000   46.6%    7,046,500  48.5%
Beverage                1,253,700    26.6%   1,320,600    24.9%   1,465,600   25.3%   1,508,500   25.1%    1,737,200  24.7%
Telephone                 439,200     4.5%     444,400     4.2%     517,600    4.2%     652,100    5.1%            0   0.0%
Minor Operated            602,000     6.2%     910,500     8.6%   1,070,300    8.7%   1,034,500    8.0%    1,980,700  13.6%
Rentals and Other          12,700     0.1%      12,700     0.1%      12,700    0.1%      34,700    0.3%            0   0.0%
                       ----------------------------------------------------------------------------------------------------
    Total Revenue      16,802,900   100.0%  18,595,000   100.0%  21,219,300  100.0%  22,137,500  100.0%   25,282,400 100.0%

Departmental Costs
Rooms                   2,694,400    27.6%   2,908,000    27.5%   3,287,700   26.6%   3,342,200   25.9%    3,721,600  25.6%
Food & Beverage         4,982,600    83.5%   5,356,300    80.7%   5,748,900   79.1%   5,868,500   78.0%    6,490,400  73.9%
Telephone                 292,400    66.6%     282,200    63.5%     345,200   66.7%     316,700   48.6%            0   0.0%
Minor Operated            556,100    92.4%     754,400    82.9%     823,400   76.9%     728,300   70.4%    1,122,300  56.7%
                       ----------------------------------------------------------------------------------------------------
   Total Expenses       8,525,500    50.7%   9,300,900    50.0%   9,661,800   48.1%  10,255,700   46.3%   11,334,300  44.8%

Gross Op. Income        8,277,400    49.3%   9,294,100    50.0%  11,014,200   51.9%  11,881,800   53.7%   13,948,100  55.2%

Unallocated Costs
Admin. & Gen.           1,674,600    10.0%   1,776,400     9.6%   1,770,600    8.3%   1,886,800    8.5%    1,985,100   7.9%
Marketing                 868,800     5.2%     882,500     4.7%   1,063,200    5.0%   1,007,600    4.6%    1,039,500   4.1%
POM                       877,100     5.2%     867,800     4.7%     945,800    4.5%     959,200    4.3%    1,028,900   4.1%
Energy                    676,700     4.0%     659,500     3.5%     637,300    3.0%     626,400    2.8%      676,500   2.7%
                       ----------------------------------------------------------------------------------------------------
Total Unallocated       4,097,200    24.4%   4,186,200    22.5%   4,416,900   20.8%   4,480,000   20.2%    4,730,000  18.7%

Inc. Before Fixed       4,180,200    24.9%   5,107,900    27.5%   6,507,300   31.1%   7,401,800   33.4%    9,218,100  36.5%
Fixed/Other Costs
Management Fee            503,700     3.0%     498,300     2.7%     459,200    2.2%     479,300    2.2%      851,500   3.4%
Prop.Taxes/Insurance      897,900     5.3%     889,700     4.8%     835,000    3.9%     923,200    4.2%      976,300   3.9%
Incentive Fees(1)         265,900     1.6%     316,200     1.7%     139,000    0.7%     206,200    0.9%            0   0.0%
                       ----------------------------------------------------------------------------------------------------
     Total Fixed        1,667,500     9.9%   1,704,200     9.2%   1,433,200    6.8%   1,608,700    7.3%    1,827,800   7.2%
Rent                      184,800     1.1%     181,400     1.0%     182,300    0.9%     183,100    0.8%      188,300   0.7%
Net Operating Inc.      2,327,900    13.9%   3,222,300    17.3%   4,981,800   23.5%   5,610,000   25.3%    7,202,000  28.5%
                       ====================================================================================================

Note: Percentages are of total sales except for departmental expenses, which are a percentage of departmental sales.
(1) Incentive fee included in Management Fee in Forecast 1997 totals.

Total Rooms                           292                  292                 292                 291                 291
Occupancy                           77.10%               74.80%              79.40%              76.50%              81.09%
ADR                                $118.96              $132.85             $145.92             $158.16             $168.59

                        Source: Four Seasons Hotel Austin

VALUATION                                                                   IV-6
--------------------------------------------------------------------------------

           SAMPLE GROUP 1: COMPARABLE HOTELS AGGREGATED GROUP RESULTS

                                            Inflated
Departmental Sales                         1997 Amount      Percent   Per Available Room/Year
                                         ----------------------------------------------------
Rooms                                      $79,876,615        57.5%                 $46,125
Food and Beverage                           48,361,802        60.5%                  27,927
Telephone                                    4,104,207         5.1%                   2,370
Minor Operated                               3,996,964         5.0%                   2,308
Rentals and Other                            2,673,079         3.3%                   1,544
                                         ----------------------------------------------------
      Total Revenue                        139,012,667       100.0%                  80,274

Departmental Expenses
Rooms                                       19,082,348        23.9%                  11,019
Food & Beverage                             33,399,919        69.1%                  19,287
Telephone                                    1,561,010        38.0%                     901
Minor Operated                               3,467,180        86.7%                   2,002
                                         ----------------------------------------------------
       Total Expenses                       57,510,457        41.4%                  33,210

Gross Operating Income                      81,502,210        58.6%                  47,064

Unallocated Expenses
Administrative & General                    11,179,929         8.0%                   6,456
Franchise Fee                                1,150,605         0.8%                     664
Marketing                                    7,818,595         5.6%                   4,515
Property Operations & Maintenance            5,876,754         4.2%                   3,394
Energy                                       4,209,229         3.0%                   2,431
                                         ----------------------------------------------------
       Total Unallocated Expenses           30,235,112        21.8%                  17,459

Income Before Fixed Charges                 51,267,098        36.9%                  29,605
Fixed Charges/Other Expenses
Management Fee                               5,579,647         4.0%                   3,222
Property Taxes                               3,153,871         2.3%                   1,821
Insurance                                      674,699         0.5%                     390
                                         ----------------------------------------------------
       Total Fixed Charges                   9,408,217         6.8%                   5,433

Net Operating Income                       $41,858,881        30.1%                 $24,172
                                         ====================================================

Note: Percentages are of total sales except for departmental expenses, which are a percentage of departmental sales.
Total Number of Hotels                                            6
Average Numbers Units Available/Day                             289
Average Percentage of Occupancy                              77.92%
Average ADR Per Occupied Room (1997)                        $162.19

              Source: PKF Consulting/Hospitality Advisory Services

VALUATION                                                                   IV-7
--------------------------------------------------------------------------------

           SAMPLE GROUP 2: COMPARABLE HOTELS AGGREGATED GROUP RESULTS

                          (Austin Properties)    Inflated
Departmental Sales                              1997 Amount      Percent  Per Available Room/Year
                                              ---------------------------------------------------
Rooms                                           $47,995,257        65.0%                $26,137
Food and Beverage                                20,459,278        42.6%                 11,142
Telephone                                         1,961,458         4.1%                  1,068
Minor Operated                                    1,976,028         4.1%                  1,076
Rentals and Other                                 1,468,748         3.1%                    800
                                              ---------------------------------------------------
     Total Revenue                               73,860,769       100.0%                 40,223

Departmental Expenses
Rooms                                            12,272,713        25.6%                  6,684
Food & Beverage                                  13,996,645        68.4%                  7,622
Telephone                                         1,294,781        66.0%                    705
Minor Operated                                    1,935,615        98.0%                  1,054
                                              ---------------------------------------------------
     Total Expenses                              29,499,754        39.9%                 16,065

Gross Operating Income                           44,361,015        60.1%                 24,158

Unallocated Expenses
Administrative & General                          7,799,763        10.6%                  4,248
Franchise Fee                                       570,208         0.8%                    311
Marketing                                         5,114,356         6.9%                  2,785
Property Operations & Maintenance                 3,497,236         4.7%                  1,905
Energy                                            3,308,036         4.5%                  1,802
Unallocated Expenses                                567,839         0.8%                    309
                                              ---------------------------------------------------
     Total Unallocated Expenses                  20,857,438        28.2%                 11,359

Income Before Fixed Charges                      23,503,577        31.8%                 12,800
Fixed Charges/Other Expenses
Management Fee                                    2,246,372         3.0%                  1,223
Property Taxes                                    2,746,721         3.7%                  1,496
Insurance                                           376,712         0.5%                    205
                                              ---------------------------------------------------
     Total Fixed Charges                          5,369,805         7.3%                  2,924

Net Operating Income                            $18,133,772        24.6%                 $9,875
                                              ===================================================

Note: Percentages are of total sales except for departmental expenses, which are a percentage of departmental sales.

Total Number of Hotels                                               6
Average Numbers Units Available/Day                                306
Average Percentage of Occupancy                                 75.13%
Average ADR Per Occupied Room (1997)                            $95.32

              Source: PKF Consulting/Hospitality Advisory Services

VALUATION                                                                   IV-8
--------------------------------------------------------------------------------

INCOME AND EXPENSE PROJECTIONS

On the basis of our estimates of the future occupancies and average daily room rates achievable at the subject hotel, together with our analysis of operating data from comparable hotels, industry averages and our general knowledge of the hospitality industry as it relates to Austin, we have prepared a stabilized income statement. The following is a brief discussion of the reasoning behind our projections of departmental revenues and expenses, unallocated expenses, and fixed charges/other expenses.

      Departmental Revenues and Expenses

Room Revenue: - There are two major factors in the computation of the room revenue figure: the average daily room rate and the projection of an occupancy curve for the subject. Based on an analysis presented previously in this report, we have projected rooms revenues based upon a stabilized occupancy of 77% and an average daily rate of $170.00 (in constant, 1997 dollars).

Room Expense: - Rooms departmental expenses include salaries, wages and related taxes and benefits from employees in the front office, housekeeping, laundry and security departments.

Guest supplies such as linens, towels, glasses, ashtrays, shampoo and soap as well as cleaning supplies and uniforms for personnel are included in rooms departmental expenses. Travel agent commissions and other miscellaneous expenses are also included. The following chart reflects the basis for our estimates:

================================================================================
                                         Ratio to Room Sales     Range of Ratios
    Comparable Data Source               ---------------------------------------
                                         Average      Median     Low        High
--------------------------------------------------------------------------------
Subject Historic (1993 - 1997 forecast)   26.4%        26.3%     25.1%     27.6%
Subject 12-Mo. through August 1997                          25.1%
Sample Group 1                            23.9%        23.6%     20.2%     28.8%
Sample Group 2 (Austin sample)            25.5%        25.8%     21.6%     30.0%
Subject Estimate (stabilized)                               25.4%
================================================================================

While the subject's estimate is slightly higher than its previous 12-month performance, it is 0.5% lower than management's forecast for year end 1997. In addition, it is within the ranges indicated by the sample groups.

Food and Beverage Revenue: The Four Seasons has a very popular restaurant and bar, as well as a strong banquet/catering business. We have estimated revenues as follows:

VALUATION                                                                   IV-9
--------------------------------------------------------------------------------

================================================================================
                                       F&B Ratio to Room Sales   Range of Ratios
      Comparable Data Source           -----------------------------------------
                                          Average   Median          Low     High
--------------------------------------------------------------------------------
Subject Historic (1993 - 1997 forecast)    60.2%     60.1%         58.3%   62.6%

Subject 12-Mo. through August 1997                          59.7%

Sample Group 1                             58.5%     60.9%         28.5%   82.2%

Sample Group 2 (Austin sample)             39.5%     36.5%         25.9%   58.3%

Subject Estimate (stabilized)                               60.0%
================================================================================

Food and Beverage Expense: Food and beverage expense includes the cost of food and beverage consumed and other typical expenses incurred in the operation of the department. It also accounts for salaries and wages, associated employee benefits, china, glassware, tableware, linen, contract cleaning, kitchen fuel and laundry for the food and beverage operation. The following reflects the basis for our projections.

================================================================================
                                       F&B Ratio to F&B Sales    Range of Ratios
      Comparable Data Source           -----------------------------------------
                                          Average   Median          Low     High
--------------------------------------------------------------------------------
Subject Historic (1993 - 1997 forecast)    78.2%     78.6%         73.8%   83.5%

Subject 12-Mo. through August 1997                          73.8%

Sample Group 1                             82.4%     80.8%         70.1%  103.4%

Sample Group 2 (Austin sample)             77.4%     81.0%         64.0%   85.7%

Subject Estimate (stabilized)                               75.5%
================================================================================

Telephone Revenue - Telephone revenues, generated by both local and long distance calls were estimated based on the following:

===============================================================================================
                                     Ratio to Room Sales   Range of Ratios  $ Per Occ. Room
      Comparable Data Source         ----------------------------------------------------------
                                       Average  Median      Low      High   Average      Median
-----------------------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)     4.6%   4.2%       4.2%     5.1%    $6.70       $5.57

Subject 12-Mo. through August 1997                    5.1%                         8.49

Sample Group 1                            5.0%   4.8%       2.9%     7.9%    4.59        14.12

Sample Group 2                            4.0%   3.8%       3.1%     5.1%    3.97         3.29

Subject Estimate (stabilized)                         5.0%                         8.50
================================================================================================

VALUATION                                                                  IV-10
--------------------------------------------------------------------------------

Telephone Expenses - We have assumed telephone expenses to continue at their current rate, which has been improving over the past several years. The property's lowest ratio occurred in 1996 at 48.6% of telephone sales. A comparison of the comparables follows. The subject is in line with the mean and median of the comparable sets.

================================================================================
                                     Ratio to Telephone Sales   Range of Ratios

        Comparable Data Source       -------------------------------------------
                                        Average      Median        Low      High
--------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)    59.1%       63.5%        48.6%    66.7%

Subject 12-Mo. through August 1997                         50.4%

Sample Group 1                           40.6%       42.2%        25.1%    53.3%

Sample Group 2 (Austin set)              70.0%       64.1%        48.6%   110.1%

Subject Estimate (stabilized)                              50.4%
================================================================================

It should be noted regarding the comparables that telephone profitability may vary dramatically with the age of the equipment, the type of system, in-house accounting allocations and whether or not the property charges for local calls. As noted, our estimate falls within the range of the comparables.

Minor Operated Departments (MOD) - Included in this department are revenues and expenses associated primarily with the valet/guest laundry, mini bars, safe rentals, movie sales, vending and game commissions, the gift shop, health club, garage and miscellaneous sales. A comparison with industry averages is difficult since this revenue item is tied to the amenities offered at the property. As such, we have relied on the historic performance of the subject as follows.

===================================================================================================
                                      Ratio to Room Sales   Range of Ratios    $ Per Avail. Room
        Comparable Data Source        -------------------------------------------------------------
                                      Average   Median      Low       High   Average  Median  High
---------------------------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)   8.9%     8.5%       6.2%     13.6%    3,886    3,610  6,807

Subject 12-Mo. through August 1997                   8.4%                             4,111

Sample Group 1                          5.0%     5.7%       1.7%      7.5%    2,323    2,371  3,922

Sample Group 2                          3.6%     4.3%       0.6%      5.9%    1,074     970   2,710

Subject Estimate (stabilized)                        8.4%                             4,000
===================================================================================================

Expenses in this department for the subject averaged 73.1%, with a median of 73.7%. Most recently, however, the property was at 59.6% through August 1997, and anticipates ending 1997 at 56.7%. It should be noted that the hotel has acquired land for parking that will no longer be an expense to them. As such, we have assumed the lower expense as reasonable.

VALUATION                                                                  IV-11
--------------------------------------------------------------------------------

Rentals and Other Income (net). Rentals and Other Income includes revenue derived from leased space as well as income from sources not included in the previously mentioned departments. For the subject, this includes several retail shops. Our estimate relies most heavily on actual recent performance, and is based on the following information:

====================================================================================================

                                      Ratio to Room Sales   Range of Ratios    $ Per Avail. Room
       Comparable Data Source         --------------------------------------------------------------
                                      Average   Median      Low       High   Average   Median  High
----------------------------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)   0.2%     0.1%       0.1%      0.3%      62       43     119

Subject 12-Mo. through August 1997                   NAV                               NAV

Sample Group 1                          3.1%     1.1%       0.5%     11.1%    1,558      562   5,972

Sample Group 2                          3.5%     1.6%       0.3%     11.2%     850       656   2,232

Subject Estimate (stabilized)                        0.3%                              120
====================================================================================================

Again, it is difficult to compare to other facilities, since the amount of rental space can vary significantly.

     Undistributed Operating Expenses

Administrative and General Expenses - Expenses in this category include those for the administrative staff salaries and related costs, credit card commissions, data processing, general and liability insurance, administrative telephone expenses, postage, provision for doubtful accounts, legal fees, association dues and other items normally associated with this classification.

==================================================================================================
                                      Ratio to Total Sales  Range of Ratios    $ Per Avail. Room
       Comparable Data Source         ------------------------------------------------------------
                                      Average   Median      Low        High  Average       Median
--------------------------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)   8.7%     8.4%       7.9%      10.0%   6,309         6,284

Subject 12-Mo. through August 1997                    7.9%                           6,666

Sample Group 1                          8.5%     7.4%       6.2%      14.1%   6,475         6,516

Sample Group 2                         11.1%     9.9%       9.2%      14.9%   4,303         3,993

Subject Estimate (stabilized)                         8.2%                           6,766
===================================================================================================

While the subject's estimate is lower than the average and median of its historic performance, it is slightly higher than its most recent expense.

Marketing - Marketing expenses reflect the level of expenditure we believe will be necessary to properly promote the subject position in the market and to attain the projected operating results. In addition to salaries, wages and benefits, marketing expenses include advertising and promotional costs, internal merchandising costs, association dues, telephone and postage costs and other items

VALUATION                                                                  IV-12
--------------------------------------------------------------------------------

normally associated with the operation of the marketing department.

===================================================================================================
                                       Ratio to Total Sales  Range of Ratios    $ Per Avail. Room
        Comparable Data Source         ------------------------------------------------------------
                                        Average  Median      Low      High     Average       Median
---------------------------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)     4.6%    4.6%       4.1%     5.2%      3,384        3,517

Subject 12-Mo. through August 1997                     4.3%                            3,632

Sample Group 1                            5.7%    5.4%       4.6%     7.7%      4,521        4,420

Sample Group 2                            7.5%    6.5%       3.7%     12.0%     2,736        2,567

Subject Estimate (stabilized)                          4.5%                            3,729
===================================================================================================

The Four Seasons does not pay franchise fees, which was not true of some of the properties in the two sample groups. The property is subject to a royalty fee, fees for corporate sales and marketing services, as well as advertising and reservation fees. The subject is well established in the Austin market, and has no other main competitor in its rate category. As such, we have relied most heavily on the historic performance of the property.

Property Operations and Maintenance - Property operations and maintenance expenditures include payroll and related taxes and benefits, costs for preventative maintenance and repairs to mechanical equipment, painting and decorating, grounds maintenance and the supplies necessary to operate this department.

===================================================================================================
                                       Ratio to Total Sales  Range of Ratios   $ Per Avail. Room
        Comparable Data Source         ------------------------------------------------------------
                                        Average  Median      Low      High     Average       Median
---------------------------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)     4.5%    4.4%       4.1%     5.2%      3,271        3,288

Subject 12-Mo. through August 1997                     4.2%                           3,578

Sample Group 1                            4.4%    4.1%       3.5%     5.7%      3,404        3,397

Sample Group 2                            4.8%    4.8%       4.3%     5.7%      1,921        1,758

Subject Estimate (stabilized)                          4.4%                           3,636
===================================================================================================

Energy - Energy costs to operate the subject hotel have been estimated on the basis of historic performance, supported by average expenditures at comparable properties. Energy costs for hotels are typically estimated on a cost per available room, due to the existence of corridors and public areas which require heating or air conditioning at all times. We have estimated energy costs to be $2,300 per available room, based on the following:

VALUATION                                                                  IV-13
--------------------------------------------------------------------------------

================================================================================
                                                  $ Per Available Room
      Comparable Data Source           -----------------------------------------
                                       Average   Median            Low     High
--------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)   2,253    2,271            2,153    2,325

Subject 12-Mo. Through August 1997                       2,284

Sample Group 1                          2,434    2,510            1,944    2,878

Sample Group 2 (Austin set)             1,812    1,635            1,322    2,624

Subject Estimate (stabilized)                            2,300
================================================================================

Fixed Expenses

Management Fee - A negotiated rate, base management fees tend to vary between 3.0% and 5.0% of total sales. Typically, limited service or properties operating in lower revenue environments tend to command the higher percentages, since a base hurdle would need to be met in order to justify fixed payroll costs. Conversely, full-service and luxury oriented properties tend to reflect lower percentages, but of significantly higher achievable revenues. Many times a low base management fee will be paired with an incentive fee which is typically calculated off of profit. Again, these fees vary widely, and are an incentive to control costs for the management company. Incentive fees allow a sharing of profit, and may be calculated off of net operating income, cash flows after reserves and/or debt service, or any number of defined (net) cash flows.

The subject's management agreement calls for a base fee of 3% of rooms revenue and 1% of other revenue, a percentage of which would be deferred to the extent NOI is less than $3,100,000. This would not apply in the case of the subject's estimates of future performance. An incentive fee which is fairly complex in its calculation, is equal to 5% of a base amount (relating to cash flows and/or corporate service charges) and 10% of cash flows in excess of the base amount. Historically, combining the management and incentive fees, fees have ranged from 2.8% to 4.6% of total sales. The comparable data sets, adjusted for incentive fees if applicable, reflected the following.

================================================================================
                                       Ratio to Total Sales      Range of Ratios
     Comparable Data Source            -----------------------------------------
                                         Average    Median        Low       High
--------------------------------------------------------------------------------
Subject Historic (1993-1997 forecast)      3.6%      3.3%        2.8%       4.6%

Subject 12-Mo. through August 1997                         3.3%

Sample Group 1                             3.6%      3.5%        0.0%       7.7%

Sample Group 2 (Austin set)                3.0%      3.0%        2.0%       3.9%

Subject Estimate (stabilized)                              3.5%
================================================================================

VALUATION                                                                  IV-14
--------------------------------------------------------------------------------

Estimates by management of total fees for 1997 equal 3.4% of total sales. Based on this, as well as comparing fees paid by the comparable sets, we have assumed 3.5% of total sales as reasonable.

Real Estate and Property Taxes - Real estate and property taxes have been estimated based upon the current tax rates in the market area for the subject and Austin comparable properties, as further detailed previously in this report. Based on historic taxes, as well as conversations with the property controller, real estate taxes for the subject have been estimated at $945,000. We have not compared it to our set of aggregated comparables, as tax rates vary widely throughout the country.

Building and Contents Insurance - Building and Contents insurance premium levels are difficult to aggregate, based on the many options available in terms of deductibles, limits of liability, business interruption and/or flood riders, in addition to the fact that many companies are self insured. As such, insurance rates for the subject were estimated based on historic costs, which were compared to the average and median comparable group results. Based on the current premium in place, we have projected insurance to be $116,000. This compares to the comparables as follows.

================================================================================
                                               $ Per Available Room
    Comparable Data Source          --------------------------------------------
                                    Average    Median          Low          High
--------------------------------------------------------------------------------
Sample Group 1                        392       452             46           625

Sample Group 2                        211       129             76           471

Subject Estimate (stabilized)                           399

================================================================================

Rent/CAM - The property pays a common area maintenance fee based on their space within San Jacinto Center. The common area includes the front drive, top parking lot and underground parking. It is shared three ways: the hotel, office tower and retail center. The recently acquired development parcel (to be used for parking in the interim), represented approximately 5% of the 44,335 square feet of common area. As such, historically, this cost has ranged from approximately $181,000 to almost $185,000. A non-typical charge occurred from September 1996 to January 1997, when they purchased the development parcel, so the $235,800 reflected on the 12-month statement through August would not be anticipated in the future. According to the controller, they anticipate the charge at $18,000 per month, or $216,000.

Reserve for Replacement - We have deducted a reserve for replacement of furniture, fixtures and equipment as well as other short-lived items such as roof coverings and interior finishes. The reserve represents a fixed amount of 4.0% of total revenues throughout the period utilized in the analysis. This amount is assumed to be used for replacement or renovations of the property as needed to maintain the competitive market position of the hotel. The management agreement reflects a 3.0% reserve until the year 2000, after which the reserve would be equal to 4.0%. In reality, neither reserve amount is indicative of actual expenditures within the industry. Most major capital renovations are financed via new loans or at resale. However, the appraisal industry recognizes a standard of between 3.0% to 4.0% for valuation purposes. We feel that a 4.0% reserve would be appropriate for the subject property.

VALUATION                                                                  IV-15
--------------------------------------------------------------------------------

Estimated Future Operating Performance

The following charts reflect the estimate of future operating performance of the subject. The first chart reflects the stabilized year (fiscal 2001) in constant dollars. The next three pages reflect statements of operating performance for the next 10 years in both constant and inflated dollars.

VALUATION                                                                  IV-16
--------------------------------------------------------------------------------

                   Four Seasons Hotel Austin - Stabilized Year
              Schedule of Stabilized Cash Flow Before Debt Service
                                Constant Dollars

                                                               2001
                                                   -----------------------------
                                                      Amount          Percent
                                                   ------------     ------------
Revenues:
    Rooms                                           $13,904,000            57.6%
    Food & Beverage                                   8,342,000            34.6%
    Telephone                                           695,000             2.9%
    Minor Operating Departments                       1,164,000             4.8%
    Rental & other income, net                           35,000             0.1%
                                                   ------------     ------------
                                                     24,140,000           100.0%
                                                   ------------     ------------
Departmental expenses:
    Rooms                                             3,534,000            25.4%
    Food & Beverage                                   6,297,000            75.5%
    Telephone                                           350,000            50.4%
    Minor Operating Departments                         698,000            60.0%
                                                   ------------     ------------
                                                     10,879,000            45.1%
                                                   ------------     ------------
Gross Operating Income                               13,261,000            54.9%
                                                   ------------     ------------

Unallocated operating expenses:
    Administrative and general                        1,969,000             8.2%
    Marketing                                         1,085,000             4.5%
    Energy costs                                        669,000             2.8%
    Property operation and maintenance                1,058,000             4.4%
                                                   ------------     ------------
                                                      4,781,000            19.8%
                                                   ------------     ------------
Cash Flow before Management
    Fee and Fixed Charges                             8,480,000            35.1%
                                                   ------------     ------------
Management Fee and Fixed Charges:
    Management Fee                                      845,000             3.5%
    Property Taxes                                      945,000             3.9%
    Property Insurance                                  116,000             0.5%
    Lease/CAM                                           216,000             0.9%
    Replacement Reserve                                 966,000             4.0%
                                                   ------------     ------------
                                                      3,088,000            12.8%
                                                   ------------     ------------
Cash Flow before debt Service
    (Net Operating Income)                          $ 5,392,000            22.3%
                                                   ============     ============

          The comments and assumptions contained in this report are an integral part of this prospective financial presentation

VALUATION                                                                  IV-17
--------------------------------------------------------------------------------

                          Four Seasons - Austin, Texas
                    Schedule of Cash Flow Before Debt Service
                         Constant (1997) Dollars (000)

                                            1998           1999            2000             2001            2002           2003
                                      Amount Percent  Amount Percent  Amount Percent  Amount Percent  Amount Percent  Amount Percent
                                     -----------------------------------------------------------------------------------------------
Revenues:
 Rooms                               $14,318   57.7% $14,001   57.6% $13,503   57.5% $13,904   57.6% $13,904   57.6% $13,904   57.6%
 Food & Beverage                       8,591   34.6%   8,401   34.6%   8,102   34.5%   8,342   34.6%   8,342   34.6%   8,342   34.6%
 Telephone                               722    2.9%     704    2.9%     677    2.9%     695    2.9%     695    2.9%     695    2.9%
 Minor Operated Departments            1,164    4.7%   1,164    4.8%   1,164    5.0%   1,164    4.8%   1,164    4.8%   1,164    4.8%
 Rental & other income, net               35    0.1%      35    0.1%      35    0.1%      35    0.1%      35    0.1%      35    0.1%
                                     -------         -------         -------         -------         -------         -------
                                      24,830  100.0%  24,305  100.0%  23,481  100.0%  24,140  100.0%  24,140  100.0%  24,140  100.0%
                                     -------         -------         -------         -------         -------         -------
Departmental expenses:
 Rooms                                 3,569   24.9%   3,543   25.3%   3,501   25.9%   3,534   25.4%   3,534   25.4%   3,534   25.4%
 Food & Beverage                       6,391   74.4%   6,319   75.2%   6,206   76.6%   6,297   75.5%   6,297   75.5%   6,297   75.5%
 Telephone                               361   50.0%     354   50.3%     343   50.7%     350   50.4%     350   50.4%     350   50.4%
 Minor Operated Departments              698   60.0%     698   60.0%     698   60.0%     698   60.0%     698   60.0%     698   60.0%
                                     -------         -------         -------         -------         -------         -------
                                      11,019   44.4%  10,914   44.9%  10,748   45.8%  10,879   45.1%  10,879   45.1%  10,879   45.1%
                                     -------         -------         -------         -------         -------         -------
Gross Operating Income                13,811   55.6%  13,391   55.1%  12,733   54.2%  13,261   54.9%  13,261   54.9%  13,261   54.9%
                                     -------         -------         -------         -------         -------         -------
Unallocated operating expenses:
 Administrative and general            1,975    8.0%   1,970    8.1%   1,963    8.4%   1,969    8.2%   1,969    8.2%   1,969    8.2%
 Marketing                             1,086    4.4%   1,085    4.5%   1,083    4.6%   1,085    4.5%   1,085    4.5%   1,085    4.5%
 Energy costs                            669    2.7%     669    2.8%     669    2.8%     669    2.8%     669    2.8%     669    2.8%
 Property operation and maintenance    1,062    4.3%   1,059    4.4%   1,055    4.5%   1,058    4.4%   1,058    4.4%   1,058    4.4%
                                     -------         -------         -------         -------         -------         -------
                                       4,792   19.3%   4,783   19.7%   4,770   20.3%   4,781   19.8%   4,781   19.8%   4,781   19.8%
                                     -------         -------         -------         -------         -------         -------
Cash Flow before Management
  Fee and Fixed Charges                9,019   36.3%   8,608   35.4%   7,963   33.9%   8,480   35.1%   8,480   35.1%   8,480   35.1%
                                     -------         -------         -------         -------         -------         -------
Management Fee and Fixed Charges:
 Management Fee                          869    3.5%     851    3.5%     822    3.5%     845    3.5%     845    3.5%     845    3.5%
 Property Taxes                          945    3.8%     945    3.9%     945    4.0%     945    3.9%     945    3.9%     945    3.9%
 Property Insurance                      116    0.5%     116    0.5%     116    0.5%     116    0.5%     116    0.5%     116    0.5%
 Lease/CAM                               216    0.9%     216    0.9%     216    0.9%     216    0.9%     216    0.9%     216    0.9%
 Replacement Reserve                     993    4.0%     972    4.0%     939    4.0%     966    4.0%     966    4.0%     966    4.0%
                                     -------         -------         -------         -------         -------         -------
                                       3,139   12.6%   3,100   12.8%   3,038   12.9%   3,088    12.8%   3,088  12.8%   3,088   12.8%
                                     -------         -------         -------         -------         -------         -------
Cash Flow before Debt Service
 (Net Operating Income)               $5,880   23.7%   $5,508  22.7%  $4,925   21.0%  $5,392    22.3%  $5,392  22.3%  $5,392   22.3%
                                     =======         ========        =======         =======         ========        =======
Occupancy                               80.0%            78.0%          75.0%           77.0%            77.0%          77 0%
Average Rate                         $168.50          $169.00        $169.50         $170.00          $170.00        $170.00

      Note: Percentages are of total sales except for departmental expenses which are a percentage of departmental sales
          The comments and assumptions contained in this report are an integral part of this financial analysis
--------------------------------------------------------------------------------

VALUATION                                                                  IV-18
--------------------------------------------------------------------------------

                          Four Seasons - Austin, Texas
              Schedule of Prospective Cash Flow Before Debt Service
                           Stated-year dollars (000)

                                            1998           1999            2000             2001            2002           2003
                                      Amount Percent  Amount Percent  Amount Percent  Amount Percent  Amount Percent  Amount Percent
                                     -----------------------------------------------------------------------------------------------
Revenues:
Rooms                                $14,743   57.7% $14,851   57.6% $14,757   57.5% $15,642   57.6% $16,112   57.6% $16,603   57.6%
 Food & Beverage                       8,848   34.6%   8,912   34.6%   8,853   34.5%   9,389   34.6%   9,671   34.6%   9,961   34.6%
 Telephone                               744    2.9%     747    2.9%     740    2.9%     782    2.9%     806    2.9%     830    2.9%
 Minor Operated Departments            1,199    4.7%   1,235    4.8%   1,272    5.0%   1,310    4.8%   1,349    4.8%   1,390    4.8%
 Rental & other income, net               36    0.1%      37    0.1%      38    0.1%      39    0.1%      40    0.1%      41    0.1%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                      25,570  100.0%  25,782  100.0%  25,660  100.0%  27,162  100.0%  27,978  100.0%  28,825  100.0%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------

Departmental expenses:
 Rooms                                 3,677   24.9%   3,759   25.3%   3,826   25.9%   3,977   25.4%   4,096   25.4%   4,219   25.4%
 Food & Beverage                       6,583   74.4%   6,704   75.2%   6,781   76.6%   7,088   75.5%   7,300   75.5%   7,519   75.5%
 Telephone                               372   50.0%     375   50.2%     375   50.7%     394   50.4%     406   50.4%     418   50.4%
 Minor Operated Departments              719   60.0%     741   60.0%     763   60.0%     786   60.0%     810   60.0%     834   60.0%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                      11,351   44.4%  11,579   44.9%  11,745   45.7%  12,245   45.1%  12,612   45.1%  12,990   45.1%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Gross Operating Income                14,219   55.6%  14,203   55.1%  13,915   54.2%  14,917   54.9%  15,366   54.9%  15,835   54.9%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------

Unallocated operating expenses:
 Administrative and general            2,034    8.0%   2,090    8.1%   2,145    8.4%   2,216    8.2%   2,282    8.2%   2,351    8.2%
 Marketing                             1,119    4.4%   1,151    4.5%   1,183    4.6%   1,221    4.5%   1,257    4.5%   1,295    4.5%
 Energy costs                            689    2.7%     710    2.8%     731    2.8%     753    2.8%     776    2.8%     799    2.8%
 Property operation and maintenance    1,093    4.3%   1,123    4.4%   1,153    4.5%   1,191    4.4%   1,227    4.4%   1,264    4.4%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                       4,935   19.3%   5,074    197%   5,212   20.3%   5,381   19.8%   5,542   19.8%   5,709   19.8%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Cash Flow before Management
 Fee and Fixed Charges                 9,284   36.3%   9,129   35.4%   8,703   33.9%   9,536   35.1%   9,824   35.1%  10,126   35.1%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
 Management Fee and Fixed Charges:
 Management Fee                          895    3.5%     902    3.5%     898    3.5%     951    3.5%     979    3.5%   1,009    3.5%
 Property Taxes                          973    3.8%   1,002    3.9%   1,032    4.0%   1,063    3.9%   1,095    3.9%   1,128    3.9%
 Property Insurance                      120    0.5%     123    0.5%     127    0.5%     131    0.5%     135    0.5%     139    0.5%
 Leases/CAM                              222    0.9%     229    0.9%     236    0.9%     243    0.9%     250    0.9%     258    0.9%
 Replacement Reserve                   1,023    4.0%   1,031    4.0%   1,026    4.0%   1,086    4.0%   1,119    4.0%   1,153    4.0%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                       3,233   12.6%   3,287   12.7%   3,319   12.9%   3,474   12.8%   3,578   12.8%   3,687   12.8%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------

Cash Flow before debt Service
 (Net Operating Income)               $6,051   23.7%  $5,842   22.7%  $5,384   21 0%  $6,062   22.3%  $6,246   22.3%  $6,439   22.3%
                                     =======         =======         =======         =======         =======         =======
Occupancy                               80.0%           78.0%           75.0%           77,0%           77.0%           77.0%
Average Rate                         $173.50         $179.25         $185.25         $191.25         $197.00         $203.00

      Note: Percentages are of total sales except for departmental expenses which are a percentage of departmental sales

          The comments and assumptions contained in this report are an integral part of this prospective financial analysis
--------------------------------------------------------------------------------

VALUATION                                                                  IV-19
--------------------------------------------------------------------------------

                          Four Seasons - Austin, Texas
              Schedule of Prospective Cash Flow Before Debt Service
                           Stated-year dollars (000Os)

                                            2004           2005            2006            2007            2008           2009
                                      Amount Percent  Amount Percent  Amount Percent  Amount Percent  Amount Percent  Amount Percent
                                     -----------------------------------------------------------------------------------------------
Revenues:
 Rooms                               $17,093   57.6% $17,604   57.6% $18,136   57.6% $18,688   57.6% $19,240   57.6% $19,833   57.6%
 Food & Beverage                      10,260   34.6%  10,568   34.6%  10,885   34.6%  11,211   34.6%  11,548   34.6%  11,894   34.5%
 Telephone                               855    2.9%     881    2.9%     907    2.9%     934    2.9%     962    2.9%     991    2.9%
 Minor Operated Departments            1,432    4.8%   1,475    4.8%   1,519    4.8%   1,564    4.8%   1,611    4.8%   1,660    4.8%
 Rental & other income, net               43    0.1%      44    0.1%      45    0.1%      47    0.1%      48    0.1%      49    0.1%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                      29,683  100.0%  30,572  100.0%  31,492  100.0%  32,444  100.0%  33,409  100.0%  34,427  100.0%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Departmental expenses:
 Rooms                                 4,346   25.4%   4,476   25.4%   4,611   25.4%   4,749   25.4%   4,891   25.4%   5,038   25.4%
 Food & Beverage                       7,745   75.5%   7,977   75.5%   8,216   75.5%   8,463   75.5%   8,717   75.5%   8,978   75.5%
 Telephone                               431   50.4%     444   50.4%     457   50.4%     471   50.4%     485   50.4%     499   50.4%
 Minor Operated Departments              859   60.0%     885   60.0%     911   60.0%     939   60.0%     967   60.0%     996   60.0%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                      13,381   45.1%  13,782   45.1%  14,195   45.1%  14,622   45.1%  15,060   45.1%  15,511   45.1%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Gross Operating income                16,302   54.9%  16,790   54.9%  17,297   54.9%  17,822   54.9%  18,349   54.9%  18,916   54.9%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------

Unallocated operating expenses:
 Administrative and general            2,421    8.2%   2,494    8.2%   2,569    8.2%   2,646    8.2%   2,725    8.2%   2,807    8.2%
 Marketing                             1,334    4.5%   1,374    4.5%   1,415    4.5%   1,458    4.5%   1,501    4.5%   1,546    4.5%
 Energy costs                            823    2.8%     848    2.8%     873    2.8%     899    2.8%     926    2.8%     954    2.8%
 Property operation and maintenance    1,301    4.4%   1,340    4.4%   1,381    4.4%   1,422    4.4%   1,465    4.4%   1,509    4.4%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                       5,879   19.8%   6,056   19.8%   6,238   19.8%   6,425   19.8%   6,617   19.8%   6,816   19.8%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------

Cash Flow before Management
 Fee and Fixed Charges                10,423   35.1%  10,734   35.1%  11,059   35.1%  11,397   35.1%  11,732   35.1%  12,100   35.1%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Management Fee and Fixed Charges:
 Management Fee                        1,039    3.5%   1,070    3.5%   1,102    3.5%   1,136    3.5%   1,169    3.5%   1,205    3.5%
 Property Taxes                        1,162    3.9%   1,197    3.9%   1,232    3.9%   1,269    3.9%   1,307    3.9%   1,347    3.9%
 Property Insurance                      143    0.5%     147    0.5%     152    0.5%     156    0.5%     161    0.5%     166    0.5%
 Leases/CAM                              266    0.9%     266    0.9%     274    0.9%     282    0.9%     290    0.9%     299    0.9%
 Replacement Reserve                   1,187    4.0%   1,223    4.0%   1,260    4.0%   1,298    4.0%   1,336    4.0%   1,377    4.0%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
                                       3,797   12.8%   3,903   12.8%   4,020   12.8%   4,141   12.8%   4,263   12.8%   4,394   12.8%
                                     ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- ------- -------
Cash Flow before debt Service
 (Net Operating Income)               $6,626   22.3%  $6,831   22.3%  $7,039   22.4%  $7,256   22.4%  $7,469   22.4%  $7,706   22.4%
                                     =======         =======         =======         =======         =======         =======
Occupancy                               77.0%           77.0%           77.0%           77 0%           77.0%           77.0%
Average Rate                         $209.00         $215.25         $221.75         $228.50         $235.25         $242.50

      Note: Percentages are of total sales except for departmental expenses which are a percentage of departmental sales

          The comments and assumptions contained in this report are an integral part of this prospective financial analysis
--------------------------------------------------------------------------------

VALUATION                                                                  IV-20
--------------------------------------------------------------------------------

OVERALL CAPITALIZATION RATE ANALYSIS

Capitalization is defined as the process of converting into present value (or obtaining the present worth of) a series of anticipated future periodic installments of net income. The anticipated net income stream is converted into a value estimate by a rate which attracts purchase capital to investments with similar characteristics such as risk, terms and liquidity. The capitalization process takes into consideration the quantity, quality and durability of the income stream in determining which rates are appropriate for valuing the subject property.

Direct Capitalization

This method of capitalization converts anticipated net income to an indicated market value by use of an appropriate rate which reflects the relationship of net income to selling price for comparable properties being sold in the open market. Direct capitalization for improved properties uses an overall capitalization rate which provides a return on the investment and a return of the wasting assets. No element of time is introduced.

Acceptable methods of estimating overall capitalization rates (Ro) include 1) derivation from comparable market data, 2) debt coverage formulas, and 3) band of investment - mortgage and equity components.

     Derivation from Comparable Market Data

For the derivation from market data, we have relied on the analysis of comparable sales data and national surveys. The advantage of using this method of comparison is that differences in location, physical condition, age, access and quality of construction are inherent in the rates being achieved by the various properties, and therefore, require no adjustment to the Ro. The following chart summarizes the data relating to Ro's for the comparable hotel sales presented in the Sales Comparison Approach section.

--------------------------------------------------------------------------------
                  Summary of Indicated Overall Rates for Hotels
--------------------------------------------------------------------------------

Sale                                               Sale       Indicated Overall
No.                Name/Location                   Date      Capitalization Rate
--------------------------------------------------------------------------------

 1   De La Poste; New Orleans, Louisiana        March 1997          9.60%

 2   Ritz-Carlton Hotel; Atlanta, Georgia     September 1996       10.56%

 3   Mayfair Hotel; New York, New York           May 1996           7.62%

 4   Hyatt Regency; Austin, Texas               April 19 96         9.77%

 5   Four Seasons; Beverly Hills, California   February 1996        4.17%

     Mean/Median                                                 8.34%/9.60%
--------------------------------------------------------------------------------

The previous overall rates reflect net operating income after a 4.0% reserve for replacement. The cash flows utilized were as of the previous 12-month period prior to sale. As can be noted, the indicated capitalization rates for these hotel sales range from 4.17% to 10.56% with a central tendency of 9.60% and a mean of 8.34%. The low capitalization rate indicated by Sale 5 reflected a sales price which included rooms not currently in operation. Since the structure and land is available, the property would be anticipated to achieve a premium. Utilizing a proforma statement, assuming cash flows to increase with improving occupancies, ADR's or profitability, the capitalization rates would be anticipated to be higher. In analyzing these capitalization rates, it is important to take into

VALUATION                                                                  IV-21
--------------------------------------------------------------------------------

consideration not only the actual performance of these properties at the time of sale but the purchasers' expectations.

As an additional source of market indicated rates, the following chart presents the results of trends of capitalization rates, based on a survey of investment criteria conducted by PKF Consulting.

================================================================================
                               Investment Criteria
--------------------------------------------------------------------------------
                     1996     1995     1994     1992     1990     1988     1986
--------------------------------------------------------------------------------
Overall Cap Rate     11.1%    11.0%    11.2%    11.9%    10.2%    11.1%    10.9%
--------------------------------------------------------------------------------
                 Source: 1997 PKF Hospitality Investment Survey
================================================================================

A breakdown of the previous rates by property type is as follows. It should be noted that the investment surveys do not include a replacement reserve within their capitalization estimates, which would effectively result in a higher rate than the sales we presented previously.

     =====================================================================
                              Capitalization Rates
     ---------------------------------------------------------------------
                                High               Low              Mean
     ---------------------------------------------------------------------
       Full Service             15.0%             8.3%             10.9%

     Limited Service            16.0%             9.0%             11.7%

          Resort                13.5%             5.0%             10.4%

                           Overall                                 11.1%
     ---------------------------------------------------------------------
           Source: 2nd Quarter 1997 PKF Hospitality Investment Survey
     =====================================================================

As noted on the chart, the full-service properties ranged from 8.3% to 15.0%, with a mean of 10.9%. The limited service properties reflected higher rates. This is due to the fact that there has been a significant amount of new supply in this category, and because they are usually less expensive to build (fewer services and amenities), and therefore fewer barriers to entry. The resorts reflected the lowest rates. Resorts are generally not dependent upon local economic conditions, and rely instead upon either amenities specific to their location, or they create their own amenities to develop a "destination". In addition, we have also researched several recent investment surveys which collect data on current capitalization rates for hotels. The results are as follows:

VALUATION                                                                  IV-22
--------------------------------------------------------------------------------

      --------------------------------------------------------------------
                         Source                     Range         Average
      --------------------------------------------------------------------
      Landauer Hotel Group                       7.5% to 13.0%     9.45%
      Hotel Investment Outlook
      1997, Volume 6, No. 1

      RERC                                      9.5% to 11.0%      10.10%
      Real Estate Report, 2nd Quarter 1997
      Vol. 26, No. 2 - 1997

      LaSalle Partners, Real Estate Finance          ---           10.40%
      Survey, January 1, 1997

      Korpacz Real Estate Investment Survey*    8.0% to 14.0%      10.20%
      3rd Quarter 1997

      Korpacz Real Estate Investment Survey**   10.0% to 13.0%     11.70%
      3rd Quarter 1997

      Korpacz Real Estate Investment Survey***  7.0% to 11.0%      8.80%
      3rd Quarter 1997
      --------------------------------------------------------------------
      *Full-service properties ** Economy/limited-service properties
      *** Luxury hotels
      --------------------------------------------------------------------

The indicated range of capitalization rates for hotels from the preceding surveys was 7.0% to 14.0%, with an average range of 8.80% to 11.70%. Note that when comparing the types of hotels, the luxury segment reflects significantly lower rates than the full service and economy/limited service properties. In addition, the American Council of Life Insurance, Investment Bulletin, for First Quarter 1997, indicated the average capitalization rate on hotel/motel loans to be 10.2%.

Capitalization Rate Using the Debt Coverage Formula - An alternative method of estimating an overall capitalization rate is the debt coverage ratio. This is the ratio of net operating income to annual debt service. Lenders are concerned with the safety of the loan investment and consequently try to provide a cushion so that the borrower will be able to meet debt service obligations.

To estimate the overall rate, the debt coverage ratio can be multiplied by the mortgage constant and the loan to value ratio. The formula is as follows:

                     --------------------------------------

                     Ro          =   DCR x Rm  x M

                     Ro              Overall Rate
                     DCR             Debt Coverage Ratio
                     Rm              Mortgage Constant
                     M               Loan to Value Ratio

                     --------------------------------------

In the second quarter 1997 issue of the Hospitality Investment Survey - PKF Consulting, 1,549 transactions were surveyed. Profiling mortgage commitments for the various property types results in the following:

VALUATION                                                                  IV-23
--------------------------------------------------------------------------------

===============================================================================================
                                       Average Mortgage Terms
   Property Type    L/V Ratio  Interest Rates   Amort. Period (Years)   DCR   Mortgage Constant
-----------------------------------------------------------------------------------------------
Full service          69.1%         9.0%                22.2            1.4         10.5%

Limited service       71.0%         9.0%                21.6            1.4         10.5%

Resort                68.7%         9.3%                22.0            1.4         10.7%

All-properties        69.8%         9.1%                21.9            1.4         10.6%

            Source: 2nd Quarter 1997 PKF Hospitality Investment Survey
===============================================================================================

Since the subject property is full service, we have afforded the most weight to that category. The following indicated capitalization rate is therefore calculated:

                           Ro   = 1.4 x 0.105 x 0.691

                                  Ro   = 10.2%

The following definitions and survey data will provide the basis for the band of investment - mortgage equity components and debt coverage formula approach to deriving the capitalization rate.

     Loan-to-Value Ratio

Loan-to-Value ratios are the relationship of the total loan amount to market value. Discussions with hotel lenders indicate typical loan-to-value ratios range from 65.0% to 70.0%. The PKF survey reflected an average loan to value ratio of 69.8% for all properties, with Full-Service properties ranging from 45.0% to 92.5%, Limited Service from 55% to 92.5% and Resorts from 55% to 85%. The 1997 issue of Landauer's Hotel Investment Outlook reflected a 70.0% loan-to-value, which is up from 64.0% a year ago. Their survey range was from 65.0% to 75.0%. According to the May 28, 1997 Investment Bulletin published by the American Council of Life Insurance, eight hotel/motel loans reported as of the 1st quarter 1997, reflected average loan to value ratios of 53.9%. Korpacz indicated debt and equity parameters for full-service/luxury product at 60.0% to 75%. For the purpose of our analysis, we have estimated a range of 65% to 75% for a typical loan-to-value ratio.

     Mortgage Interest Rate

The 1997 PKF Hospitality Investment Survey, published by PKF Consulting, reports the average mortgage interest rate for hotel loans during 1996 at 9.1%. Both Full-Service and Limited-Service properties reflected ranges from 3.3% to 11.0%, with an average of 9.0%. Resorts ranged from 8.3% to 11.3%. The interest rate reported in the 1997 Landauer survey reflected the average interest rate for hotel loans at 8.79%, with a range from 8.10% to 9.25%. The May 28, 1997 Investment Bulletin, published by the American Council of Life Insurance Companies, reports the average mortgage interest rate for eight hotel loans up to the first quarter of 1997 at 8.25%. Our discussions with lenders suggest mortgage interest rates for hotels of this type typically range from the prime lending rate to approximately two to three hundred basis points over the prime rate. According to our review

VALUATION                                                                  IV-24
--------------------------------------------------------------------------------

of the October 15, 1997 Wall Street Journal, the prime lending rate was 8.50% (effective March 26, 1997). The subject property will be considered "investment-grade" by institutional investors. Korpacz (Third Quarter 1997) reported survey respondents for full-service/luxury product with 7.5% to 8.0% interest rates. Therefore, based on the strength of the U.S. hotel market and the quality of the property, we believe a mortgage interest rate of approximately 8.0% is reflective of typical lender requirements for a luxury property.

     Mortgage Term

Discussion with lenders indicated that typical amortization schedules for loans ranged from 15.0 to 30.0 years. The PKF Survey indicated an average of 21.9 years, with all property types reflecting a high of 30 years, and lows from 10 to 15 years. Landauer estimated 23.17, and Korpacz ranged from 20 to 30 years, with an average of 22.5 years. Korpacz specifically indicated 20 to 25 years for the full-service/luxury product. The typical loan has a balloon payment due within 5.0 to 10.0 years. Consequently, we have selected a 20-year amortization period for analysis purposes.

     Equity Dividend Rate

An equity dividend rate is a rate that reflects the relationship between one year's equity income (before tax cash flow) and equity capital. Typical equity dividend rates for investment-grade properties range from the federal discount rate to the prime lending rate. According to our review of the October 15, 1997 Wall Street Journal, the federal discount rate is 5.0% while the prime lending rate is 8.50%. For comparison, 10-year treasury bonds and high-grade corporate bonds have ranged from approximately 4.9% to 8.5% over the previous three years. According to the second quarter 1997 Real Estate Report published by RERC, equity dividend rates for hotel loans averaged 12.4%. Based on our analysis of the subject property and alternative cash-on-cash returns, we believe an investment of this type would require approximately a 10.5% to 11.0% equity dividend rate to attract equity capital.

     Debt Coverage Ratio

The debt coverage ratio is used as a measure of risk by lenders and borrowers. This ratio reflects the relationship between projected net operating income and debt service. The Investment Bulletin reports debt coverage ratios averaging
1.71 during the first quarter of 1997. The second quarter 1997 PKF Survey reflected an average of 1.4 (low of 1.20, high of 1.7 for all property types). Korpacz reported a range from 1.2 to 1.6 for all property types, with an average of 1.36, while Landauer reported a range of 1.40 to 1.50 (average 1.43). Discussions with lenders support these numbers and indicate typical debt coverage ratios for hotel properties at 1.40. Korpacz reported 1.2 to 1.5 for full-service/luxury product. Based on the physical and locational characteristics, as well as the market position of the subject property, we have selected a mid to lower end of this range, or 1.3 to 1.4, as an appropriate debt coverage ratio for the subject hotel.

VALUATION                                                                  IV-25
--------------------------------------------------------------------------------

     Holding Period

Our use of a 10-year holding period has been estimated based upon our review of the Hospitality Investment Survey (6.7 years for all properties, ranging from 2.5 to 30), the Landauer report (14.20 years), the Investment Bulletin (10 years, five months), and RERC (seven years, five months). It should be noted that the surveys reflected conduit financing and the longer term holding periods by insurance companies.

In summary, the following assumptions have been made based on current market conditions to estimate an overall capitalization rate.

================================================================================

               Overall Capitalization Rate Analysis - Assumptions

   Mortgage Loan-to-Value Ratio               =                     65% - 75%
   Mortgage Interest Rate                     =                          8.0%
   Mortgage Term                              =                    20.0 years
   Indicated Mortgage Constant                =                        10.04%
   Equity Dividend Rate                       =                 10.5% - 11.0%
   Debt Coverage Ratio                        =                   1.30 - 1.40

================================================================================

     Debt Coverage Ratio Formula

Debt Coverage Ratio and mortgage terms can be used to support overall capitalization rates indicated in the comparable sales by using the following formula:

================================================================================

                           Debt Coverage Ratio Formula

   Debt                                                              Overall
 Coverage     (x)       Mortgage     (x)    Loan-to-Value   =    Capitalization
   Ratio                Constant                Ratio                 Rate
   1.30       x           10.04      x           .65        =          8.5%
   1.40       x           10.04      x           .75        =         10.5%

================================================================================

The Debt Coverage Ratio formula based on the employed assumptions indicates an overall capitalization rate of 8.5% to 10.5%.

     Band of Investment

Band of Investment is a relatively simple method of estimating an overall capitalization rate. Band of Investment is a weighted average of the equity dividend rate and the annual debt service constant. The following formula shows this relationship:

VALUATION                                                                  IV-26
--------------------------------------------------------------------------------

================================================================================

                           Band of Investment Formula

Loan-to        Mortgage         Equity            Equity            Overall
 Value    (x)  Constant   +   Percentage   (x)   Dividend   =   Capitalization
 Ratio                                             Rate              Rate
  .65      x    10.04     +      .35        x     10.5%     =       10.2%
  .75      x    10.04     +      .25        x     11.0%     =       10.3%

================================================================================

The estimated overall capitalization rate via the Band of Investment based on the employed assumptions is 10.2% to 10.3%.

The previous techniques and investment surveys indicate average overall capitalization rates ranging from 8.34% to 11.7%. Eliminating the outlier, a tighter range reflects 8.5% to 10.5%.

Luxury hotels tend to have the lowest capitalization rates. This is due to several factors, some of which are also applicable to resort and full service level properties. These include a buyers perception of revenue appreciation after a renovation/ownership change, the longer physical life of a high end structure, and the lower internal rates of return acceptable to purchasers of trophy properties. Conversely, limited service properties tend to reflect the higher capitalization rates due to the somewhat shorter physical life of the structure (especially for the economy properties), and the fact that as primarily a rooms only operation, there are fewer departments to improve revenues or lower expenses on.

The primary factors affecting the Ro at which any property is purchased include the anticipation of the ability to increase the revenue during the holding period, and the level of operating expenses. If the purchaser sees the potential to increase revenue, either through increasing occupancy levels or because the average rates are below market rate levels, he may be willing to purchase the property at a price reflecting a lower Ro since the effective Ro after curing the current aberration will be closer to the sample norm. In analyzing the various expense ratios, if the subject has an unjustifiably high expense ratio, the indicated Ro will tend to be lower. The subject has a relatively low expense ratio. It is also felt that there is a trade off in most markets regarding average rate and occupancy. There is a ceiling to how much over the market rate a property can achieve, and still maintain an acceptable occupancy. In the case of the subject, the Four Seasons currently has no competition for its quality level in the market, and has successfully maintained its increasing rate premium. Based on the existing and proposed hotel supply, the economy and market conditions and particularly our estimated overall capitalization rates via the comparable sales and investment surveys, we believe an appropriate overall capitalization rate for the subject property is 9.0%. Therefore, the direct capitalization technique can be summarized as follows:

VALUATION                                                                  IV-27
--------------------------------------------------------------------------------

                         Direct Capitalization Technique

             Stabilized Year Cash Flow(1)              $   5,392,000
             Overall Capitalization Rate                     / 9.00%
                                                             -------
             Stabilized Value Indication
              (Before Revenue Loss)                    $  59,911,111
                                                         ===========

             (1) fourth (fiscal) year NOI in constant (uninflated) dollars.
             Note: Numbers may not total due to rounding.

     Revenue Loss Calculation

Revenue loss is the difference in the projected cash flows and the cash flow which would be available if the property were at stabilized performance levels. This amount must be subtracted from the stabilized value to reflect the risk associated with the loss of income of a hotel property during the stabilization period.

An analysis of the cash flow projection shows the following:

================================================================================
                Revenue Loss/Gain Prior to Stabilization ($000*)
--------------------------------------------------------------------------------

       Operating Fiscal Year     1998      1999      2000      2001     Total
--------------------------------------------------------------------------------
Stabilized Projected Cash Flow   $5,392    $5,392    $5,392    $5,392

Projected Cash Flow               5,880     5,508     4,925     5,392

Total Revenue Loss/Gain          ($488)    ($116)      $467        $0    ($137)
--------------------------------------------------------------------------------
* in constant, 1997 uninflated dollars
================================================================================

Based upon the preceding calculation, the cumulative revenue adjustment over the stabilization period is $137,000. Since the first two years reflect income over and above the stabilized year, due to the impact of new rooms supply in the market, the adjustment is positive (a negative loss). As noted, the overall rate was applied to the stabilized net operating income (fourth year) of the subject property. An adjustment for the income loss/gain to stabilization is indicated in the calculation.

The following chart reflects a summary of the direct capitalization analysis.

                         Direct Capitalization Analysis

    Stabilized Value Indication                               $59,911,111
         Adjustments to As Is:

               Revenue Loss/Gain to Stabilization                 137,000
                                                              -----------
    Value Indication                                          $60,048,111

                                     Rounded                  $60,000,000
                                                              ===========

VALUATION                                                                  IV-28
--------------------------------------------------------------------------------

            Implied Per Unit:                                    $206,186
            Implied Stabilized Capitalization Rate               9.0%
            Implied Effective Room Revenue Multiplier            4.3
            Implied Effective Gross Income Multiplier            2.5

DISCOUNTED CASH FLOW ANALYSIS

This approach is a set of procedures in which the quantity, variability, timing and duration of periodic income, as well as the quantity and timing of reversions, are modeled and discounted to a present value at a specified yield rate. Specific consideration is given to the timing of cash receipts and disbursements.

For the purpose of this analysis, we have utilized a hypothetical investment period of 10 years. The bases for the revenue and expense estimates were presented earlier in this section of the report, only, as noted previously, consideration is given to the anticipated timing of the cash flows rather than stabilized amounts.

Basis for Property Reversion: In addition to the cash flow from operations, the model hypothecates a sale of the property at the end of the investment period, with the net sale proceeds accruing to the ownership position. The sale is modeled to occur at the end of the 10th (full) year. The method of estimating the terminal sale price is also direct capitalization. The prospective buyer would make a purchase decision based on the anticipated revenue and expenses which should occur in the initial year of ownership. Therefore, the cash flows for the year subsequent to the final year of the investment model were utilized (i.e. year 11). The net sale proceeds accruing to the property owner reflect the "as is" value of the property at that point in time less appropriate transactions costs.

Terminal Capitalization Rate (Rt): The terminal capitalization rate (RT) is calculated by adjusting the current market derived overall capitalization rate
(RO) for the loss in the competitive market standing realized by the subject property over the holding period due to the normal aging of the property. Properties have a limited economic life. As properties age, the competitive edge is diminished relative to newer properties. This concept is consistent with incurable physical deterioration. This theory holds that the terminal capitalization rate will be higher than the current capitalization rate, given no major renovations during the holding period. One method of calculating the terminal capitalization rate uses the current stabilized overall rate as the going-in rate. This rate is adjusted by using the current age of the property and the anticipated incurable depreciation that is expected to occur over the holding period. By using a land to building value ratio, the decline in competitiveness can be isolated to the improvements only.

As a point of reference, residual capitalization rates, as reported in the Third Quarter 1997 Korpacz Real Estate Investor Survey, for the national luxury hotel market ranged from 8.0% to 12.0%, with an average of 9.5%. The national full service hotel market ranged from 9.0% to 14.0%, with an average of 10.60%. The economy/limited service sector reported a range from 10.0% to 14.0%, with

VALUATION                                                                  IV-29
--------------------------------------------------------------------------------

a survey average of 12.00%. According to the January 1997 LaSalle Partners Real Estate Finance Update, residual capitalization rates for hotels were 10.7%, slightly higher than their average going-in capitalization rate of 10.4%. Landauer reported a range for full service properties of 9.0% to 12.0%, with an average of 10.85% as of 1997, and RERC's Real Estate Report, as of the second quarter of 1997, reported an average residual cap rate of 10.8%, with a range from 10.3% to 11.5%. Since loss of competitive standing is typically reflected in achievable average daily rates, we have assumed a terminal rate at 50 basis points above the going in rate, or 9.50%.

Transaction Costs: Typical transaction costs by the seller consist of brokerage commissions, tax proration, title insurance and related fees, survey costs, and legal fees. Discussions with brokers and title companies, based on certain fixed (legal) costs as well as those calculated as a percentage of sale price, indicated costs at approximately 1.30% of the sale price for a hotel of this price level was reasonable. This is supported by a 1996 Korpacz report which reflected selling expenses of 1.0% to 3.0% for the national luxury hotel market, with an average of 2.1%; 1.0% to 5.0% for full-service properties with an average at 2.6%; and 2.0% to 5.0% with an average of 3.5% for economy/limited service properties. The 1997 Landauer report reflected selling costs averaging 2.58%, ranging from 1.0% to 3.5%.

Discount Rate Analysis: Since the use of this method of analysis attempts to replicate the overall performance of the investment from its inception to its termination, the appropriate discount rate must reflect the required total yield to the ownership position. By definition, this yield rate is also known as the Internal Rate of Return ("IRR").

               The IRR is the rate of return on invested capital that is generated, or is capable of being generated, within an investment during the period of ownership. In other words, it is a rate of profit (or loss) or a measure of performance. It is literally, an interest rate. The effective interest rate on a real estate investment is the equity investor's IRR. The yield to maturity on a bond is the bond holder's IRR, when the bond is held for its full term. The IRR is the rate of return on capital expressed as a ratio per unit of time; for example, 10% per annum.(1)

The discount rate utilized herein is therefore the anticipated IRR for the subject property, based on current market expectations and historical performance of investments of this class and quality. Although the investment vehicle being analyzed herein is real property, competition for investment dollars in other investment media is keen, and the prudent investment manager must carefully consider all alternatives. Because real estate is cyclical in nature, it is important to view historic market performance in order to ascertain the stage of the current market cycle, along with the reasonableness

----------

     (1) The Internal Rate of Return in Real Estate Investments, Charles B. Akerson, (c) American Society of Real Estate Counselors, Chicago, IL, 1987.

VALUATION                                                                  IV-30
--------------------------------------------------------------------------------

of current buyer expectations. The following charts present current yields on hotel investments as reported by PKF industry surveys. The second is a detailed breakdown of the 1997 rates from the first chart.

================================================================================
                               Investment Criteria
--------------------------------------------------------------------------------
                          1996    1995    1994    1992    1990    1988    1986
--------------------------------------------------------------------------------
     Discount Rate       14.10%  14.57%  14.70%  16.00%  15.00%  14.60%  13.80%

Holding Period (years)    6.70    6.27    7.10    8.40    9.60    8.80    9.30
--------------------------------------------------------------------------------
          Source: Second Quarter 1997 PKF Hospitality Investment Survey
================================================================================

================================================================================
                     Internal Rates of Return/Discount Rate
--------------------------------------------------------------------------------
                                High                Low                  Mean
--------------------------------------------------------------------------------
    Full Service               18.0%               11.3%                13.90%

   Limited Service             19.0%               12.4%                14.70%

       Resort                  16.5%               10.0%                13.40%

                        Overall                                         14.10%
--------------------------------------------------------------------------------
           Source: Second Quarter 1997 PKF Hospitality Investment Survey
================================================================================

Free and clear yield parameters as reported in other market surveys are as follows:

================================================================================
                            Internal Rates of Return
--------------------------------------------------------------------------------
                                    Source                High     Low    Mean
--------------------------------------------------------------------------------
Landauer, Hotel Investment Outlook, 1997(1)              16.0%    12.0%  13.50%

Korpacz, Real Estate Investor Survey, 3rd Q, 1997(2)     18.0%    9.0%   13.70%

Korpacz, Real Estate Investor Survey, 3rd Q, 1997(3)     16.0%    8.0%   12.80%

Korpacz, Real Estate Investor Survey, 3rd Q, 1997(4)     20.0%    11.0%  14.70%

LaSalle Partners, Real Estate Finance Update,              NAV      NAV  11.20%
January 1, 1997(1)

RERC, Real Estate Report, 2nd Q, 1997(1)                 13.0%    12.0%  12.40%
--------------------------------------------------------------------------------
  (1) all hotels  (2) full service hotels only   (3) luxury hotels
  (4) economy/limited-service hotels
================================================================================

The previous data presents a mixture of historic results with current market expectations. Because real estate is cyclical in nature, it is important to view historic market performance in order to ascertain the current stage of the market cycle in which we are dealing, along with the reasonableness of current buyer expectations.

VALUATION                                                                  IV-31
--------------------------------------------------------------------------------

Certain elements of real estate investments cause the required returns to generally be higher than some of the traditional investment media. Two significant elements include management risk and illiquidity. As a result, the prudent investment manager must compare competitive rates of return, and the risk associated with those returns. Discussions with some participants indicate that because of keen competition for investment grade real estate, these indicators are sometimes compromised if the quality of the property is significant.

The discount rate to be applied to the cash flows of the subject property must reflect the quality and durability of the income estimates, as well as the likelihood of long-term gain in asset value. As discussed, the yield to the investor, or IRR, must be at a level commensurate with alternative investment vehicles. With a perceived higher risk, hotel investors are requiring a greater return on their investment, therefore causing the rise in both capitalization rates and discount rates. This is in spite of the fact that interest rates are down. This is due to unusually high equity returns (relative to historical standards) caused by a small pool of buyers with access to cash, as well as motivated sellers.

According to the PKF Hospitality Investment Survey, an "optimistic attitude driving hotel investment continued in 1996 and is expected to remain through 1997. Investors are purchasing hotels at continually rising prices, still confident of continuing upside potential in the marketplace. It is estimated that the average price paid for a hotel in 1997 will approximate 91.3% of replacement cost. This contrasts to the 47.4% mark recorded in 1991, at the depth of the nation's economic and lodging recession". Despite the influx of new supply in many markets (in some instances, over development), most analysts and investors feel a healthy economy and improvements in operating efficiencies will continue to positively impact profitability. According to survey respondents, investment dollars flowing into the hospitality industry has yet to subside, with 82% of the 141 companies interviewed planning to purchase or sell one or more hotels in 1997. Heightened competition, especially from REITs, has pushed prices up and investor yields down.

A CB Commercial survey that focused on West Coast hotel investment pricing trends found that values rose to more than $63,000 per room last year from just under $47,000 in 1995. According to Landauer, the gap between pricing and replacement cost is narrowing. In fact, they suggest that certain sales are at replacement value, if one considers the cost of what should have been constructed rather than what was developed.

Korpacz reported record profits for hotels in 1996, which has continued into 1997. Their survey respondents also reported record sales volumes during that time frame. They speculated there would be fewer transactions in 1997, but at higher prices. While room rate growth was impressive, they anticipated increases in 1997 at more than double the rate of inflation. This increase can be partially attributable to the higher percentage of new full service hotel construction, as well as the fact that there have been limits to new supply additions in most markets, and therefore a certain amount of pent up demand accommodated. In addition, contributing to the phenomenal profit levels are that
6.9 cents out of every one dollar of revenue is used to pay interest expense, compared with 14 cents during the industry's worst year, 1990. Hotels are also operating with fewer employees. Food and beverage services are being paired down. Korpacz indicates that the industry is clearly in an

VALUATION                                                                  IV-32
--------------------------------------------------------------------------------

expansion mode, with the bulk of new construction in mid-priced, limited-service and extended stay product. Overall, they report that it will be less expensive to build than to buy limited-service product in 1997, and the gap for full-service and luxury hotel replacement costs is narrowing. Construction financing is the most difficult hurdle. A common theme among survey participants is the impact of Wall Street and the increased activity in the public capital markets as a source of financing for the lodging industry.

In the case of a hotel, an asset in which the risks are typically higher than other types of real estate due to an ability to react on a daily basis to changes in the market, the profits can also be significantly higher. At a certain average rate and occupancy, because of a high percentage of fixed costs including payroll, additional revenues (increases in occupancy and average daily rate) drop straight to the bottom line.

In yield capitalization ( DCF analysis), the yield rate is a complete measure of profitability, with the cash flows and the reversion, the return on and of capital, being specifically set out in the analysis. When an investor purchases a property and anticipates appreciation in value, the total yield rate will be higher than the expected rate of income, i.e., the Ro.

As noted previously, the stabilized (going-in) overall capitalization rate was estimated at 9.0%. "Terminal" capitalization rates are typically 25 to 100 basis points above "going-in" rates. Yield rates (discount rates) are directly related to growth in revenues, sales costs and terminal capitalization rates. The terminal capitalization rate was estimated at 9.50%, while sales costs equated to 1.3% of the indicated sales price. The cash flow rate of change from the stabilized year NOI to the reversion year NOI indicates 3.31% annually. Utilizing the estimated DCF value of $60,200,000 via the Income Approach, which was adjusted for revenue gains to stabilization of $137,000 as the present value, ($60,063,000 + $137,000 = $60,200,000) and our estimated net reversion value of $77,607,338 as the future value after a 10 year holding period, the compound annual rate of change in property value based on our cash flow assumptions is 2.60%. The weighted change rate, based on this analysis, is 3.02%. As a further check for reasonableness, the value via the Sales Comparison Approach at $61,600,000, as compared to the future value via the income approach of $77,607,338, reflects a value rate of change of 2.33%. Therefore, the indicated yield rate (discount rate) for the property could be calculated as follows:

      Overall Capitalization Rate + Weighted Annual Change in Value = Yield

       9.0%            +            3.02%           =                12.02%

       9.0%            +            2.33%           =                11.33%

Utilizing the previous calculation as the basis for a reasonable discount rate indicator, the industry surveys noted previously, affording the most weight to the luxury hotel segment indicators ranging from 8.0% to 16.0%, with an average of 12.80%, we have assumed a discount rate of 12.0% as reasonable for the subject property.

VALUATION                                                                  IV-33
--------------------------------------------------------------------------------

Present Value Analysis: The following chart presents a summary of the cash flow from operations, the terminal capitalization rate calculation, the net sale proceeds from the property resale, and the indicated present value analysis at the discount rate discussed.

                        Four Seasons Hotel, Austin, Texas
                          Discounted Cash Flow Analysis

       (Fiscal)      Net Operating       Present Value
        Year            Income          Factor at 12.0%      Present Value
       ------      ------------------  ----------------      -------------
       1998         $ 6,050,520            0.892857           $ 5,402,249
       1999           5,842,000            0.797194             4,657,207
       2000           5,384,000            0.711780             3,832,224
       2001           6,062,000            0.635518             3,852,510
       2002           6,246,000            0.567427             3,544,149
       2003           6,439,000            0.506631             3,262,197
       2004           6,626,000            0.452349             2,997,264
       2005           6,831,000            0.403883             2,758,925
       2006           7,039,000            0.360610             2,538,334
       2007           7,256,000            0.321973             2,336,236
                                                                ---------

       Total Present Value of Cash Flows                      $35,181,295

       Value of Reversion

       Terminal Net Operating Income                          $ 7,469,000
       Terminal Capitalization Rate                                 9.50%
                                                              -----------
       Reversion Value                                        $78,621,053
       Less: Cost of Sale                                      (1,013,715)
                                                              -----------
       Terminal Net Sale Proceeds                             $77,607,338
                   Discount Factor                               0.321973
                                                              -----------

       Present Value of Reversion                             $24,987,467
                                                              -----------
       Total Value of Cash Flow & Reversion                   $60,168,762

       Rounded                                                $60,200,000
                                                              ===========

       Implied Per Unit:                                      $206,873
       Implied Stabilized Capitalization Rate:                8.96%
       Implied Effective Room Revenue Mult.                   4.3
       Implied Effective Gross Income Mult.                   2.5
       Portion of DCF indication from Cash Flows              58.47%
       Portion of DCF indication from Reversion               41.53%

VALUATION                                                                  IV-34
--------------------------------------------------------------------------------

Summary of Income Capitalization Approach

In a direct capitalization, whereby one year of income is capitalized, the Ro is derived directly from the market, and although not specifically addressed, the expected rate of return on capital and the means of recapture are inherent in that rate.

The anticipated growth rate in the discounted cash flow analysis is a function of the escalation assumptions and the growth in property value indicated by the reversion estimate. Therefore, the average annual growth rate (CR, constant ratio change) inferred by the combination of these factors should explain the relative difference between the Ro indicated in a direct capitalization of the subject's stabilized year income (adjusted for revenue loss/gain to stabilization and any major capital expenditures) and the yield rate (or discount rate) selected for the discounted cash flow analysis.

Reconciliation of Valuation Methods

The valuation based on the Direct Capitalization method resulted in a value of $60,000,000. This estimate reflected a 0.3% value difference from the DCF Approach of $60,200,000. It is our opinion that significant consideration should be given to the anticipated timing of the cash flows over the stabilized amounts, with the amount and duration of the assured income addressed on an individual yearly basis, rather than merely as a global adjustment to the Ro. Specifically, we also feel that there is inherently more risk associated with the investment due to anticipated additions to the competitive supply prior to the completion of the expansion of the convention center, which we feel are reflected in our projected cash flows as well as capitalization and discount rates. Therefore, it is our opinion that the indication of value via the Income Approach, as of the date specified, is as follows:

Indication of Value By the Income Capitalization Approach:           $60,200,000

SALES COMPARISON APPROACH

Introduction

The basic appraisal principals which have to be addressed in comparing comparable market transactions to the subject include supply and demand, substitution, balance, and externalities. In analyzing demand, consideration must be given to the number of potential users, their purchasing power and their tastes and preferences. Supply considerations focus on existing properties that are unsold or vacant, and potential new additions of product. Prices tend to change as this relationship changes. When demand is high, prices tend to increase. When demand is low, or supply exceeds demand, prices tend to decline. The principal of substitution holds that the value of a property tends to be set by the cost of acquiring an equally desirable substitute property.

Balance is not only important in the supply/demand relationship, but must be considered in the relationship between land and improvements or the property and its environment. Under improved properties where the underlying land value is out of balance with the existing use, or where the improvements have been over-amenitized for that particular market, can cause imbalance which imputes different prices to otherwise comparable properties.

VALUATION                                                                  IV-35
--------------------------------------------------------------------------------

External forces such as cycles of economic development or depression, as well as locational factors, can affect market value. Two properties with identical physical attributes may vary dramatically in value based on these factors.

The reliability of this approach will vary depending on the combination of these factors, and the availability of data reflecting conditions similar to those being realized by the subject. By analyzing sales which qualify as arms-length transactions between willing, knowledgeable buyers and sellers, we can identify market value and price trends.

Accordingly, we reviewed a number of recent sales throughout the United States and consider five to be useful for our analysis, of which one is a competitor of the Four Seasons in Austin. The sales occurred from February 1996 to March 1997. The sale properties ranged in size from 100 rooms to 448 rooms. The utilization of comparable sales located throughout the United States is due to the fact that the market for investment real estate such as the subject is national. The inclusion of Sale 1, located in the French Quarter historic district of New Orleans reflects this to the extent that in spite of its smaller size and market orientation, its units of comparison (RRM, RevPARM and R0) are in line with the other sales. It's EGRM is significantly higher, due to its limited food and beverage.

It should be noted that adjustments for differences in location and physical condition are very difficult to separate and to quantify for a lodging facility. Accordingly, adjustments for these areas are often very subjective. However, we are of the opinion that economic units of comparison are the most appropriate for comparison purposes. These include the Rooms Revenue Multiplier (RRM) the Effective Gross Revenue Multiplier (EGRM) and the Revenue Per Available Room Multiplier (RevPARM). These approaches are based on the theory that a property location or physical advantage/limitation is reflected in the occupancy and/or's average room rate it achieves as compared to the subject. While the sale item is real estate, the buyers criteria is return on and of investment, which is accomplished through cash flows and property value appreciation.

Presented in the following table is a summary of details on the selected comparable hotel sales. Since no two properties are ever identical, adjustments are typically made to the sales prices of the comparable properties for differences in property rights conveyed, financing terms, conditions of sale, market conditions (time), location, and physical characteristics. Common units of comparison to analyze the value of a hotel are the price paid per room and the revenue multipliers. However, the revenue multipliers were given the most weight in our analysis, since the prices paid are typically based on current and anticipated revenues. As such, the ratio of revenues to sale price, should provide a basis for trends in buyer motivation.

The inclusion of sales throughout the U. S., supported by industry surveys, shows that the multipliers of income to sales price remain relatively consistent among investors for this grade of real estate. The details of each transaction are shown on the sales data sheets presented on the following pages. A summary chart follows the details. The summary chart includes details on the sales, as well as details regarding the subject. The economic data utilized for both the sales and the subject are the actual (or estimated) 12-month operating history prior to sale. For the subject, we have utilized its previous 12-month operating performance through August 1997.

VALUATION                                                                  IV-36
--------------------------------------------------------------------------------

SALES SUMMARY CHART                           De La Poste  Ritz-Carlton Mayfair Hotel Hyatt Regency Four Seasons
         Four Seasons Hotel - Austin, Texas   New Orleans     Atlanta     New York       Austin  Beverly Hills
              Item                Subject     Sale 1        Sale 2       Sale 3       Sale 4        Sale 6
                                  -------     ------        ------       ------       ------        ------
Date of Sale                          N/A        Mar-97       Sep-96       May-96       Apr-96        Feb-96
Physical Data:
Number of Guest Rooms                 291           100          447          201          448           283
Sale Price Per Room                             160,000      139,821      303,483       84,821       371,025
Year Built                           1986          1972         1984         1925         1982          1971
  Effective Age                        11            25           13           72           15            26
    Number of Restaurants               1        leased            1            1            2             2
    Number of Stories                   9             5           25           15           19            12
    Number of Lounges                   1             1            1            1            1             1
    Total SF Meeting Space         18,021         5,120       16,724       12,212       20,000        25,000
Sale Data:
Sale Price                            N/A   $16,000,000  $62,500,000  $61,000,000  $38,000,000  $105,000,000
Percent Equity                        N/A       100.00%      100.00%      100.00%      100.00%       100.00%
Conditions of Sale                    N/A          Cash         Cash         Cash         Cash          Cash
Cash Equivalent Price                 N/A   $16,000,000  $62,500,000  $61,000,000  $38,000,000  $105,000,000
Cash Equivalent Price/Room            N/A      $160,000     $139,821     $303,483      $84,821      $371,025
Economic Data:
ADR at Sale                       $166.05       $112.00      $132.00      $310.00       $89.25       $281.75
Occupancy at Time of Sale          80.60%        78.00%       73.00%       65.00%       76.90%        69.80%
Room Revenue Per Room              48,870        31,886       35,123       73,547       25,020        71,782
Room Revenue/% Total Revenue       57.74%        88.48%       51.99%       70.00%       61.47%        48.73%
Total Revenue Per Room             84,640        36,036       67,562      105,068       40,703       147,306
Total Expenses Per Room            63,962        20,675       52,796       81,953       32,420       131,839
Expense Ratio Total                75.57%        57.38%       78.15%       78.00%       79.65%        89.50%
NOI Ratio                          24.43%        42.63%       21.85%       22.00%       20.35%        10.50%
NOI Per Room                       20,678        15,360       14,765       23,115        8,283        15,467
RevPAR                             133.84         87.36        96.36       201.50        68.63        196.66
Units Of Comparison:
Room Rev. Multiplier (RRM)            N/A          5.02         3.98         4.13         3.38          5.17
Total Rev. Multiplier (EGRM)          N/A          4.44         2.07         2.89         2.08          2.52
Revenue/Avail. Room (RevPARM)         N/A        1,8032        1,451        1,506        1,236         1,887
 Ro                                   N/A         9.60%       10.56%        7.62%        9.77%         4.17%
              Sample Statistics:
                                                             High          Low         Mean
                                                        --------------------------------------
                         Room Revenue Multiplier (RRM)         5.17          3.39         4.34
                       Total Revenue Multiplier (EGRM)         4.44          2.07         2.80
                  Revenue Per Available Room (RevPARM)        1,832         1,236        1,582
                                                   Ro        10.56%         4.17%        8.34%

              Source: PKF Consulting/Hospitality Advisory Services

VALUATION                                                                  IV-37
--------------------------------------------------------------------------------

Sale 1:
Date of Sale:           March 13, 1997
Name of Property:       The De La Poste Hotel
Location:               316 Chartres Street
                        New Orleans, LA
Grantor:                De La Poste Hotel, Inc. (Lee H. Schlesinger, President)
Grantee:                SLT Realty Limited Partnership (Starwood Lodging Trust)
Land Area:              73,444 square feet     Land/Bldg Ratio:  NAV
Improvements:
  No. Rooms:            100        No. Floors:  5
  Built:                1920/72    No. of Bldgs: 4
  Gross Bldg SF:        63,288
  Restaurant:           one leased to "Bacco"   Lounge:   one
  Meeting Space:        5,120 square feet total
  Facilities:           Landscaped brick paved courtyard area with fountain
                        and swimming pool, security gate, parking garage for 70 cars.

Consideration:          $16,000,000
Terms:                  Cash to seller
Effective Sale Price:   $16,000,000

Income Data (1996 year end estimated by appraiser familiar with property after conversations with management co.): Occupancy 78% * cash flows were adjusted to include a 4% reserve for replacement.

Average Daily Rate:     $112.00
RevPAR                  87.36

================================================================================
    1996 Year End*       100       Total*         Per Room        % EGR
--------------------------------------------------------------------------------
       Rooms Revenue            $3,188,640         $31,886        88.48%
       Other Revenue               414,964           4,150       11.52%
       Total Revenue             3,603,604          36,036       100.00%
         Expenses                1,923,424          19,234       53.38%
    Replacement Reserve            144,144           1,441        4.00%
   Net Operating Income         $1,536,036         $15,360       42.63%
================================================================================
      *estimated

Units of Comparison:
Price Per Room             $160,000
RRM (Room Revenue)         5.02
EGRM (Total Revenue)       4.44
RevPAR Multiplier          1,832
Ro                         9.60%

VALUATION                                                                  IV-38
--------------------------------------------------------------------------------

Comments: At the time of this sale, the property from a physical and structural standpoint was said to be in good condition. The hotel had negligible deferred maintenance at time of sale, having been totally renovated over the past seven years at a reported cost of +$2 million, with approximately $300,000 of that spent in 1996.

The property is located in the French Quarter (Vieux Carre Commercial District) of New Orleans. The four buildings comprising the property include a five-story building containing guest rooms, lobby, lounge, kitchen and restaurant (leased), service areas and covered garage. The second building is three stories, and contains an addition to the restaurant, as well as the offices for hotel management. A third building is a two-story carriage house containing four rental units. The fourth building is a one-story, warehouse shell built in 1920, containing meeting space and parking.

Parts of the ground floor were leased in 1990 to the Brennan family to operate Bacco's Restaurant.

VALUATION                                                                  IV-39
--------------------------------------------------------------------------------

Sale 2:
Date of Sale:           September 20, 1996
Name of Property:       Ritz-Carlton - Downtown Atlanta
Location:               181 Peachtree Street NE
                        Atlanta, Georgia 30303
Grantor:                Metropolitan Life Insurance Company
Grantee:                Marriott International
Land Area:              NAV           Land/Bldg Ratio:    NAV
Improvements:
  No. Rooms:            447              No. Floors:       25
  Built:                1984             No. of Bldgs:      1
  Gross Bldg SF:        Not known
  Restaurant:           one ("The Restaurant")    Lounge:  one ("The Cafe")
  Meeting Space:        16,724 square feet total, including a 6,500 sf ballroom,
                        12 conference rooms, three boardrooms. Meeting space is
                        located on three floors.
  Facilities:           22 suites, each with bay window view and honor bar; 39
                        Ritz Carlton Club rooms, 2 suites with private lounge;
                        fitness center; afternoon tea; musical entertainment at
                        lunch and dinner; 24-hour room service
Consideration:          $62,500,000
Terms:                  Cash to seller
Effective Sale Price:   $62,500,000

Income Data:*            1995
                        ------
Occupancy                73%
Average Daily Rate:     $132 * 1995 occupancy/ADR is actual; 1995 cash flows
                        estimated based on typical Ritz
RevPAR                  96.36 Carlton operating ratios (rounded). A 4.0% reserve
                        for replacement was deducted.

================================================================================
        1995 Estimate*                  Total          Per Room         % EGR
--------------------------------------------------------------------------------
         Rooms Revenue               $15,700,000         $35,123        52.0%

         Other Revenue                14,500,000          32,438        48.0%

         Total Revenue                30,200,000          67,562       100.0%

           Expenses                   23,600,000          52,796        78.1%

     Net Operating Income             $6,600,000         $14,765        21.9%
================================================================================

Units of Comparison:
Price Per Room             $139,821
RRM (Room Revenue)         3.98
EGRM (Total Revenue)       2.07
RevPAR Multiplier          1,451
Ro                         10.56%

VALUATION                                                                  IV-40
--------------------------------------------------------------------------------

Comments: The property is located in the downtown financial/legal district, at Peachtree and Ellis. It was in excellent condition, according to the buyer. The property is a Triple A, Five Diamond property.

The buyer looked at the historic performance of the property as well as considering future estimated proforma cash flows. They based their purchase price on an unleveraged internal rate of return of 15%.

VALUATION                                                                  IV-41
--------------------------------------------------------------------------------

Sale 3:
Date of Sale:           May 1996
Name of Property:       Mayfair Hotel Park Avenue
Location:               610 Park Avenue at East 65th Street
                        New York, New York 10021
Grantor:                Investment Group led by Norman Perlmutter
Grantee:                Investment Group led by Colony Capital
Land Area:              NAV     Land/Bldg Ratio:    NAV
Improvements:
  No. Rooms:            201              No. Floors:       15
  Built:                1925             No. of Bldgs:      1
  Gross Bldg SF:        NAV
  Restaurant:           one              Lounge:  located in restaurant area
  Meeting Space:        12,212 square feet total in three rooms: an 11,052 sf
                        meeting room, a 638 sf boardroom and 522 sf boardroom
                        (no ballroom)
  Facilities:           Business services, fitness center with putting green,
                        some rooms with fireplaces
Consideration:          $61,000,000
Terms:                  Cash
Effective Sale Price:   $61,000,000

Income Data:*            1995     1994
                        -------  ------
Occupancy               65.0%     60.0%   * Actual occupancies and rates,
                                          financial performance estimated
Average Daily Rate:     $310      $289     utilizing ratios provided by
                                          management, including a 4% reserve
RevPAR                  201.50            173.40 for replacement, rounded

================================================================================
        1995 Estimated                  Total             Per Room       % EGR
--------------------------------------------------------------------------------
         Rooms Revenue                $14,783,000         $73,547        70.0%

         Other Revenue                  6,335,600          31,520        30.0%

         Total Revenue                 21,118,600         105,068       100.0%

           Expenses                    16,472,500          81,953        78.0%

     Net Operating Income              $4,646,100         $23,115        22.0%
================================================================================

Units of Comparison:
Price Per Room             $303,483
RRM (Room Revenue)         4.13
EGRM (Total Revenue)       2.89
RevPAR Multiplier          1,506
Ro                         7.62%

VALUATION                                                                  IV-42
--------------------------------------------------------------------------------

Comments: The Mayfair is located on Manhattan's Upper East Side. An independent affiliation, it is known for luxury and gracious, low-key service. Several years prior to sale, the property achieved one of the city's highest ADR's, but its rate had fallen. The buyer intends to spend an estimated $30,000,000 in required renovations. It is estimated that this capital infusion will return the property to its top rated tier.

Teachers Insurance and Annuity Association (TIAA) held the first mortgage position on the property. The mortgage was $96 million and TIAA was in the process of taking it back. The property was purchased by Colony at New York State Court auction.

VALUATION                                                                  IV-43
--------------------------------------------------------------------------------

Sale 4:
Date of Sale:           April 1996
Name of Property:       Hyatt Regency Austin
Location:               208 Barton Springs Road
                        Austin, Texas 78704
Grantor:                Redstone Hotels Inc.
Grantee:                Patriot America
Land Area:              8.87 acres/386,377 sf Land/Bldg Ratio:    NAV
Improvements:
  No. Rooms:            448              No. Floors:       19
  Built:                1982             No. of Bldgs:      1
  Gross Bldg SF:        Not known
  Restaurant:           two (170 seats total) + 60-seat patio
                        Lounge: one (70 seats)
  Meeting Space:        20,000 square feet total, including a 10,290 sf
                        ballroom.
  Facilities:           Atrium lobby with glass elevators and interior stream;
                        outdoor pool and sundeck; health facility and adjacent
                        to jogging trail around Town Lake; 500 surface parking
                        spaces.
Consideration:          $38,000,000
Terms:                  Cash to seller
Effective Sale Price:   $38,000,000

Income Data (1995 year end):
Occupancy               76.9%        * 1995 occupancy/ADR is actual; cash flows
                                                  provided by buyer.
Average Daily Rate:     $89.25       A 4% reserve for replacement was estimated.
RevPAR                  68.63

================================================================================
  1995 Year End*              448      Total*            Per Room        % EGR
--------------------------------------------------------------------------------
        Rooms Revenue                    $11,209,000        $25,020       61.47%
        Other Revenue                      7,026,000         15,683      38.53%
        Total Revenue                     18,235,000         40,703      100.0%
          Expenses                        13,794,600         30,792      75.65%
   Reserve for Replacement                   729,400          1,628       4.00%
    Net Operating Income                  $3,711,000         $8,283      20.35%
================================================================================
       *rounded

Units of Comparison:
Price Per Room             $84,821
RRM (Room Revenue)         3.39
EGRM (Total Revenue)       2.08
RevPAR Multiplier          1,236
R(O                        9.77%

VALUATION                                                                  IV-44
--------------------------------------------------------------------------------

Comments: The property is located in the south side of Town Lake, directly south of the central business district. It has access to boating, jogging trails and a trolley that transports guests to a popular Sixth Street entertainment district. It has excellent name recognition in Austin, with a popular restaurant and bar utilized by locals as well as guests.

The seller indicated they had projected 1996 at a 76.2% occupancy and $92.73 average daily rate.

VALUATION                                                                  IV-45
--------------------------------------------------------------------------------

Sale 5:
Date of Sale:           February 1996
Name of Property:       The Four Seasons Regent Beverly Wilshire
Location:               9500 Wilshire Boulevard
                        Beverly Hills, California 90212
Grantor:                Regent International Hotels
Grantee:                Polylinks (out of Hong Kong)
Land Area:              NAV         Land/Bldg Ratio:    NAV
Improvements:
  No. Rooms:            283              No. Floors:       9 and 12
  Built:                1928/1971        No. of Bldgs:      2
  Gross Bldg SF:        NAV
  Restaurant:           two              Lounge:  lobby
  Meeting Space:        25,000 square feet total; including a 14,300 sf ballroom
  Facilities:           Outdoor swimming pool; fitness/spa facility; gift shop;
                        11,350 sf of retail
Consideration:          $105,000,000; buyer intends to renovate at a cost of
                        $7.4 million, adding guest rooms, for a total of 387, eventually (total investment $112.4 million)

Terms:                  Cash to seller
Effective Sale Price:   $105,000,000

Income Data:            Actual 1995
Occupancy               69.8%
Average Daily Rate:     $281.75
RevPAR                  137.26     *NOI is after a 4.0% reserve for replacement

================================================================================
         Actual 1995                    Total             Per Room       % EGR
--------------------------------------------------------------------------------
        Rooms Revenue                 $20,314,400         $71,782        48.7%

        Other Revenue                  21,373,200          75,524        51.3%

        Total Revenue                  41,687,600         147,306       100.0%

          Expenses                     37,310,400         131,839        89.5%

    Net Operating Income*              $4,377,200         $15,467        10.5%
================================================================================

Units of Comparison:                 Actual        Proforma/After Renovation
Price Per Room                      $371,025                $290,439
RRM (Room Revenue)                  5.17
EGRM (Total Revenue)                2.52
RevPAR Multiplier                   2,703
Ro                                  4.17%            6.0%, based on budget

VALUATION                                                                  IV-46
--------------------------------------------------------------------------------

Comments: The subject is a luxury hotel located on Wilshire Boulevard between Rodeo Drive and El Camino Drive, in the heart of Beverly Hills, California. The Regent was originally developed and opened by Walter G. McCarty in 1928. It was sold in the early 1940's to Arnold Kirkeby, who in turn sold it in 1958 to Evelyn Sharp, a New York hotelier. In 1961, the Regent was sold to William Zeckendorf, who after only 11 days sold the hotel to Hernando Courtright. On December 31, 1985, the hotel was purchased by Regent International Hotels for $125,000,000. In 1991, Regent and Four Seasons merged, thereby adding the Four Seasons name. According to the property, they answer their phones as The Regent, since the name is too long, otherwise.

The Wilshire wing of the hotel was completely renovated in 1987 and the Beverly wing was refurbished up to the sixth level between 1990 and 1991. Total cost of the renovation was expected to be $16 million. In 1995, the hotel's rooms inventory was reduced by 20 in the Beverly wing, which resulted in more suite-type rooms and a total room inventory of 278, according to management. Financial statements provided by the property indicate 283 rooms, due to the fact that they have permanent residents, which precludes their ability to sell them. However, we have utilized the total 283 for our financial comparisons, as the revenues and expenses for the permanent rooms are included in their statements. Long term plans include renovating and reopening floors 7 through 12 in the Beverly wing which would add 109 rooms for a total of 387 guest rooms.

While the sale may not be considered distressed, given the total estimated investment in the property by the current owners, and the additional investment necessary for the property to reach its maximum potential, there may have been pressure to reduce losses through a sale. Therefore, the current price utilized in our analysis represents the property as a 283-room facility before major capital infusion, and not the maximum, or potentially highest and best use of the site, as a 387 room hotel.

VALUATION                                                                  IV-47
--------------------------------------------------------------------------------

Finally, multipliers from the PKF Consulting, Hospitality Investment Survey 2nd Quarter 1997 were compared to the comparable sales. As noted previously, a sample size of 1,549 transactions was researched.

================================================================================
                             Revenue Multipliers
--------------------------------------------------------------------------------
       Room Revenue Multipliers (RRM)            High        Low       Average
--------------------------------------------------------------------------------
PKF Consulting, Hospitality Investment
Survey, 2nd Q 1997
--------------------------------------------------------------------------------
                                 Full-Service    3.50       2.00         2.50
--------------------------------------------------------------------------------
                              Limited-Service    4.00       2.00         2.80
--------------------------------------------------------------------------------
                                       Resort    3.00       2.20         2.60
--------------------------------------------------------------------------------
                               All Properties                            2.70
--------------------------------------------------------------------------------
   Effective Gross Revenue Multipliers (EGRM)    High        Low        Average
--------------------------------------------------------------------------------
PKF Consulting, Hospitality Investment
Survey, 2nd Q 1997
--------------------------------------------------------------------------------
                                 Full-Service    2.50       1.70         2.10
--------------------------------------------------------------------------------
                              Limited-Service    4.00       2.50         3.10
--------------------------------------------------------------------------------
                                       Resort    2.50       2.50         2.50
--------------------------------------------------------------------------------
                               All Properties                            2.50
================================================================================

Adjustments

     o Property Rights Conveyed: All of the sales reflect the transfer of fee simple interests, and therefore no adjustments were required for the property rights conveyed.

     o Financing Terms: The transaction price of one property may differ from that of an identical property because financing arrangements vary. All sales were purchased for cash or reported at a cash equivalent price.

     o Conditions of Sale: When the conditions of sale are atypical, the result may be a price that is higher or lower than that of a normal market transaction. Such transfers might include distress or liquidation sales, non-arms-length sales, assemblage acquisitions, eminent domain sales, sales with unusual tax considerations, or sales with lack of exposure on the open market. It can be argued that Real Estate Investment Trusts (REITs) are paying premiums over market because of structural efficiencies. Their public ownership gives the "paired-shared" REITs an ability to recoup certain operating expenses such as management fees, as well as benefit from friendly tax structures. In addition, in order to continue returns to owners, the REITs must continue to grow. Wall Street has recognized this by low cost of capital, which has

VALUATION                                                                  IV-48
--------------------------------------------------------------------------------

          driven property values closer to replacement value in many instances. The reality is that the investment climate for a purchase of the magnitude of the comparable sales as well as the subject, tends to be by REITs, C-Corps, limited partnerships, regional hotel companies and major chains/corporations. They can benefit from their established credit ratings and lower cost of money, economies of scale when it comes to buying power and management structure, and tax advantages or important chain expansion considerations. Sales 1 and 4 were purchased by Starwood and Patriot American (both REITs). Sale 2 was purchased by a major hotel chain, and Sales 3 and 5 were purchased by investment groups. From that standpoint, it can be argued that the motivations for the buyers for the subject comparables are typical in the current investment climate. However, there is also a difference between Market Value and the Value to a particular investor or buyer. These properties are certainly more valuable to their respective purchasers than to their lenders, in the event of default.

          With this in mind, since the Sales Comparison Approach is a further check for reasonableness in conjunction with the Income Approach, and the Income Approach does not take into consideration the "paired-shared" advantages of a REIT, or the intended growth of a hotel company or major chain expansion, we will assume that this approach will support an upper limit to the value of the subject property.

     o Market Conditions (Time): Market conditions may change between the time of sale of a comparable property and the date of the appraisal. Under such circumstances, the price of the comparable property would be different at a later time (the date of appraisal) and an adjustment would have to be made to the actual transaction if the sale were used as a comparable. The sales included in our analysis occurred between February 1996 and March 1997. The results of investor survey's conclude that there has been upward pressure on hotel values. This is especially apparent in the full service hotel assets. Some of this has been as a result of the fact that there has been limited new supply for more costly hotel product over the past 10 years, coupled with increasing demand. This is reflected in increasing occupancies and average daily rates, which are inherent in the income multipliers utilized in our analysis.

     o Location: An adjustment for location may be required if the locational characteristics of a comparable property are significantly different from those of the subject neighborhood. With regard to the selected sales, one is located in the very popular French Quarter sector of New Orleans, two are located in downtown areas (Atlanta and New York), with one being located in close proximity to the downtown in Austin, and one in California. Again, since investments of this magnitude are made regarding considerations of potential cash flows, locational advantages or disadvantages are typically reflected in achieved (projected) occupancies and average rates.

VALUATION                                                                  IV-49
--------------------------------------------------------------------------------

     o Physical Characteristics: Physical characteristics include such items as size, construction quality, age and condition, and physical exposure. Adjustments for physical differences are generally based on observation of the physical characteristics of each sales property. For hotel properties, a good indicator of physical characteristics relates to the chain affiliation, which typically sets a corporately mandated standard when the property is built or converts. All of the non-Louisiana sales are chain affiliated. Three of the properties are chain affiliated, with one being a Four Seasons, like the subject. Sales 1 and 3 are not chain affiliated and are located in a popular historic district and densely developed area, respectively. While operating at good occupancies and rates relative to their competition at sale, part of their charm and appeal could be considered functional obsolescence outside of their immediate areas.

          The subject has undergone periodic capital maintenance expenditures and is in good condition. As noted on the capital expenditure records, not all of the mandated replacement reserve has been spent in 1997. As a reserve, unspent capital should be accumulated until such time as it is needed. Sale 1 had been totally renovated prior to sale, Sale 2 was in excellent condition, Sale 3 was planned by the buyer to undergo major renovation, Sale 4 was in good condition and Sale 5 was to undergo a renovation. Again, since none of these expenditures involved repositioning issues, we are assuming that their present conditions are responsible for their achievable occupancies and average daily rates, meaning that their multipliers should not be impacted, when utilizing previous 12-month operating histories.

Room Revenue Multiplier (RRM): The first point of comparison utilized in the analysis. The RRM is a factor reflecting the relationship between the room revenue and its sale price or value. The principal advantage of the technique is that the reflection of rental income is direct. Therefore, differences between properties which could involve adjustments, based on judgement estimates, have been resolved by the free action of the rental market. If the comparable properties have some advantage over the subject in age, condition, accessibility, location or physical characteristics, the difference in actual rental presumably reflects the extent of this advantage.

The demand for quality hotel rooms has increased thereby putting upward pressure on values. In addition, the subject hotel is the only luxury property in Austin, located downtown near the State Capitol complex, in one of the most actively developing high-technology business markets in the United States. In addition, it is located on the banks of Town Lake, with jogging and walking trails as well as a crewe dock; and near the Congress Street bridge, which houses the largest concentration of bats in North America - both popular tourist attractions.

The comparable properties reflected RRM's from 3.39 to 5.17, with a mean of
4.34. The PKF Industry survey reflected lower indicators, ranging from 2.0 to
3.5 for full service properties, with a mean of 2.5. One very significant factor in the comparison of the RRM is the amount of other income as well as expense ratios.

VALUATION                                                                  IV-50
--------------------------------------------------------------------------------


When comparing expense ratios and other income characteristics, a trend is noted with Sales 2 through 4. Arraying the sales by ratios, the units of comparison are as follows:

================================================================================
                                            Arrayed in Descending Order
                            ----------------------------------------------------
                            Subject     Sale 3         Sale 2        Sale 4
--------------------------------------------------------------------------------
Total Revenue Per Room      $84,640    $105,068        $67,562       $40,703

Total Expenses Per Room     $63,962     $81,953        $52,796       $32,420

Expense Ratio Total          75.57%     78.00%         78.15%        79.65%

NOI Ratio                    24.43%     22.00%         21.85%        20.35%

NOI Per Room                $20,678     $23,115        $14,765       $8,283

Room Revenue Multiplier                  4.13           3.98          3.39
================================================================================
Sale 1, with an NOI Ratio of 42.62%, reflected a 5.02 RRM, which would tend to set the upper limit to the indicated multiplier. Considering the information in the chart, the subject would fall between Sale 3 and 1, but closer to Sale 3.

Using the previous 12-month operating history of the subject (available through August 31, 1997) the following is our estimate of value via the RRM method.

              =====================================================
                             Room Revenue Multiplier
              -----------------------------------------------------
                Rooms Revenue       $14,221,300     $14,221,300

                    X RRM               4.25            4.50
                                   --------------------------------
                    Total            60,440,525      63,995,850

                   Rounded          $60,400,000     $64,000,000
              =====================================================

Effective Gross Revenue Multiplier (EGRM): The second point of comparison utilized in the analysis. The EGRM takes into account all revenue sources including rooms, food and beverage, telephone, minor operated departments and rentals and other income. Here again, the advantage of this technique is that the reflection of income associated with the investment is direct. If the comparable properties have some advantage over the subject in terms of services or amenities, the difference in actual revenue presumably reflects the extent of this advantage. One very significant factor in the comparison of the EGRM is the amount of other income as well as expense ratios. Note the high percentage of room revenue to total revenue for Sale 1, relative to the other sales. New Orleans is world renown for its food (and beverage). One challenge hoteliers have in the French Quarter area, is the utilization of their food and beverage outlets. Many have elected to rent space to well known chefs to operate (as in Sale 1), with the ability for guest utilization, but without an obvious affiliation with the hotel. As such, it would be logical that the New Orleans properties would reflect higher multipliers than the PKF Investment Survey sample.

VALUATION                                                                  IV-51
--------------------------------------------------------------------------------

The range of EGRMs for the comparables is from 2.07 to 4.44, with a mean of
2.80. Factors influencing this ratio include the extent and utilization of food and beverage, amenities and vending areas, rental space income and the usage of services such as valet and laundry. The subject has both restaurant and lounge, meeting space, gift shop, health club, rental space and garage income, and reflects a percentage of room revenue to total revenue at 57.74%. As such, it would tend to fall somewhere between Sales 2 and 4. However, additional factors need to be considered. Some "other income" is highly profitable, while some can operate at a loss. An example would be rental space, which is typically net, versus food and beverage, which ran approximately 74% expenses for the subject over the previous 12-month period. In addition, in terms of overall expenses, the subject is responsible for a common area maintenance charge for the office complex and garage area. Comparing expense ratios, the subject is most similar (although more profitable) to both Sales 2 and 3.

A comparison of the subject with the PKF Investment Surveys ranged from 1.70 to 2.50, with a mean of 2.10 for full service properties. The PKF Investment Survey average was lower than all but two of the comparable sales. Again, we have considered the current demand for hotel properties and the upward pressure on values, as well as quality of the subject facility.

Considering the comparable sale indicators, we believe that a range of EGRM's appropriate for the subject are as follows.

             =======================================================
                            Total Revenue Multiplier
             -------------------------------------------------------
                 Total Revenue        $24,630,300     $24,630,300

                    X EGRM                2.50            2.70
                                   ---------------------------------
                     Total             61,575,750      66,501,810

                    Rounded           $61,600,000     $66,500,000
             =======================================================

Revenue Per Available Room Multiplier (RevPARM): The RevPARM compares ratios of the RevPAR to the sales price. RevPAR is calculated by multiplying the occupancy by the average daily rate. By multiplying the two performance indicators, it becomes an equalizer in comparing hotel operations. Although expense ratios or the potential for improving the bottom line via repositioning issues needs to be taken into account, it is another comparison for investor behavior or expectations. RevPARM's ranged from 1,236 to 1,887, with a central tendency at 1,582. The average RevPAR for the five comparables is $130.10, which is very similar to that of the subject at $133.84. The two highest RevPAR's are comparable Sales 3 and 5, primarily due to their extremely high average daily rates. The subject falls somewhere in between Sales 2 and 5, in terms of its RevPAR, though closer to Sale 2. We have therefore considered the range of multipliers appropriate as follows:

VALUATION                                                                  IV-52
--------------------------------------------------------------------------------

             ======================================================
                      Revenue Per Available Room Multiplier
             ------------------------------------------------------
                    RevPAR              $133.84         $133.84

                Number of Rooms           291             291

                   X RevPARM             1,550           1,580
                                   --------------------------------
                     Total             60,368,532      61,536,955

               Value Indication       $60,400,000     $61,500,000
             ======================================================

Conclusion - "As Is" Market Value

Our value estimate of the subject, based on the previous three approaches, is as follows:

================================================================================
Rooms Revenue Multiplier                     $60,400,000     to     $64,000,000

Effective Gross Revenue Multiplier           $61,600,000     to     $66,500,000

Revenue Per Available Room Multiplier        $60,400,000     to     $61,500,000
================================================================================

Thus, it is our opinion that the "As Is" market value of the fee simple interest, as of October 1, 1997, by the Sales Comparison Approach is:

          ============================================================
                       Four Seasons Hotel - Austin, Texas
          ------------------------------------------------------------
                                   $61,600,000
          ============================================================

RECONCILIATION AND FINAL ESTIMATE OF VALUE

The reconciliation involves the correlation of the conclusions reached from the valuation methodologies applied, considering the property type and the requirements of the appraisal assignment. This process depends on the recognition of the appropriateness and reliability of each approach, and of the quality and reliability of the data obtained. The approaches replicate alternative ways of viewing market phenomena. A final estimate of value is selected as the dominant tendency or most probable outcome from a range of possible outcomes. The results from the approaches in estimating the prospective value of the fee simple interest in the subject, "As Is", as of October 1, 1997, are as follows.

VALUATION                                                                  IV-53
--------------------------------------------------------------------------------

           ==========================================================
                       Four Seasons Hotel - Austin, Texas
           ==========================================================
             Income Approach                            $60,200,000

             Sales Comparison Approach                  $61,600,000

             Cost Approach                            not applicable
           ==========================================================

The approaches to value replicate alternative ways of viewing market phenomena. A final estimate of value is selected as the dominant tendency or most probable outcome from a range of possible outcomes.

The Income Approach reflects the present value which an investor would be willing to pay for the anticipated benefits to be derived from the ownership of the property. The measurement of investment performance is the primary concern of the market participants dealing with this type property. Since this approach most closely reflects actual market conditions, and properties such as the subject are typically purchased based on their revenue producing potential, the most emphasis was placed on the Income Approach in our final value estimate.

The Sales Comparison Approach relies upon the principle of replacement. The comparison utilized in the analysis was the financial performance of the property through the effective gross room revenue multiplier and the total gross revenue multiplier. The Sales Comparison approach supported the Income approach. This approach is generally considered a reliable indicator of value since it reflects the actions of buyers and sellers in the market. Because of the difficulties associated with comparing the locational and physical attributes of properties, as well as the preponderance of purchases generated by REITs, regional hotel companies, major chains, and C-Corps which may reflect financial advantages in terms of operating efficiencies, lower costs of capital, favorable tax considerations as well as marketing opportunities for brand name expansion, we have considered this approach to reflect the upper limit to value.

A Cost Approach to value was not performed. The Cost Approach is most reliable when the subject improvements are relatively new. In most instances, this value indication reflects the upper limit of value, since a prospective investor/purchaser would not purchase an existing property if a replacement could be constructed at the same price. In the case of older existing properties, some difficulties in the comparative basis of the Cost Approach value indication arise due to the difficulty in estimating various instances of physical and functional obsolescence. In addition, since no two properties can reflect perfectly identical locations, the theoretical base of this approach sometimes requires excessive subjective judgement.

Based on the facts, assumptions, and procedures outlined in this report, it is estimated that the "As Is" market value of the fee simple interest of the Four Seasons Hotel, under market conditions observed as of October 1, 1997, is:

VALUATION                                                                  IV-54
--------------------------------------------------------------------------------

         =============================================================
                   Sixty Million Two Hundred Thousand Dollars
         =============================================================
                                   $60,200,000
         =============================================================

Of this, we have estimated the value of the personal property (Furniture, Fixtures and Equipment) or FF& E. It should be noted that the subject has many antiques, unusual "Texana" furnishings and seemingly valuable artwork that would be beyond the scope of this appraisers expertise to attempt to value. However, based on the level of quality of the furnishings and the nature of the property, as well as the perceived quality of the Four Seasons affiliation, we have estimated FF & E on the high end of typical prototype furnishings at $25,000 to $30,000 per available guest room. Typical life for hotel FF & E is in the seven to 10 year range, although most replacements are ongoing, and soft goods are typically replaced on a five to seven year cycle. Therefore, we have considered the value of the FF & E at $8,000,000 (291 rooms times $27,500 per room, rounded). Since replacements are made constantly, we have assumed a weighted depreciation rate. According to Marshall & Swift Valuation Service, FF & E is fully depreciated at 79% (there will always be salvage value). We have assumed a 30% depreciation for FF & E. This rate assumes a weighted range of both new and fully depreciated items, and results in a depreciated value of the FF & E at $5,600,000.

MARKETING PERIOD

The 2nd Quarter 1997 Hospitality Investment Survey - PKF Consulting, indicates that recent sellers of hotel properties have found that approximately six months of exposure is a typical marketing period. We are of the opinion that a reasonable marketing period for the subject, if appropriately priced and marketed would be six to 12 months.

                                     ADDENDA

                      ADDENDUM A - STATEMENT OF ASSUMPTIONS
                            AND LIMITING CONDITIONS

                    ADDENDUM B - CERTIFICATION OF APPRAISERS

                 ADDENDUM C - SUBJECT PROPERTY SITE PLAN, LEGAL
                          DESCRIPTION AND PHOTOGRAPHS

                   ADDENDUM D - PHOTOGRAPHS OF THE COMPETITIVE
                            SUPPLY/COMPARABLE SALES

               ADDENDUM E - MERRILL LYNCH MORTGAGE CAPITAL, INC.
                               ENGAGEMENT LETTER

                   ADDENDUM F - QUALIFICATIONS OF APPRAISERS

                                                                          [LOGO]

                                   ADDENDUM A

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

                                                                          [LOGO]

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report is made with the following assumptions and limiting conditions:

Date of Value - The conclusions and opinions expressed in this report apply to the date of value set forth in the letter of transmittal accompanying this report. The dollar amount of any value opinion or conclusion rendered or expressed in this report is based upon the purchasing power of the United States dollar existing on the date of value.

Economic and Social Trends - The appraiser assumes no responsibility for economic, physical or demographic factors which may affect or alter the opinions in this report if said economic, physical, or demographic factors were not present as of the date of the letter of transmittal accompanying this report. The appraiser is not obligated to predict future political, economic or social trends.

Information Furnished by Others - In preparing the report, the appraiser was required to rely on information furnished by other individuals or found in previously existing records and/or documents. Unless otherwise indicated, such information is presumed to be reliable. However, no warranty, either express or implied, is given by the appraiser for the accuracy of such information and the appraiser assumes no responsibility for information relied upon later found to have been inaccurate. The appraiser reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available.

Title - No opinion as to the title of the subject property is rendered. Data related to ownership and legal description was obtained from the attached title report records and is considered reliable. Title is assumed to be marketable and free and clear of all liens, encumbrances, easements and restrictions except those specifically discussed in the report. The property is appraised assuming it to be under responsible ownership and competent management, and available for its highest and best use.

Hidden Conditions - The appraiser assumes no responsibility for hidden or unapparent conditions of the property, subsoil, ground water or structures that render the subject more or less valuable. No responsibility is assumed for arranging for engineering, geologic or environmental studies that may be required to discover such hidden or unapparent conditions.

Hazardous Materials - The appraiser has not been provided any information regarding the presence of any material or substance on or in any portion of the subject property or improvements thereon, which material or substance possesses or may possess toxic, hazardous and/or other harmful and/or dangerous characteristics, Unless otherwise atated in the report, the appraiser did not become aware of the presence of any such material or substance during the appraiser's inspection of the subject property. However, the appraiser is not qualified to investigate or test for the presence of such materials or substances. The presence of such materials or substance may adversely affect the value of the subject property. The value estimated in this report is predicated on the assumption that no such material or substance is present on or in the subject property or in such proximity thereto that it would cause a loss in value. The Appraiser assumes no responsibility for the presence of any such substance or material on or in the subject property, nor for any expertise or engineering knowledge required to discover the presence of such substance or material. Unless otherwise stated, this report assumes the subject property is in compliance with all federal, state and local environmental laws, regulations and rules.

Zoning and Land Use - Unless otherwise stated, the subject property is appraised assuming it to be in full compliance with all applicable zoning and land use regulations and restrictions.

Licenses and Permits - Unless otherwise stated, the property is appraised assuming that all required licenses, permits, certificates, consents or other legislative and/or administrative authority from any local, state or national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimate contained in this report is based.

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS
                              (Continued - Page 2)

Engineering Survey - No engineering survey has been made by the appraiser. Except as specifically stated, data relative to size and area of the subject property was taken from sources considered reliable and no encroachment of the subject property is considered to exist.

Subsurface Rights - No opinion is expressed as to the value of subsurface oil, gas or mineral rights or whether the property is subject to surface entry for the exploration or removal of such materials, except as it expressly stated.

Maps, Plats and Exhibits - Maps, plats and exhibits included in this report are for illustration only to serve as an aid in visualizing matters discussed within the report. They should not be considered as surveys or relied upon for any other purpose, nor should they be removed from, reproduced or used apart from the report.

Legal Matters - No opinion is intended to be expressed for matters which require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers.

Allocation Between Land and Improvements - The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and improvements must not be used in conjunction with any other appraisal and are invalid if so used.

Right of Publication - Possession of this report, or a copy of it, does not carry with it the right of publication. Without the written consent of PKF Consulting/Hospitality Advisory Services, this report may not be used for any purpose by any person other than the party to whom it is addressed. In any event, this report may be used only with properly written qualification and only in its entirety for its stated purpose.

Testimony in Court - Testimony or attendance in court or at any other hearing is not required by reason of rendering this appraisal, unless such arrangements are made a reasonable time in advance of said hearing. Further, unless otherwise indicated, separate arrangements shall be made concerning compensation for the appraiser's time to prepare for and attend any such hearing.

Structural Deficiencies - The appraiser has personally inspected the subject property, and except as noted in this report, finds no obvious evidence of structural deficiencies in any improvements located on the subject property. However, the appraiser assumes no responsibility for hidden defects or non-conformity with specific governmental requirements, such as fire, building and safety, earthquake or occupancy codes, unless inspections by qualified independent professionals or governmental agencies were provided to the appraiser. Further, the appraiser is not a licensed engineer or architect and assumes no responsibility for structural deficiencies not apparent to the appraiser at the time of this inspection.

Termite/Pest Infestation - No termite or pest infestation report was made available to the appraiser. It is assumed that there is no significant termite or pest damage or infestation, unless otherwise stated.

Income Data Provided by Third Party - Income and expense data related to the property being appraised was provided by the client and is assumed, but not warranted, to be accurate.

Asbestos - The appraiser is not aware of the existence of asbestos in any improvements on the subject property. However, the appraiser is not trained to discover the presence of asbestos and assumes no responsibility should asbestos be found in or at the subject property. For the purposes of this report, the appraiser assumes the subject property is free of asbestos and that the subject property meets all federal, state and local laws regarding asbestos abatement.

Archaeological Significance - No investigation has been made by the appraiser and no information has been provided to the appraiser regarding potential archaeological significance of the subject property or any portion thereof. This report assumes no portion of the subject property has archaeological significance.

Compliance with the Americans with Disabilities Act - The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS
                              (Continued - Page 3)

or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have no direct evidence relating to this issue, we did not consider possible non-compliance with the requirements of ADA in estimating the value of the property.

Definitions and Assumptions - The definitions and assumptions upon which our analyses, opinions and conclusions are based are set forth in appropriate sections of this report and are to be part of these general assumptions as if included here in their entirety.

Encroachments - It is assumed that the utilization of the land and/or improvements is within the boundaries or property described herein and that there is no encroachment or trespass.

Dissemination of Material - Use and disclosure of the contents of this report is governed by the bylaws and regulations of the Appraisal Institute. Neither all nor any part of the contents of this report (especially the conclusions as to value, the identity of the appraiser or PKF Consulting/Hospitality Advisory Services, or any reference to the Appraisal Institute or to the MAI or RM designations) shall be disseminated to the general public through advertising or sales media, public relations media, news media or other public means of communication without the prior written consent and approval of PKF Consulting/Hospitality Advisory Services.

Distribution and Liability to Third Parties - The party for whom this appraisal report was prepared may distribute copies of this appraisal report only in its entirety to such third parties as may be selected by the party for whom this appraisal report was prepared; however, portions of this appraisal report shall not be given to third parties without the written consent of PKF Consulting/Hospitality Advisory Services. Liability to third parties will not be accepted.

Use in Offering Materials - This appraisal report, including all cash flow forecasts, market surveys and related data, conclusions, exhibits and supporting documentation may not be reproduced or references made to the report or to PKF Consulting in any sales offering, prospectus, public or private placement memorandum, proxy statement or other document ("Offering Material") in connection with a merger, liquidation or other corporate transaction unless PKF Consulting/Hospitality Advisory Services has approved in writing the text of any such reference or reproduction prior to the distribution and filing thereof. However, it is understood and PKF Consulting agrees that the final value conclusion will be published in a securities offering document.

Limits to Liability - PKF Consulting/Hospitality Advisory Services cannot be held liable in any cause of action resulting in litigation for any dollar amount which exceeds the total fees collected from this individual engagement.

Legal Expenses - Any legal expenses incurred in defending or representing ourselves concerning this assignment will be the responsibility of the client.

                                   ADDENDUM B

                          CERTIFICATION OF APPRAISERS

                                                                          [LOGO]

CERTIFICATION

We certify that, to the best of our knowledge and belief:

o The statements of fact contained in the accompanying report dated October 17, 1997, are to the best of our knowledge true and correct.

o The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

o We have no present or prospective interest in the property that is the subject of this report and we have no personal interest or bias with respect to the parties involved.

o Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

o Our analyses, opinion, and conclusions were developed, and this has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformity with the Uniform Standards of Professional Appraisal Practice.

o The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

o Florida T. Booth, MAI made a personal inspection of the property that is the subject of this report on October 1, 1997. Elizabeth M. Reynolds provided significant assistance to the valuation conclusion, but did not make a personal inspection of the property.

o No one other than the undersigned provided significant professional assistance to the persons signing this report.

o Subject to all conditions and explanations contained in this report, and based upon our analyses of the subject property and the market, together with our experience and knowledge of the market gained in appraising similar properties, our opinion of the market value of the fee simple interest of the subject, "As Is" under market conditions observed as of October 1, 1997, is:

                   SIXTY MILLION TWO HUNDRED THOUSAND DOLLARS
                                   $60,200,000
         Of this, $5,600,000 is allocated to the value of the furniture, fixtures and equipment of the hotel.


/s/ Florida T. Booth                         /s/ Elizabeth M. Reynolds
Florida T. Booth, MAI                        Elizabeth M. Reynolds
Vice President                               Associate
State Certified TX-1325611-G                 State of Texas
General Real Estate Appraiser                Authorized Appraiser Trainee

                                   ADDENDUM C

         SUBJECT PROPERTY SITE PLAN, LEGAL DESCRIPTION AND PHOTOGRAPHS

                                                                          [LOGO]

                                [GRAPHIC OMITTED]

                                   SITE PLAN

                                    EXHIBIT A

                        Legal Description of the Premises

TRACT I: Lot Two (2), SAN JACINTO CENTER, an addition to the City of Austin, Travis County, Texas, according to the map or plat thereof, recorded in Volume 89, Page(s) 21 of the Plat Records of Travis County, Texas.

TRACT II: All easement estates benefiting Tract I and the Owner of Tract I as created in that certain Unified Development Declaration for San Jacinto Center Town Lake dated March 29, 1990, recorded in Volume 11157, Page 19 of the Real Property Records of Travis County, Texas, as amended and restated by instrument dated September 23, 1991 and recorded September 26, 1991 in Volume 11530, Page 463 of the Real Property Records of Travis County, Texas, and as further affected by instruments recorded in Volume 11531, Page 249, Volume 11750, Page 1025, Volume 11750, Page 1209 and Volume 11767, Page 14 of the Real Property Records of Travis County, Texas.

                         Representative View of Subject

                                 [PHOTO OMITTED]

                               Four Seasons Hotel

                               SUBJECT PHOTOGRAPHS

                                 [PHOTO OMITTED]

                           1. Lobby/Registration Area

                                 [PHOTO OMITTED]

                              2. Lobby Lounge Area

                               SUBJECT PHOTOGRAPHS

                                 [PHOTO OMITTED]

                              3. Lobby Lounge Area

                                 [PHOTO OMITTED]

                                   4. Bar Area

                               SUBJECT PHOTOGRAPHS

                                 [PHOTO OMITTED]

                                  5. Restaurant

                                 [PHOTO OMITTED]

                                  6. Guest Room

                               SUBJECT PHOTOGRAPHS

                                 [PHOTO OMITTED]

                            7. Portion of Guest Suite

                                 [PHOTO OMITTED]

                             8. Portion of Ballroom

                               SUBJECT PHOTOGRAPHS

                                 [PHOTO OMITTED]

                                9. Meeting Space

                                 [PHOTO OMITTED]

                           10. Hospitality Suite Space

                               SUBJECT PHOTOGRAPHS

                                 [PHOTO OMITTED]

                                11. Fitness Room

                                 [PHOTO OMITTED]

                                  12. Pool Area

                               SUBJECT PHOTOGRAPHS

                                 [PHOTO OMITTED]

                             13. Outdoor Eating Area

                                 [PHOTO OMITTED]

                               14. Entry of Hotel

                                   ADDENDUM D

             PHOTOGRAPHS OF THE COMPETITIVE SUPPLY/COMPARABLE SALES

                                                                          [LOGO]

                               COMPETITIVE SUPPLY

                                 [PHOTO OMITTED]

                        1. Marriott at the Capital Hotel

                                 [PHOTO OMITTED]

                             2. Hyatt Regency Hotel

                               COMPETITIVE SUPPLY

                                 [PHOTO OMITTED]

                           3. Omni Austin Center Hotel

                              [PHOTO NOT AVAILABLE]

                             4. Omni Southpark Hotel

                                Comparable Sales

                                 [PHOTO OMITTED]

                                 1. De La Poste

                        2. Ritz Carlton - Not Available

                                Comparable Sales

                                 [PHOTO OMITTED]

                                3. Mayfair Hotel

                                Comparable Sales

                                 [PHOTO OMITTED]

                                4. Hyatt Regency

                                 [PHOTO OMITTED]

                        5. Four Seasons Beverly Wilshire

                                   ADDENDUM E

                      MERRILL LYNCH MORTGAGE CAPITAL, INC.
                               ENGAGEMENT LETTER

                         [LETTERHEAD OF PKF CONSULTING]

Sent via Federal Express

September 26, 1997

Mr. Timothy S. Koltermann
Assistant Vice President
Merrill Lynch Mortgage Capital, Inc.
World Financial Center
North Tower
New York, NY 10281-1326

Re: Hotel Appraisals

Dear Mr. Koltermann:

Pursuant to your request, we are pleased to submit this proposal to perform an appraisal of the market value of the fee simple estate in the following hotels:

      o    Four Seasons Biltmore - Santa Barbara, California
      o    Four Seasons Hotel - Austin, Texas
      o    Ritz-CarIton Hotel - St. Louis, Missouri

SCOPE OF THE ASSIGNMENT

As we understand it, you are evaluating the refinancing of the above referenced hotels. Accordingly, this appraisal will be used for loan underwriting and asset evaluation purposes.

The scope of our work program will include an analysis of each property, the nature of the markets in which the properties operate, an analysis of the market position of the hotels, and an estimate of the market value of the fee simple estate in each facility. The property is to be appraised "as is"; however, we will alert you if we uncover areas in which we believe a change may be indicated in the operation of the facilities. Unless otherwise instructed, the date of our valuation will be the date on which we last inspect the property.

Mr. Timothy S. Koltermann            -2-                      September 26, 1997
--------------------------------------------------------------------------------

PKF CONSULTING

As a point of background, we would like to provide you with a brief overview of our firm. PKF Consulting is a real estate consulting and appraisal firm with offices in nine major U.S. cities as well as Hong Kong. As a member of the Pannell Kerr Forster International Association, we have an additional 250 offices in 75 countries.

The professional staff of PKF Consulting consists of approximately 100 consultants and appraisers, including designated Members of the Appraisal Institute (MAI), the American Society of Real Estate Counselors (CRE), and the International Society of Hospitality Consultants (ISHC). In addition, many of our professional staff are certified general real estate appraisers in the states in which we actively perform work.

Since its inception, PKF Consulting has placed a special emphasis on serving the hospitality and real estate industries. This work includes market analyses and feasibility studies in virtually every major domestic market, providing the firm with an unsurpassed body of knowledge regarding past and present market performance. Since 1983, we have also provided market value appraisals for all types of commercial real estate, with a primary focus on hotels, motels, resorts, and golf courses. Additionally, we own a data base on U.S. hotel operating results that extends back to 1935.

Presently, real estate appraisal services represent a significant portion of the professional services we perform. Our primary clients are financial institutions, the majority of which require that their appraisals comply with the requirements of FIRREA.

PKF Consulting serves our United States and international clients from a base of offices in nine core cities: Boston, New York, Philadelphia, Washington, D.C., Atlanta, Los Angeles, Houston, Hong Kong, and San Francisco, our headquarters.

In addition to our long standing expertise in the hotel industry, we would bring to you in this engagement substantial familiarity with the "North Coast" hotel market. Within the past twelve months, we have evaluated several hotels within Sonoma, Humbolt, and Mendocino Counties.

In order to give you an understanding of the depth of our experience, attached for your review is a partial listing of hotels, resorts and other types of properties our offices has appraised during the past several years. We have also attached the qualifications of key individuals who will likely be involved in the appraisals.

Given the historical role of PKF Consulting in the hospitality industry and our experience in the local market, we are of the opinion that there is no other firm that can provide the services available through us.

Mr. Timothy S. Koltermann             -3-                     September 26, 1997
--------------------------------------------------------------------------------

FORMAT OF THE APPRAISAL

Our appraisal report for each property will be prepared in accordance with and subject to the Code of Ethics and Standards of Professional Practice of the Appraisal Institute, the Uniform Standards of Professional Appraisal Practice (USPAP) as established by the Appraisal Foundation, FIRREA regulations, and the current regulatory guidelines.

Specifically, this reports will include discussions of the following:

      o   Identification of the real property and property rights appraised
      o   Purpose and use of the appraisal
      o   Assumptions and limiting conditions of the appraisal
      o   Area demographic and economic characteristics
      o   Subject property's physical characteristics and operating history
      o   Local real estate taxes and assessment procedures
      o   Highest and best use of the property
      o   Existing and future supply and demand estimates
      o   Projected market performance of the hotel
      o   Estimated annual operating results for the hotel
      o   Cost Approach, if applicable
      o   Sales Comparison Approach
      o   Income Capitalization Approach
      o   Reconciliation and final estimate of value
      o   Certification of value

To insure that the report meets our quality standards, the report will be reviewed by a Senior Vice President in the firm and our staff MAI. Either the Senior Vice President or the MAI, or both, will inspect the subject and all of the comparable facilities and the hotel sales used in the report.

PROFESSIONAL FEES

Based on our understanding of the scope of this engagement, our professional fee for all three appraisals will be $36,000, plus out-of-pocket expenses, not to exceed $4,500.

Services beyond those described in the scope of the appraisal, such as changes in the requirements of the client, are provided at our hourly billing rates, as described below.

Mr. Timothy S. Koltermann             -4-                     September 26, 1997
--------------------------------------------------------------------------------

             =======================================================
                                                          Hourly
                            Staff Level                Billing Rates
             -------------------------------------------------------
             Senior and Executive Vice Presidents        $250 -$300
             Vice President                               175 -225
             Associate                                    125 -175
             Consultant                                    85 -125
             =======================================================

As is typical in assignments of this nature, we require a retainer of 50 percent of the fees, or $18,000, in order to start the engagement. The remainder of our professional fees plus expenses will be billed to you at the completion of the engagement. This invoice is due and payable upon receipt.

ANTICIPATED DELIVERY DATE

We understand you will require the values to be communicated by October 13th, the appraisals completed by October 20th, and we are prepared to meet this time table. We will attempt to have the reports completed by October 17th. Five original copies of each of the final reports will be provided.

LIMITATIONS OF THE APPRAISAL

The report is subject to the attached Statement Assumptions and Limiting Conditions.

REQUIRED DOCUMENTS AND INFORMATION

In order to proceed with this assignment, the following documents and information are required for each hotel.

     1. Architectural, engineering, grading and landscaping plans as pertain to the facility.

     2.   Site plan and/or plat showing building and amenity locations.

     3. Floor area breakdown (square foot allocation) of various components of the improvements.

     4. Name of appropriate on-site contacts (general manager, controller, chief engineer).

     5.   Complete budget for current year with budget notes and details.

     6. Copy of real estate tax bill for previous two years and current year tax bill.

Mr. Timothy S. Koltermann              -5-                    September 26, 1997
--------------------------------------------------------------------------------

     7. Historical operating statements for the past three years, including year-to-date 1997 operating results.

     8. Insurance premium costs. Provide coverage amount/limits and insurance premiums for current operating year.

     9. Loan abstracts (details) of existing mortgages, and/or secondary financing. If new financing is to be secured, please provide details.

     10. Copies of the ground lease, with all amendments, and any other leases (i.e., gift shop, parking garage, equipment, etc.) affecting property operations.

     11.  Copies of any licensing (franchise) and management agreements.

     12.  Copy of existing title policy.

     13.  Copies of any previous appraisal report(s) and market studies.

     14. Information on any pending or past (within three years) transactions associated with the property, as well as details on the pending sale of the property.

     15.  Current marketing plans.

Mr. Timothy S. Koltermann             -6-                     September 26, 1997
--------------------------------------------------------------------------------

APPROVAL AND ACCEPTANCE

If this letter correctly states the nature of the work to be undertaken and the arrangements are satisfactory, please sign the enclosed copy of this letter and return it to us, together with our requested retainer, as our authorization to commence the assignment.

We appreciate the opportunity to submit this proposal and we look forward to working with you on this very interesting assignment.

                                             Sincerely,

                                             PKF Consulting


                                             /s/ A. Corey Limbach
                                             ----------------------------
                                             A. Corey Limbach
                                             Vice President

APPROVED AND ACCEPTED:


By: /s/  [ILLEGIBLE]
    ----------------------------
Title: Director
Date: 9/29/97 - Second original

                                   ADDENDUM F

                          QUALIFICATIONS OF APPRAISERS

                                                                          [LOGO]

                              FLORIDA T. BOOTH, MAI
                                 Vice President
                  PKF Consulting/Hospitality Advisory Services
                   Member, Pannell Kerr Forster International

PROFESSIONAL HISTORY

Present                 Vice President - PKF Consulting/Hospitality Advisory
                        Services

Prior                   Appraiser, Price Waterhouse
                        Associate, Laventhol & Horwath Real Estate Appraisal Services

AREAS OF SPECIAL
COMPETENCE              Real estate market studies and appraisals for all types
                        of land uses.

MAJOR PROJECTS          Performed market studies and valuations of investment
                        grade real estate specializing in resorts, hotels and motels. Additional property types include office buildings, apartment complexes including campus housing, Adult Congregate Living Facilities (ACLF's), theme parks, retail properties including strip centers and regional malls, mixed use developments and industrial and warehouse properties.

                        Clients include pension funds, financial institutions, individual developers, as well as major hotel corporations and lodging chains.

EDUCATION               University of Texas, Austin

                        Fashion Institute of America, Atlanta with study program in London, England.

PROFESSIONAL            The American Institute of Real Estate Appraisers
MEMBERSHIPS             Boys & Girls Club of Greater Houston, Rotary Board of
                        Directors Greater Houston Hospitality Accountants
                        Association (Past President) Texas Association of
                        Hospitality Accountants (Past President) Rotary Club of
                        University Area, President 1995/1996

LICENSES State Certified General Appraiser, State of Texas, TX-1325611-G Texas Real Estate Salesman's License Candidate for CCIM Designation Member of the Appraisal Institute (MAI) #10,616.

                                QUALIFICATIONS OF
                              ELIZABETH M. REYNOLDS
                                   CONSULTANT

PROFESSIONAL HISTORY

Present                 Consultant, PKF Consulting/Hospitality Advisory Services

Prior                   Instructor - University of Houston
                          Conrad N. Hilton College of Hotel & Restaurant Management
                        Director of Marketing - University Hilton Hotel
                        Senior Manager - Wyndham Hotels & Resorts
                        Manager - Club Corporation of America
                        Manager - Hyatt Hotels Corporation

AREA OF EXPERTISE       Market and feasibility analysis relative to hotels,
                        resort properties and golf courses for the hospitality, real estate and related service industries. Areas of specialization include golf course studies, brand analyses and market and impact studies. Operational issues as they relate to the hospitality industry.
                        Licenses by the State of Texas as an Appraiser Trainee.
                        Areas of specialization include:

REPRESENTATIVE
PROJECTS                Market study for a hotel and golf course in Bryan, Texas

                        Market study for a boutique hotel in Dallas, Texas

                        Brand Analysis for the re-flagging and repositioning of the Ramada Hotel Airport, Birmingham, Alabama

                        Market studies for a Hampton Inn and Courtyard by Marriott in the warehouse area of New Orleans, LA

                        Appraisals of the Marriott Hotel in Arlington, TX, the Holiday Inn Express in Addison, TX, and the Holiday Inn Civic Center in Monroe, Louisiana

                        Strategic hotel overview for the City of Bryan, TX

                        Market and impact studies for proposed Holiday Inns in Dallas, Waxahachie, and South Padre Island, TX.

EDUCATION               St Mary's University - San Antonio, TX, BBA in
                        International Business Management.

                        University of Houston, Conrad N. Hilton College of Hotel & Restaurant Management, MHM - Masters in Hospitality Management